   As filed with the Securities and Exchange Commission on January 22, 1999
                                                     Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ---------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------
                                RAZORFISH, INC.
            (Exact name of registrant as specified in its charter)

                               ---------------

            New York                         7379                          13-3804503
       (State or other
        jurisdiction of          (Primary Standard Industrial           (I.R.S. Employer
       incorporation or
         organization)           Classification Code Number)           Identification No.)

                          107 Grand Street, 3rd Floor
                           New York, New York 10013
                                (212) 966-5960
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ---------------
                               Jeffrey A. Dachis
                     President and Chief Executive Officer
                                Razorfish, Inc.
                          107 Grand Street, 3rd Floor
                           New York, New York 10013
                                (212) 966-5960
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ---------------

                             With copies sent to:

              Mark L. Mandel, Esq.                         William J. Whelan, III, Esq.
            Morrison & Foerster LLP                          Cravath, Swaine & Moore
          1290 Avenue of the Americas                            Worldwide Plaza
         New York, New York 10104-0012                          825 Eighth Avenue
                 (212) 468-8000                           New York, New York 10019-7475
                                                                  (212) 474-1000

                               ---------------
   Approximate date of commencement of the proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                               ---------------

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

    Title of Each Class of Securities to           Proposed Maximum               Amount of
                be Registered               Aggregate Offering Price(1)(2)     Registration Fee
-----------------------------------------------------------------------------------------------
Class A Common Stock, $.01 par value......           $57,500,000                  $15,985.00
-----------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) In accordance with Rule 457(o) under the Securities Act of 1933, the number of shares of Common Stock being registered and the proposed maximum offering price per share are not included in this table.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

   The Registrant hereby amends the Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this Prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This Prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED JANUARY 22, 1999

                                    Shares

                                    [LOGO]

                                Razorfish, Inc.

                              Class A Common Stock

                                   --------

  Prior to this offering, there has been no public market for our Class A Common Stock. The initial public offering price is expected to be between $
and $    per share. We will apply to list our Class A Common Stock on the
Nasdaq National Market under the symbol "  ."

  The underwriters have an option to purchase a maximum of      additional
shares to cover over-allotments of shares.

  Investing in our Class A Common Stock involves certain risks. See "Risk Factors" beginning on page 3.

                                                          Underwriting
                                              Price to    Discounts and  Proceeds to
                                               Public      Commissions    Razorfish
                                            ------------- ------------- -------------
Per Share..................................        $             $             $
Total...................................... $             $             $

  Delivery of the shares of Class A Common Stock will be made on or about ,1999, against payment in immediately available funds.

  Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston
            BancBoston Robertson Stephens
                         BT Alex. Brown
                                                                 Lehman Brothers

                          Prospectus dated      , 1999

                               TABLE OF CONTENTS


                                       Page
                                       ----
Currency and Exchange Rates.............. i
Prospectus Summary....................... 1
Risk Factors............................. 3
Use of Proceeds..........................13
Dividend Policy..........................13
Capitalization...........................14
Dilution.................................15
Selected Consolidated Financial
 Information of Razorfish................16
Selected Consolidated Financial
 Information of Spray....................17
Unaudited Pro Forma Consolidated
 Financial Information...................18



                                        Page
                                        ----
 Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..............................24
 Business.................................37
 Management...............................50
 Principal Stockholders...................60
 Certain Transactions.....................62
 Description of Capital Stock.............64
 Shares Eligible for Future Sale..........66
 Underwriting.............................68
 Legal Matters............................71
 Experts..................................71
 Where You Can Find More Information......72
 Index to Financial Statements...........F-1



                                 ------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may be used only where it is legal to sell these securities. The information in this document may be accurate only on the date of this document.

                                 ------------

   Unless otherwise indicated, all references to "Razorfish," "we" and the "Company" refer to Razorfish, Inc. and, subsequent to their acquisition or formation, its subsidiaries, including Spray Network AB ("Spray").

   Razorfish, the Razorfish symbol, Webspy and the Blue Dot are trademarks or service marks and in some jurisdictions (including the United States) registered trademarks or service marks of Razorfish. Other trademarks appearing in this prospectus are the property of their respective owners.

                          CURRENCY AND EXCHANGE RATES

   Unless otherwise noted, in this prospectus all references to "dollars," "U.S. dollars" or "$" are to the lawful currency of the United States, references to "SEK" or "kroner" are to the lawful currency of the Kingdom of Sweden and references to "(Pounds)" or "pounds sterling" are to the lawful currency of the United Kingdom.

   Solely for the convenience of the reader, this prospectus contains translations of certain amounts in kroner or pounds sterling into dollars at specified rates. Except for information set forth in or derived from the financial statements included in this prospectus,

 . all translations from kroner to dollars were made (unless otherwise indicated) at the noon buying rate for cable transfers in kroner as certified for customs purposes by the Federal Reserve Bank of New York in effect on January 21, 1999, which was SEK 7.7355 = $1.00; and

 . all translations from pounds sterling to dollars were made (unless otherwise indicated) at the noon buying rate for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York in effect on January 21, 1999, which was (Pounds)1.00 = $1.6516.

   All assets and liabilities of foreign subsidiaries of the Company were translated into dollars at fiscal year-end exchange rates. Income and expense items were translated at average exchange rates prevailing during the fiscal year. No representation is made that the pounds sterling or kroner amounts have been, could have been or could be converted into dollars at the rates indicated or at any other rates.

                               PROSPECTUS SUMMARY

   This summary highlights certain information from this prospectus. It has been provided for your convenience only, and you should not consider it to be complete. To better understand this offering, you should read this entire prospectus carefully.

   Except as otherwise indicated, all references to the number of outstanding shares of Razorfish's Class A Common Stock (the "Common Stock") do not include the number of shares that Razorfish will issue if the representatives of the underwriters exercise their over-allotment option in full. In addition, the information in this prospectus assumes that the initial public offering price
will be $    per share.

                                  The Company

   Razorfish is a leading-edge international digital communications solutions provider. These digital communications solutions help our clients increase sales, improve communications and create brand identities. Our solutions have included (1) a re-designed on-line trading system for Charles Schwab, (2) an enhanced on-line brand identity for IBM's RS/6000 product line, (3) a user-interface and front-end application for Road Runner, the high speed modem service that is owned by ServiceCo, a joint venture among Time Warner, MediaOne, Microsoft, Compaq and Advance Newhouse, and (4) a unique interface design and user experience for theglobe.com. We offer an integrated package of services consisting of strategic consulting, design of information architectures and end-user interfaces and creation and customization of software necessary to implement our digital communications solutions. We primarily use Internet-based technologies to create digital communications solutions for the World Wide Web. However, our solutions will increasingly incorporate additional communications technologies, such as wireless, satellite and broadband communications, for use with a variety of digital devices, including mobile phones, pagers and personal digital assistants.

   With the growth in the use of the Internet, companies are increasingly seeking to improve their business practices through Internet-based digital communications solutions. Forrester Research, Inc. projects that the size of the worldwide Internet professional services market will grow from $2.4 billion in 1997 to $32.8 billion in 2002, a compound annual growth rate of 68.7%.

   As the informational requirements of companies have become more complex, organizations have required a broader range of information technology ("IT") services including strategy, architecture design, application development and systems integration. As a result, numerous firms are active in the IT services market; few, however, offer the creativity, breadth of services and technical expertise necessary to fully address an organization's needs. In addition, because the IT services market is fragmented by the cultural and language differences among countries, firms that lack a presence and expertise in important local markets are unable to compete effectively in those markets. The growing demand for creative digital communications solutions has led to a significant market opportunity for firms such as Razorfish that combine an international presence with local expertise and provide an integrated package of services.

   We have grown rapidly since our inception in 1995. In 1998, we expanded our geographic presence by acquiring five companies. In January 1999, we acquired Spray for 50% of our Common Stock on a fully-diluted basis (after giving effect to this acquisition). Spray had $11.0 million in revenues for the nine months ended September 30, 1998. We currently have offices in New York, San Francisco, Los Angeles, London, Stockholm, Oslo, Helsinki and Hamburg.

   Our principal executive office is located at 107 Grand Street, 3rd Floor, New York, New York 10013, and our telephone number is (212) 966-5960. We maintain a site on the World Wide Web at www.razorfish.com which is not part of this prospectus. We are currently incorporated in New York, but we intend to reincorporate in Delaware prior to the consummation of this offering and to amend our certificate of incorporation.

                                  The Offering

Common Stock offered by
 Razorfish...............        shares

Common Stock to be
 outstanding after this
 offering................        shares(1)(2)


Use of proceeds..........  General corporate purposes, including expanding our human resources department and hiring qualified personnel, developing a formal sales and marketing department, strategic acquisitions, international expansion, technical upgrades of internal systems and working capital requirements. See "Use of Proceeds."

Proposed Nasdaq National
 Market Symbol...........  "     "

-------
(1) Does not include        shares of Common Stock that will be offered if the
    underwriters' over-allotment option is exercised in full.

(2) Based on shares of Common Stock outstanding at September 30, 1998. Does not include 2,345,096 shares of Common Stock reserved for issuance pursuant to Razorfish's 1997 Stock Option and Incentive Plan (the "1997 Stock Option Plan") of which options to purchase 1,801,928 shares were outstanding and options to purchase 746,575 shares were exercisable. See "Capitalization" and "Management--Employee Benefit Plans" for a more complete description of the capitalization of Razorfish and our employee benefit plans.

       Summary Condensed Consolidated and Pro Forma Financial Information

   The following table presents summary condensed consolidated and pro forma financial information with respect to Razorfish and has been derived from (1) the audited financial statements of Razorfish for the three years ended December 31, 1997, the audited consolidated financial statements of Razorfish as of September 30, 1998 and for the nine months ended September 30, 1998 and the unaudited financial statements of Razorfish for the nine months ended September 30, 1997 and (2) the unaudited pro forma consolidated financial statements included elsewhere in this prospectus that give effect to the Acquisitions, including Spray, the exercise of the 10% Option (each as we have defined elsewhere in this prospectus) and this offering. The summary financial information for Razorfish for the nine months ended September 30, 1997 is derived from unaudited financial statements that, in the opinion of management, include all adjustments necessary for the fair presentation of such information. Results from interim periods are not necessarily indicative of the results for the full year. The information set forth below should be read in conjunction with the consolidated financial statements and notes thereto, the pro forma consolidated financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                      Actual                          Pro forma
                         ----------------------------------  ----------------------------
                                              Nine months                   Nine months
                             Year ended          ended                         ended
                            December 31,     September 30,    Year ended   September 30,
                         ------------------- --------------  December 31, ---------------
                         1995  1996    1997   1997    1998       1997      1997    1998
                         ---- ------  ------ ------  ------  ------------ ------- -------
                                                (in thousands)
Statement of Operations
 Data:
Revenues................ $312 $1,218  $3,618 $1,836  $9,118    $17,895    $11,565 $21,808
Direct salaries and
 costs..................  107    895   1,906  1,268   5,090     14,972     10,250  16,208
Gross profit............  205    323   1,712    568   4,027      2,922      1,314   5,599
Operating expenses......  158    629   1,051    738   2,323      4,591      3,252   5,253
Amortization of good-
 will...................  --     --      --     --       65      3,123      1,916   1,573
Non-cash compensation
 expense................  --     --       79     53   2,141         79         53   2,141
Net income (loss).......   36   (254)    297   (125)   (394)    (4,207)

                                                             September 30, 1998
                                                             -------------------
                                                                      Pro forma
                                                             Actual  as adjusted
                                                             ------- -----------
Balance Sheet Data:
Cash and cash equivalents................................... $   192  $
Total assets................................................  10,621
Total debt..................................................   4,859
Stockholders' equity........................................   2,457

                                  RISK FACTORS

   In this section we highlight some of the risks associated with our business and operations. This prospectus contains forward-looking statements relating to future events or our future financial performance. Actual results could be significantly different, and you should carefully consider the following risk factors, as well as the other information we have included in this prospectus, when evaluating whether to purchase our Common Stock.

Uncertainties Associated with Limited Operating History

   We were formed in January 1995 and, therefore, have only a limited operating history upon which you can evaluate our business. You should evaluate our chances of financial and operational success in light of the risks, uncertainties, expenses, delays and difficulties associated with starting a new business, many of which may be beyond our control. In addition, we compete in a relatively new industry known as the information technology services market. Because this market is new and rapidly evolving, companies competing in it may face many uncertainties.

   Our success will depend on many factors, including the following:

  . implementing our business strategy;

  . integrating Spray and other recently acquired businesses;

  . managing our rapid internal growth rate;

  . attracting, retaining and motivating professionals;

  . responding to technological and competitive developments;

  . maximizing the value of services delivered to our clients;

  . expanding our customer base; and

  . maintaining the Razorfish brand.

   Our failure to succeed in one or more of these areas could have a material adverse effect on our business, results of operations and financial condition.

Shortage and Potential Loss of Professionals

   Our business is labor intensive, and our success depends, in large part, on identifying, hiring, training and retaining professionals. These professionals must have skills in consulting, strategy, technology, creative design and marketing. If a significant number of our current employees or any of our key project managers leave, we may be unable to complete or retain existing projects or bid for new projects of similar scope and revenue. Even if we retain our current employees, our senior management must continually recruit talented professionals in order for our business to grow. There is currently a shortage of qualified personnel in the IT services market, and this shortage is likely to continue. We compete intensely for qualified personnel with other companies. If we cannot attract, motivate and retain qualified professionals, our business and results of operations could be materially and adversely affected.

Project-Based Source of Revenue; Customer Concentration

   Our revenues are derived primarily from fees for services generated on an engagement-by-engagement basis. These engagements vary in size and scope. Therefore, a client that accounts for a significant portion of our revenue in a given period may not generate a similar amount of revenue, if any, in subsequent periods. In addition, after the completion of a project, we have no assurance that a client will retain us in the future. As a consequence, our revenues are not recurring from period-to-period, which may result, to some extent, in unpredictability of our revenues in any period.

   Each of our clients is generally charged for the time, materials and expenses incurred on a particular project. The agreements entered into in connection with a project, whether time and materials or fixed-fee based, are generally terminable by the client upon 30-days' prior written notice. If the client terminates the agreement, it is required to pay us for all time, materials and expenses incurred by us through the effective date of termination. We cannot give any assurances that a client will not terminate an engagement before its completion. If our clients terminate existing agreements or if we are unable to enter into new engagements, our business, financial condition and results of operations could be materially and adversely affected.

   A portion of our revenues is derived from fixed-fee contracts. If the costs of completing a project exceed the fixed-fee for such project, our operating results could be materially adversely affected.

   In addition, because a proportion of our expenses are relatively fixed, a variation in the number of client engagements can cause significant variations in operating results from quarter to quarter.

   Assuming that we had completed the Acquisitions on January 1, 1997, no client would have accounted for more than 10.0% of revenues in 1997, and Charles Schwab would have accounted for 11.9% of our revenues for the nine months ended September 30, 1998. CBS, AT&T, Road Runner and Charles Schwab accounted for 19.5%, 16.2%, 14.1% and 13.7% of our actual revenues, respectively, during 1997. Charles Schwab and Citibank accounted for 28.5% and 13.6% of our revenues, respectively, for the first three quarters of 1998. Telia and SAS accounted for 17.0% and 12.0% of Spray's actual revenues, respectively, during 1997. Hagstromer and Qviberg accounted for 11.9% of Spray's revenues for the nine months ended September 30, 1998. We believe that we will continue to derive a significant portion of our revenues from a limited number of larger clients. The volume of work performed for these clients may not be sustained from year to year, and there is a risk that these principal clients may not retain us in the future. Any cancellation, deferral or significant reduction in work performed for these principal clients or a significant number of smaller clients could have a material adverse effect on our business, financial condition and results of operations.

Integration of Acquired Companies

   We acquired five businesses during 1998 and acquired Spray in January 1999. We are experiencing certain financial, operational and managerial challenges in integrating these acquired companies. To the extent our management must devote significant time and attention to the integration of technology, operations and personnel as a result of these acquisitions, our ability to service current clients and win new clients may suffer. In addition, our senior management faces the difficult and potentially time consuming challenge of implementing uniform standards, controls, procedures and policies throughout our U.S. and European offices.

   We could also experience financial or other setbacks if any of the acquired businesses experienced problems in the past of which our management is not presently aware. For example, if an acquired business had dissatisfied customers or had any performance problems, our reputation could suffer as a result of our association with that business. Our management is unaware of any material legal liabilities of the acquired companies. However, to the extent any customer or other third party asserts any material legal claims against any of the acquired companies, our business, financial condition and results of operations could be materially and adversely affected. See "Business-- Acquisition of Spray" and "Business--Other Acquisitions" for descriptions of the acquisitions we have completed since the beginning of 1998.

Potential Strain on Resources Due to Continued Growth

   Our recent growth has strained our managerial and operational resources. A key part of our strategy is to grow, both by hiring more personnel and through acquisitions, which will continue to strain our resources. To manage future growth, our management must continue to improve our operational and financial systems and expand, train, retain and manage our employee base. Our management cannot assure you that they will be able to manage our growth effectively. If our systems, procedures and controls are inadequate to support our operations, our expansion would be halted and we could lose our opportunity to gain significant market share. Any inability to manage growth effectively could have a material adverse effect on our business, results of operations and financial condition.

Implementation of Acquisition Growth Strategy

   Our business strategy includes increasing our market share and global presence through strategic acquisitions of other digital communications solutions or content providers and web design or consulting firms. Our continued growth will depend, in part, on our ability to acquire companies that complement or enhance our business on acceptable terms. As part of this growth strategy, we have entered into a non-binding letter of intent with respect to the acquisition of a firm located in Finland. Our management cannot assure you that this acquisition or future acquisitions will be completed or that the anticipated results of any acquisitions will be realized. Some of the risks that we may encounter in acquiring this or other companies include the following:

  . expenses, delays and difficulties of integrating the acquired company into our existing organization;

  . potential disruption of our ongoing business;

  . diversion of management's attention;

  . expenses of amortizing the acquired company's intangible assets;

  . impact on our financial condition due to the timing of the acquisition;

  . failure to retain key personnel;

  . difficulties of integrating the personnel and cultures of the acquired company into the existing organization; and

  . potential legal liabilities.

   If realized, any of these risks could have a material adverse effect on our business, results of operations and financial condition.

Potential Need for Additional Funds

   Razorfish and Spray have experienced operating losses, as well as net losses, for some of the years during which they have operated. Similarly, in the future, we may not generate sufficient revenue from operations to pay all of our operating or other expenses. If we fail to generate sufficient cash from our operations to pay these expenses, senior management will need to identify other sources of funds. We may not be able to borrow money or issue more shares of Common Stock to meet our cash needs, and even if we can complete such transactions, they may not be on terms that are favorable or reasonable from our perspective. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a more complete description of our historical financial condition, results of operations and liquidity.

Variability of Quarterly Results

   Our revenues and operating results may vary from quarter to quarter. Because a high percentage of our expenses are relatively fixed, a variation in the number, size or scope of client engagements can cause significant variations in operating results from quarter to quarter. If our operating results fall short of investors' expectations in any quarter, the trading price of our Common Stock could be materially and adversely affected, even if such results do not signal any longer-term problems. Variations in our quarterly results would likely be caused by variations in the following:

  . number and size of client engagements commenced or completed during a quarter;

  . scope of ongoing engagements;

  . seasonality in European markets;

  . number of business days in a quarter;

  . timing of employee hiring and utilization rates;

  . timing of business development and marketing expenses;

  . timing of strategic acquisition;

  . pricing changes in the industry;

  . economic conditions in general and specific to the IT services market; or

  . legal or regulatory developments regarding the Internet.

New and Highly Competitive Market; Low Barriers to Entry

   We compete in the IT services market which is relatively new and intensely competitive. We expect competition to intensify as the market evolves. Our competitors fall into several categories, including the following:

  . Internet service firms, such as AGENCY.COM, Icon Medialab, iXL, Modem
    Media . Poppe Tyson, Organic Online, Pixelpark, Proxicom, Online Marketing Communications and USWeb/CKS;

  . technology consulting firms, such as Diamond Technology Partners and Metzler Group;

  . technology integrators, such as Andersen Consulting, Cambridge Technology
    Partners, Cap Gemini, EDS, IBM, Sapient and WM-Data;

  . strategic consulting firms, such as Bain, Booz-Allen & Hamilton, Boston
    Consulting Group and McKinsey; and

  . in-house IT, marketing and design departments of our potential clients.

   Many of our competitors have longer operating histories, larger client bases, longer relationships with clients, greater brand or name recognition and significantly greater financial, technical, marketing and public relations resources than we do. As a result of their greater resources, our competitors may be in a position to respond more quickly to new or emerging technologies and changes in customer requirements and to develop and promote their products and services more effectively than we do. Although only a few of these competitors have to date offered as fully an integrated package of professional IT services as we have, several have announced their intention to offer a broader range of technology-based services than they currently provide.

   There are relatively low barriers to entry into the IT services market. As a result, new market entrants pose a threat to our business. We do not own any patent technology that precludes or inhibits competitors from entering the IT services market. Existing or future competitors may develop or offer services that are comparable or superior to ours at a lower price, which could have a material adverse effect on our business, results of operations and financial condition. See "Business--Industry Overview" and "Business-- Competition" for a more complete description of the industry in which we compete and the competitive factors within the industry.

Need to Keep Pace with Rapid Technological Change

   Our continued success depends, in part, on our ability to keep pace with (1) rapid technological change, (2) new products and services embodying new processes and technologies and (3) industry standards and practices. Failure to respond to these changes could render our existing service practices and methodologies obsolete. Our failure to respond quickly, cost-effectively or sufficiently to these developments could materially and adversely affect our business, results of operations and financial condition.

Risks Associated with International Operations and Expansion

   A key element of our strategy is to expand our business into international markets. In addition to our domestic operations, we have operations in five European cities: London, England; Stockholm, Sweden; Oslo, Norway; Helsinki, Finland; and Hamburg, Germany. Our management may have difficulty in managing international operations because of distance, as well as language and cultural differences. Our management cannot assure you that they will be able to market and operate our services successfully in foreign markets.

   Other risks related to our international operations include:

  . fluctuations in currency exchange rates and the conversion to the "euro" by several members of the European Union (the "EU");

  . difficulties arising from staffing and managing foreign operations;

  . unexpected changes in the legal and regulatory requirements of different countries;

  . potential political and economic instability; and

  . overlapping or differing tax laws.

   If any of these risks materialize, our international and domestic businesses, results of operations and financial condition could be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a more complete description of our historical financial condition, results of operations and liquidity.

Dependence on Continued Growth in the Use of the Internet

   Our future success is substantially dependent upon continued growth in the use of the Internet. The number of users on the Internet may not increase and commerce over the Internet may not become more accepted and widespread for a number of reasons, including:

  . actual or perceived lack of security of information, such as credit card numbers;

  . lack of access and ease of use;

  . congestion of traffic on the Internet;

  . inconsistent quality of service and lack of availability of cost-effective, high speed service;

  . possible outages due to Year 2000 difficulties or other damage to the Internet;

  . excessive governmental regulation;

  . uncertainty regarding intellectual property ownership; and

  . lack of high speed modems and other communications equipment.

   Published reports have also indicated that capacity constraints caused by growth in the use of the Internet may, unless resolved, impede further development of the Internet to the extent that users experience delays, transmission errors and other difficulties. Further, the adoption of the Internet for commerce and communications, particularly by those individuals and companies that have historically relied upon alternative means of commerce and communication, generally requires the understanding and acceptance of a new way of conducting business and exchanging information. In particular, companies that have already invested substantial resources in other means of conducting commerce and exchanging information may be particularly reluctant or slow to adopt a new Internet-based strategy that may make their existing personnel and infrastructure obsolete. If the necessary infrastructure, products, services or facilities are not developed, or if the Internet does not become a viable commercial medium, our business, results of operations and financial condition could be materially and adversely affected. See "Risk Factors--Intellectual Property and Proprietary Risks" and "Risk Factors--Government Regulation and Legal Uncertainties--U.S. and Foreign" for other risks that are related to the use of the Internet.

Dependence on Key Personnel

   Our success depends upon the members of our senior management team, including Jeffrey A. Dachis, our President and Chief Executive Officer, Craig
M. Kanarick, our Chief Scientist and a Vice Chairman of the Board, Per Bystedt, our Executive Vice President and Chairman of the Board, and Jonas Svensson, a Vice Chairman of the Board. We have entered into employment agreements, with all of these individuals. However, these key personnel may leave us or compete with us. The loss of any of these individuals, or of one or more of our other key employees, could have a material adverse effect on our business, results of operations and financial condition. Highly skilled employees with technical, managerial, creative, marketing, sales, product development and other specialized training are highly sought after by competitors in the IT industry. We may not be able to attract or retain such employees. See "Management--Employment and Non-Competition Agreements" for a more complete description of the employment agreements with our senior management.

Control by Certain Stockholders

   Immediately following this offering, the stockholders set forth below
collectively will own approximately   % of the outstanding shares of our Common
Stock and will own individually the percentage set forth opposite their respective names:

       Spray Ventures AB...................................................    %
       Communicade Inc.....................................................
       Jeffrey A. Dachis...................................................
       Craig M. Kanarick...................................................

   Communicade is a wholly-owned subsidiary of Omnicom Group, Inc. ("Omnicom"). Per Bystedt, Jonas Svensson, Thomas Randerz and Johan Ihrfelt, each of whom is an officer or director of Razorfish, collectively own more than 50% of the outstanding voting stock of Spray Ventures AB ("Spray Ventures").

   If the stockholders listed above choose to act or vote in concert, they will have the power to influence the election of our directors, the appointment of new management and the approval of any other action requiring the approval of our stockholders, including any amendments to our certificate of incorporation and mergers or sales of all of our assets. In addition, without the consent of these stockholders, we could be prevented from entering into certain transactions that could be beneficial to us. Also, third parties could be discouraged from making a tender offer or bid to acquire our company at a price per share that is above the price at which the Common Stock will trade on Nasdaq.

Risks Associated with Maintaining Reputation and Name Recognition

   We believe that establishing and maintaining a good reputation and name recognition is critical for attracting and expanding our targeted client base. We also believe that the importance of reputation and name recognition will increase due to the growing number of IT service providers. Promotion and enhancement of our name will depend largely on our success in continuing to provide high quality services and digital communications solutions, which cannot be assured. If clients do not perceive our digital communications solutions to be effective or of high quality, our brand name and reputation could be materially and adversely affected.

   In addition, we license the "Razorfish" trademark and symbol and "The Blue Dot" trademark on a royalty-free basis to Razorfish Studios, Inc. ("Razorfish Studios"), a company controlled by Communicade and Messrs. Dachis and Kanarick. Razorfish Studios produces and publishes on-line content, including art, computer games, and literature, as well as screensavers, CDs, books and films. Because the "Razorfish" trademark and symbol are closely associated with both Razorfish Studios and Razorfish, our name and reputation could be materially and adversely affected by content published or actions taken by Razorfish Studios. See "Certain Transactions" for a more complete description of the business relationship between Razorfish and Razorfish Studios.

Intellectual Property and Proprietary Risks

   We believe our trademarks and other proprietary rights are important to our success and competitive position. We have registered certain of our trademarks in the United States and abroad. We also limit access to and distribution of our proprietary information, as well as proprietary information licensed from third-parties. Our management cannot ensure that these strategies will be adequate to deter misappropriation of our proprietary information and material.

   Despite efforts to protect our intellectual property, we also face the following risks:

  . non-recognition or inadequate protection of our proprietary rights in certain foreign countries;

  . undetected misappropriation of our proprietary information or materials;

  . development of similar technologies by our competitors;

  . unenforceablity of the non-competition agreements entered into by our key employees; and

  . infringement claims, even if not meritorious, against our company.

If any of these risks materialize, we could be required to pay significant amounts to defend our rights and our managerial resources could be diverted.

Government Regulation and Legal Uncertainties--U.S. and Foreign

   Congress has recently passed legislation that regulates certain aspects of the Internet, including on-line content, copyright infringement, user privacy, taxation, access charges, liability for third-party activities and jurisdiction. In addition, federal, state, local and foreign governmental organizations also are considering other legislative and regulatory proposals that would regulate the Internet. Areas of potential regulation include libel, pricing, quality of products and services and intellectual property ownership.

   The EU also has recently enacted several directives relating to the Internet. In order to safeguard against the spread of certain illegal and socially harmful materials on the Internet, the European Commission has drafted the "Action Plan on Promoting the Safe Use of the Internet." Other European Commission directives address the regulation of privacy, e-commerce, security, commercial piracy, consumer protection and taxation of transactions completed over the Internet.

   It is not known how courts will interpret both existing and new laws. Therefore, we are uncertain as to how new laws or the application of existing laws will affect our business. In addition, our business may be indirectly affected by our clients who may be subject to such legislation. Increased regulation of the Internet may decrease the growth in the use of the Internet, which could decrease the demand for our services, increase our cost of doing business or otherwise have a material adverse effect on our business, results of operations and financial condition.

Year 2000 Risks

   The Year 2000 issue is the potential for system and processing failures of date-related data arising from the use of two digits by computer-controlled systems, rather than four digits, to define the applicable year. For example, computer programs that contain time-sensitive software may recognize a date using two digits of "00" as the year 1900 rather than the year 2000. This could result in system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar ordinary business activities. The Year 2000 problem is not limited to IT systems but may also impact embedded systems, such as those that control elevators, alarm systems and many other devices.

   We believe that our internal software and hardware systems will function properly with respect to dates in the year 2000 and thereafter. Nonetheless, we can give you no assurance in this regard until such systems are operational in the year 2000. In addition, Year 2000 problems of our clients could affect our systems or operations. Widespread Year 2000 difficulties could also decrease demand for our services as companies expend resources upgrading their computer systems.

   Although, as a general matter, we do not specifically warrant to clients that our work will be Year 2000 compliant, certain clients have requested and received such warranties. In such cases, we do not warrant the compliance of third-party software; rather, we warrant only that software created by us will be Year 2000 compliant. However, even absent a specific Year 2000 warranty, there is a risk that clients for whom we have created or implemented software will attempt to hold us liable for any damages that result in connection with Year 2000 issues.

   See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a more complete description of the Year 2000 risks that we face and the steps we have taken to reduce those risks.

Conversion to "Euro" Risks

   In January 1999, a new currency called the "euro" was introduced in eleven of the fifteen EU member states. There is a three-year phase-in period for the euro, and by January 2002 the participating EU member states are expected to operate with the euro as their single currency. Some of the rules and regulations with regard to the euro have yet to be promulgated and completed by the European Commission. Although our management does not believe that the conversion to the euro will have a material or adverse impact on our business, they have not completed their assessment of the effect that the introduction of the euro will have on our business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a more complete description of the impact of the conversion to the euro on our financial condition.

No Prior Market for Razorfish's Common Stock; Potential Volatility of Price of the Common Stock

   There is currently no public market for our Common Stock. The initial public offering price of the Common Stock will be determined through negotiations between the representatives of the underwriters and us and may not be representative of the price that will prevail in the open market. See "Underwriting" for a description of factors that will be evaluated in determining the initial public offering price and of the arrangement between the representatives and us.

   We will file an application for the quotation of our Common Stock on Nasdaq. We do not know the extent to which investor interest will lead to the development of a trading market or how liquid it may be. The market price for our Common Stock could be highly volatile and could be subject to wide fluctuations in response to the following factors:

   .quarterly variations in our operating results;

   .investor perception of our company and the IT services market in general;

   .announcements of technological innovations;

   .announcements by us or our competitors of new products or services;

   .changes in financial estimates by securities analysts; and

   .general economic and IT services market conditions.

   The common stock of many companies has experienced significant fluctuations in trading price and volume. Often these fluctuations have been unrelated to operating performance. In the past, following periods of market volatility, securityholders of these companies have instituted class action litigation. If we were involved in such litigation, such litigation could have a substantial cost and divert management's attention, which could have a material adverse effect on our business, results of operations and financial condition. Declines in the trading of our Common Stock could also materially and adversely affect employee morale and retention, our access to capital and other aspects of our business.

Shares Eligible for Future Sale

   The market price of our Common Stock could drop as a result of sales of substantial amounts of Common Stock in the public market after the closing of this offering, or the perception that such sales could occur. In addition, these factors could make it more difficult for us to raise funds through future
offerings of Common Stock. There will be      shares of Common Stock
outstanding immediately after this offering, or      shares if the
representatives exercise their over-allotment option in full. All of the shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act of 1933 (the "Securities Act"), except for any shares purchased by our "affiliates," as defined in Rule 144 promulgated under the Securities Act ("Rule 144"). The remaining 42,161,077 shares of Common Stock outstanding, including the 40,894,827 shares held by Spray Ventures, Communicade, Jeffrey A. Dachis and Craig M. Kanarick, will be "restricted securities" as defined in Rule 144. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act.

   In connection with this offering, Razorfish, our executive officers and directors and all of our existing stockholders have agreed that, with certain exceptions, they will not sell any shares of Common Stock without the consent of the representatives for 180 days after the date of this prospectus (the "Lock-up Period"). See "Shares Eligible for Future Sale" for a more complete description of the restrictions on selling shares of Common Stock after the offering.

   During the Lock-up Period, we intend to register on a Form S-8 registration statement under the Securities Act a total of (1) 2,345,096 shares of Common Stock reserved for issuance under the 1997 Stock Option Plan and (2) a total of 1,200,000 shares of Common Stock which we intend to reserve for issuance under our 1999 Stock Incentive Plan. None of these shares may be sold for a period of 180 days subsequent to the completion of the offering. As of the date of this prospectus, there were outstanding options to purchase 1,326,217 shares of Common Stock, of which 266,059 were exercisable. See "Management--Employee Benefit Plans" for a more complete description of our employee benefit plans and the grants of options under such plans.

Broad Discretion in Use of Proceeds

   Our senior management intends to use the proceeds of this offering for general corporate purposes. These purposes could include the development of a formal sales and marketing force, strategic acquisitions or investments, international expansion, technical upgrades of internal systems and working capital requirements. Management will have significant flexibility in applying the net proceeds of this offering. The failure of management to apply such proceeds effectively could have a material adverse effect on the our business, results of operations and financial condition. See "Use of Proceeds."

Dilution

   The public offering price is substantially higher than the pro forma net tangible book value per share of our Common Stock. The pro forma net tangible
book value as of September 30, 1998 would have been $     per share. Assuming a
public offering price of $      per share, the value of your purchase of Common
Stock will be immediately and substantially diluted by $      per share. See
"Dilution."

Anti-Takeover Provisions of Delaware's General Corporation Law and Razorfish's Certificate of Incorporation

   Certain provisions of the Delaware General Corporation Law (the "DGCL") may discourage or prevent a third party from acquiring control of our Company. Such provisions may discourage bids for our Common Stock at a premium over the market price and may adversely affect the market price and the voting and other rights of the holders of our Common Stock.

   Our Certificate of Incorporation (the "Certificate of Incorporation") authorizes our Board of Directors to issue up to 10,000,000 shares of "blank check" preferred stock. The Board of Directors will have the authority without action by our stockholders to fix the rights, privileges and preferences of, and to issue shares of, such preferred stock. The issuance of preferred stock could make it more difficult for a third party to acquire our Company. We have no present plans to issue shares of preferred stock. See "Description of Capital Stock--Preferred Stock" and "Description of Capital Stock--Anti-takeover Effects of Delaware Law" for a more complete description of our capitalization and the effects of the DGCL on certain actions that we may take.

                                USE OF PROCEEDS

   The net proceeds to Razorfish from the sale of the     shares of Common
Stock being offered hereby are estimated to be approximately $    million ($
million if the over-allotment option is exercised in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by Razorfish.

   Razorfish expects to use such net proceeds for general corporate purposes, including expanding its human resources department and hiring qualified personnel, the development of a formal sales and marketing department, strategic acquisitions or investments, international expansion, technical upgrades of internal systems and working capital requirements. Razorfish's management continually evaluates potential strategic acquisitions or investments. Razorfish has entered into a non-binding letter of intent with respect to the acquisition of a company located in Finland. Pending such uses, Razorfish intends to invest the net proceeds from the offering in U.S. government securities and investment-grade, interest-bearing instruments.

   The foregoing represents Razorfish's present intentions with respect to the allocation of proceeds of the offering based upon its present plans and business conditions. The occurrence of certain unforeseen events or changed business conditions, however, could result in the application of the proceeds of the offering in a manner other than as described in this prospectus. See "Risk Factors--Broad Discretion in Use of Proceeds" for discussion of this risk.

                                DIVIDEND POLICY

   Razorfish's Board of Directors has never declared or paid any cash dividends on its Common Stock and does not expect to do so in the foreseeable future. Razorfish currently intends to retain any earnings to finance the expansion and development of its business. Any future determination of the payment of dividends will be made at the discretion of the Board of Directors of Razorfish based upon conditions then existing, including Razorfish's earnings, financial condition and capital requirements as well as such economic and other conditions as the Board of Directors may deem relevant. In addition, the payment of dividends may be limited by financing agreements that may be entered into by Razorfish in the future.

                                 CAPITALIZATION

   The following table sets forth the capitalization of Razorfish (1) on an actual basis as of September 30, 1998, (2) on a pro forma basis assuming the Spray Acquisition, the Sunbather Acquisition and the exercise of the 10% Option (as we have defined elsewhere in this prospectus) as if they had been completed on September 30, 1998 and (3) as further adjusted to give pro forma effect to
the sale of     shares of Common Stock offered hereby. This table should be read in conjunction with the "Unaudited Pro Forma Consolidated Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and each of the Company's and Spray's consolidated financial statements and notes thereto included elsewhere in this prospectus.

                                                    As of September 30, 1998
                                                  -----------------------------
                                                                     Pro forma
                                                  Actual  Pro forma as adjusted
                                                  ------  --------- -----------
                                                     (Dollars in thousands)
Total long-term obligations...................... $   22    $          $
Stockholders' equity:
  Class A Common Stock, $.01 par value;
   46,999,950 shares authorized; 18,313,638
   shares issued and outstanding, actual
   (42,026,649 issued and outstanding, pro forma;
            issued and outstanding pro forma as
   adjusted) (1).................................    183
  Class B Common Stock, $.01 par value; 50 shares
   authorized; no shares issued and outstanding,
   actual (50 shares issued and outstanding, pro
   forma and pro forma as adjusted)(2)...........
  Additional paid-in capital.....................  2,441
  Retained earnings (deficit)....................   (171)
  Cumulative foreign currency translation
   adjustments...................................      4
                                                  ------    -----      -----
    Total stockholders' equity...................  2,457
                                                  ------    -----      -----
      Total capitalization....................... $2,479    $          $
                                                  ======    =====      =====

--------
(1) Does not include (1) 2,345,096 shares of Common Stock reserved for issuance pursuant to the 1997 Stock Option Plan of which options to purchase 1,801,928 shares were outstanding and 746,575 were exercisable at September 30, 1998 or (2) 1,200,000 shares of Common Stock reserved for issuance pursuant to the 1999 Stock Incentive Plan of which no options are outstanding. See "Management--Employee Benefit Plans."

(2) These non-voting shares are a portion of the purchase price to be paid by the Company in connection with the Spray Acquisition, and they will be issued prior to the Company's reincorporation into Delaware. See "Business--Acquisition of Spray" and "Description of Capital Stock--Common Stock."

                                    DILUTION

   Assuming that the Spray Acquisition, the Sunbather Acquisition and the exercise of the 10% Option had been completed at September 30, 1998, the Company's pro forma net tangible book value at September 30, 1998 would have
been approximately $   million, or $   per share. Net tangible book value per
share is equal to the total tangible assets of the Company minus total liabilities divided by the number of shares of Common Stock outstanding.
Assuming the Company had also sold the     shares of Common Stock offered
hereby (at an assumed initial public offering price of $   per share), and
after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, the Company's pro forma net tangible book
value at September 30, 1998 would have been approximately $  , or $   per
share. This represents an immediate increase in pro forma net tangible book
value of $   per share to existing stockholders (including Spray Ventures and
Communicade) and an immediate dilution of $   per share to new investors.
Dilution is determined by subtracting pro forma net tangible book value per share after the offering from the amount of cash paid by a new investor for a share of Common Stock. The following table illustrates the substantial and immediate per share dilution to new investors:

                                                                   Per share
                                                                 -------------
   Assumed initial public offering price per share..............        $
     Pro forma net tangible book value per share at September
      30, 1998.................................................. $
     Increase per share attributable to new investors...........
                                                                 ------
   Pro forma net tangible book value per share after giving
    effect to the offering......................................
                                                                        ------
   Dilution per share to new investors..........................        $
                                                                        ======

   The following table sets forth at September 30, 1998 the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by existing stockholders and by new investors at
an assumed offering price of $     per share:

                                       Shares         Total
                                     purchased    consideration
                                   -------------- -------------- Average price
                                   Number Percent Amount Percent   per share
                                   ------ ------- ------ ------- -------------
   Existing stockholders(1).......             %   $          %     $
   New investors..................
                                    ---     ---    ----    ---      ------
     Total........................          100%   $       100%     $
                                    ===     ===    ====    ===      ======

--------
(1) Includes     shares acquired by Spray Ventures and     shares acquired by
    Communicade at $   per share and $   per share, respectively, pursuant to
    the Spray Acquisition, and    shares acquired by Communicade at $   per
    share pursuant to the exercise of the 10% Option.

   The foregoing tables assume no exercise of any outstanding stock options to purchase Common Stock. If the over-allotment is exercised in full, the pro forma net tangible book value per share of Common Stock at September 30, 1998
would have been $   per share, which would result in dilution to the new
investors of $   per share, and the number of shares held by the new investors
will increase to   , or   % of the total number of shares to be outstanding
after the offering, and the number of shares held by the existing stockholders
will be 42,161,077 shares, or   % of the total number of shares to be
outstanding after the offering. At September 30, 1998, there were outstanding options to purchase an aggregate of 1,801,928 shares of Common Stock, 746,575 of which were then exercisable, and the Company had also reserved for issuance an additional 543,168 shares of Common Stock for issuance upon the exercise of options which had not yet been granted under the 1997 Stock Option Plan. The Company has reserved a total of 1,200,000 shares of Common Stock for issuance under the 1999 Stock Option Plan. Since September 30, 1998, Razorfish has granted options to purchase an additional 91,715 shares of Common Stock, each at an exercise price of $ . To the extent options are exercised, there will be further dilution to new investors. See "Capitalization," "Employee Benefit Plans" and note 7 to Razorfish's consolidated financial statements.

            SELECTED CONSOLIDATED FINANCIAL INFORMATION OF RAZORFISH

   The following selected consolidated financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Razorfish financial statements and notes thereto included elsewhere in this prospectus. The statement of operations data for the nine months ended September 30, 1998 and the years ended December 31, 1995, 1996 and 1997 and the balance sheet data as of September 30, 1998 and December 31, 1995, 1996 and 1997 are derived from the consolidated financial statements of Razorfish which have been audited by Arthur Andersen LLP, independent accountants, and are included elsewhere in this prospectus. The selected financial data as of September 30, 1997 are derived from unaudited financial statements of Razorfish, which in the opinion of management include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information set forth therein. Interim results are not necessarily indicative of future results.

                                                                 NINE MONTHS ENDED
                               YEAR ENDED DECEMBER 31,             SEPTEMBER 30,
                         ------------------------------------ ------------------------
                            1995        1996         1997        1997         1998
                         ----------- -----------  ----------- -----------  -----------
                                        (DOLLARS IN THOUSANDS, EXCEPT
                                               PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Revenues................ $       312 $     1,218  $     3,618 $     1,836  $     9,118
Direct salaries and
 costs..................         107         895        1,906       1,268        5,090
                         ----------- -----------  ----------- -----------  -----------
Gross profit............         205         323        1,712         568        4,028
Sales and marketing.....          16         129          175         127          226
General and
 administrative.........         142         500          877         610        2,097
Amortization of
 goodwill...............         --          --           --          --            65
Non-cash compensation
 expense................         --          --            79          53        2,141
                         ----------- -----------  ----------- -----------  -----------
Income (loss) from
 operations.............          47        (306)         581        (222)        (501)
Interest expense, net...         --            5           19         --           165
                         ----------- -----------  ----------- -----------  -----------
Income (loss) before
 income taxes...........          47        (311)         562        (222)        (666)
Provision (benefit) for
 income taxes...........          11         (57)         265         (97)        (272)
                         ----------- -----------  ----------- -----------  -----------
Net income (loss)....... $        36 $      (254) $       297 $      (125) $      (394)
Net income (loss) per
 share
 Basic..................        0.00       (0.01)        0.02       (0.01)       (0.02)
 Diluted................        0.00       (0.01)        0.02       (0.01)       (0.02)
Common shares
 outstanding
 Basic..................  18,181,812  18,181,812   18,313,638  18,313,638   18,313,638
 Diluted................  19,074,922  19,074,922   19,745,308  19,206,748   19,206,748

                                                                AT SEPTEMBER 30,
                                                                      1998
                                                                ----------------
BALANCE SHEET DATA:
Cash and cash equivalents......................................     $   192
Total assets...................................................      10,621
Total debt.....................................................       4,859
Stockholders' equity...........................................       2,457

              SELECTED CONSOLIDATED FINANCIAL INFORMATION OF SPRAY

   The following selected consolidated financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Spray's financial statements and notes thereto included elsewhere in this prospectus. The statement of operations data for the nine months ended September 30, 1998 and the years ended December 31, 1995, 1996 and 1997 and the balance sheet data as of September 30, 1998 and December 31, 1995, 1996 and 1997 are derived from the consolidated financial statements of Spray which have been audited by Arthur Andersen LLP, independent accountants, and are included elsewhere in this prospectus. The selected financial data as of September 30, 1997 are derived from audited financial statements of Spray, which in the opinion of management include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information set forth therein. The historical results are not necessarily indicative of future results.

                                                               Nine months
                                             Year ended           ended
                                            December 31,      September 30,
                                        --------------------  ---------------
                                         1995   1996   1997    1997    1998
                                        ------ ------ ------  ------  -------
                                           (dollars in thousands, except
                                                  per share data)
Statement of Operations Data:
Revenues............................... $2,192 $5,319 $7,818  $4,703  $10,961
Direct salaries and costs..............  1,734  4,391  7,258   3,735    9,436
                                        ------ ------ ------  ------  -------
Gross profit...........................    458    928    560     968    1,525
Sales and marketing....................     97    348    395      70      509
General and administrative.............    --     256    961   1,041    1,987
Amortization of goodwill...............    --     --      93     --       219
                                        ------ ------ ------  ------  -------
Income (loss) from operations..........    361    322   (889)   (143)  (1,190)
Interest expense net...................      1    --     (84)     14      (37)
                                        ------ ------ ------  ------  -------
Income (loss) before minority interest
 and income taxes......................    362    322   (805)   (129)  (1,227)
Minority interest......................    --     --      88     --       120
                                        ------ ------ ------  ------  -------
Income (loss) before provision
 (benefit) income taxes................    362    322   (717)   (129)  (1,107)
Provision (benefit) for income taxes...     66    241    (24)    157      --
                                        ------ ------ ------  ------  -------
Net income (loss)...................... $  296 $   81 $ (693) $ (286) $(1,107)

                                                                At September 30,
                                                                      1998
                                                                ----------------
Balance Sheet Data:
Cash and cash equivalents......................................      $ 329
Total assets...................................................      6,647
Total long-term debt...........................................         33
Stockholders' equity...........................................      1,351

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION


   The following unaudited pro forma consolidated financial statements are based on Razorfish's consolidated financial statements appearing elsewhere in this prospectus, as adjusted to give pro forma effect to the Acquisitions, the exercise of the 10% Option and this offering (collectively, the "Transactions") as if they had been completed on January 1, 1997, January 1, 1998 and September 30, 1998.

   The unaudited pro forma consolidated statements of operations do not purport to be indicative of what Razorfish's actual results of operations would have been assuming the Transactions had been completed on such dates, nor do they purport to be indicative of results of operations that may be achieved in the future.

   These pro forma financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto of Razorfish for the year ended December 31, 1997 and as of and for the nine months ended September 30, 1998, the audited consolidated financial statements of Spray for the year ended December 31, 1997, the unaudited consolidated financial statements of Spray as of and for the nine months ended September 30, 1998 and the audited consolidated financial statements of Avalanche Systems as of and for the year ended December 31, 1997. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable.

   The Acquisitions have been accounted for using the purchase method of accounting. The purchase method of accounting allocates the aggregate purchase price to the assets acquired and liabilities assumed based upon their respective fair values. The excess of purchase price over the fair value of assets acquired, which equals $38.6 million (based upon on a preliminary allocation) for Spray. $0.8 million for Avalanche Systems, Inc. ("Avalanche Systems") and $2.6 million for the other acquisitions, in the aggregate, has been reflected as goodwill. The final allocation of the aggregate purchase price for Spray is contingent upon studies and valuations which have not yet been completed. The Company is unable to predict whether any adjustments to such allocations will have a material effect on the pro forma financial statements.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                            As of September 30, 1998

                                    Historical                 Pro forma adjustments
                         ----------------------------------- -----------------------------
                                                                              Offering and   Pro
                          Razorfish      Spray     Sunbather Acquisitions      10% Option   forma
                         -----------  -----------  --------- ------------     ------------ --------
Current Assets:
 Cash and cash
  equivalents........... $   192,517  $   329,000   $   --   $  (168,200)(a)    $          $
 Accounts receivable,
  net...................   1,911,856    2,531,000       --
 Other current assets...   2,382,603    1,043,000       --
                         -----------  -----------   -------  -----------        --------   --------
  Total current assets..   4,486,976    3,903,000       --      (168,200)
Property and equipment,
 net....................   1,154,263    1,338,000    18,065
Intangibles.............   3,176,921          --        --    38,799,135(a)
Investments and other
 assets.................   1,803,205    1,406,000       --
                         -----------  -----------   -------  -----------        --------   --------
  Total assets.......... $10,621,365  $ 6,647,000   $18,065  $38,630,935        $          $
                         ===========  ===========   =======  ===========        ========   ========
Current liabilities:
 Due to Omnicom Group,
  Inc................... $ 4,858,506  $       --    $   --   $                  $          $
 Accounts payable and
  accrued expenses......   1,147,739    1,794,000       --
 Deferred tax
  liabilities...........   1,167,904          --        --
 Other current
  liabilities...........     968,198    2,881,000       --
                         -----------  -----------   -------  -----------        --------   --------
  Total current
   liabilities..........   8,142,347    4,675,000       --
Long-term liabilities...      22,062      621,000       --
                         -----------  -----------   -------  -----------        --------   --------
    Total liabilities...   8,164,409    5,296,000       --
Stockholders' equity:
 Common stock...........     183,136       39,000    18,065      140,556(a)
 Additional paid-in
  capital...............   2,440,502    3,154,000       --    36,648,379(a)
 Retained deficit.......    (170,542)  (1,758,000)      --     1,758,000(a)
 Cumulative translation
  adjustments...........       3,860      (84,000)      --        84,000(a)
                         -----------  -----------   -------  -----------        --------   --------
  Total stockholder's
   equity...............   2,456,956    1,351,000    18,065   38,630,935
                         -----------  -----------   -------  -----------        --------   --------
    Total liabilities
     and stockholders'
     equity............. $10,621,365  $ 6,647,000   $18,065  $38,630,935        $          $
                         ===========  ===========   =======  ===========        ========   ========


      The accompanying notes and management's assumptions to the pro forma consolidated financial statements are integral parts of this statement.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998

                                     HISTORICAL                 PRO FORMA ADJUSTMENTS
                         ------------------------------------- ---------------------------
                                                                                 OFFERING
                                                     OTHER                         AND
                         RAZORFISH      SPRAY     ACQUISITIONS ACQUISITIONS     10% OPTION  PRO FORMA
                         ----------  -----------  ------------ ------------     ---------- -----------
Revenues................ $9,117,812  $10,961,000   $1,728,763  $                   $       $21,807,575
Direct salaries and
 costs..................  5,090,436    9,436,000    1,681,737                               16,208,173
                         ----------  -----------   ----------  -----------         ----    -----------
  Gross profit..........  4,027,376    1,525,000       47,026                                5,599,402
Sales and marketing.....    226,491      509,000      164,222                                  899,713
General and
 administrative.........  2,096,770    1,987,000      269,223                                4,352,993
Amortization of
 intangibles............     64,552      219,000       61,307    1,227,696 (b)               1,572,555
Non-cash compensation
 expense................  2,140,819          --           --                                 2,140,819
                         ----------  -----------   ----------  -----------         ----    -----------
  (Loss) from
   operations...........   (501,256)  (1,190,000)    (447,726)  (1,227,696)                 (3,366,678)
Interest expense, net...    165,471       37,000        5,342
Minority interests......        --      (120,000)         --                                  (120,000)
                         ----------  -----------   ----------  -----------         ----    -----------
  (Loss) before income
   taxes................   (666,727)  (1,107,000)    (453,068)  (1,227,696)
Benefit from income
 taxes..................   (272,695)         --      (181,227)
                         ----------  -----------   ----------  -----------         ----    -----------
  Net (loss)............ $ (394,032) $(1,107,000)  $ (271,841) $(1,227,696)        $       $
                         ==========  ===========   ==========  ===========         ====    ===========
Per share information:
Net loss per share:
  Basic................. $    (0.02)                           $     (0.05)                $
                         ==========                            ===========                 ===========
  Diluted............... $    (0.02)                           $     (0.05)                $
                         ==========                            ===========                 ===========
Weighted average common
 shares outstanding:
  Basic................. 18,313,638                             23,713,011 (c)
                         ==========                            ===========                 ===========
  Diluted............... 19,206,740                             23,713,011 (c)
                         ==========                            ===========                 ===========


      The accompanying notes and management's assumptions to the pro forma consolidated financial statements are an integral part of this statement.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                            HISTORICAL                      PRO FORMA ADJUSTMENTS
                          ------------------------------------------------ ------------------------------
                                                                                                OFFERING
                                                                 OTHER                            AND
                          RAZORFISH    SPRAY      AVALANCHE   ACQUISITIONS ACQUISITIONS        10% OPTION  PRO FORMA
                          ---------- ----------  -----------  ------------ ------------        ---------- -----------
Revenues................  $3,617,688 $7,818,000  $ 2,313,863   $3,007,745  $ 1,137,250 (d)        $       $17,894,546
Direct salaries and
 costs..................   1,906,111  7,258,000    2,585,654    2,108,185    1,114,225 (d)                 14,972,175
                          ---------- ----------  -----------   ----------  -----------            ----    -----------
 Gross profit...........   1,711,577    560,000     (271,791)     899,560       23,025                      2,922,371
Sales and marketing.....     174,550    395,000       21,974      136,379      659,000 (d)                  1,386,903
General and
 administrative.........     876,567    961,000    1,723,769      385,727     (743,385)(d)                  3,203,678
Amortization of
 intangibles............         --      93,000          --       134,797    2,667,225 (d)(f)               2,895,052
Non-cash compensation
 expense................      78,819        --           --           --                                       78,819
                          ---------- ----------  -----------   ----------  -----------            ----    -----------
 Income (loss) from
  operations............     581,641   (889,000)  (2,017,534)     242,657   (2,559,845)                    (4,642,081)
Interest expense, net..       19,489    (84,000)      76,661       12,952       79,090 (d)
Minority interests......         --     (88,000)         --        16,610       (7,100)(d)                    (78,490)
                          ---------- ----------  -----------   ----------  -----------            ----    -----------
Income (loss) before
 income taxes...........     562,152   (717,000)  (2,094,195)     213,095   (2,631,835)
Provision (benefit) for
 income taxes...........     264,963    (24,000)    (984,272)      85,237      (30,030)(d)
                          ---------- ----------  -----------   ----------  -----------            ----    -----------
Net income (loss).......  $  297,189 $ (693,000) $(1,109,923)     127,858  $(2,601,805)           $       $
                          ========== ==========  ===========   ==========  ===========            ====    ===========
Per share information:
Net income (loss) per
 share:
 Basic..................  $     0.02                                       $     (0.11)                   $
                          ==========                                       ===========                    ===========
 Diluted................  $     0.02                                       $     (0.11)                   $
                          ==========                                       ===========                    ===========
Weighted average common
 shares outstanding:
 Basic..................  18,313,638                                        23,713,011 (c)
                          ==========                                       ===========                    ===========
 Diluted................  19,745,300                                        23,174,451 (c)
                          ==========                                       ===========                    ===========



      The accompanying notes and management's assumptions to the pro forma consolidated financial statements are an integral part of this statement.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                  For the Nine Months Ended September 30, 1997

                                           Historical                        Pro forma adjustments
                         ------------------------------------------------- --------------------------------
                                                                 Other                         Offering and
                         Razorfish    Avalanche     Spray     acquisitions Acquisitions         10% Option   Pro forma
                         ----------  -----------  ----------  ------------ ------------        ------------ ------------
 Revenues............... $1,836,461  $ 1,723,000  $4,703,000   $2,016,105  $ 1,286,060 (f)(h)      $        $ 11,564,626
 Direct salaries and
  costs.................  1,268,321    1,925,625   3,735,000    1,465,529    1,855,920 (h)                    10,250,395
                         ----------  -----------  ----------   ----------  -----------             ----     ------------
 Gross profit...........    568,140     (202,625)    968,000      550,576     (569,860)                        1,314,231
 Sales and marketing....    127,111       16,369      70,000       95,042      633,000 (h)                       941,522
 General and
  administrative........    610,518    1,283,635   1,041,000      270,076     (895,000)(h)                     2,310,229
 Amortization of
  goodwill..............        --           --          --       110,530    1,805,009 (h)                     1,915,539
 Noncash compensation
  expense...............     53,304          --          --                                                       53,304
                         ----------  -----------  ----------   ----------  -----------             ----     ------------
 Income (loss) from
  operations............   (222,793)  (1,502,628)   (143,000)      74,928   (2,112,869)                       (3,906,362)
 Interest (income)
  expense, net..........        --        57,496     (20,000)       9,770       60,500 (h)
 Minority interests.....        --           --        6,000       16,610       (6,000)(h)                        16,610
                         ----------  -----------  ----------   ----------  -----------             ----     ------------
 Income (loss) before
  income taxes..........   (222,793)  (1,560,124)   (129,000)      48,548   (2,167,369)
 Provision (Benefit) for
  income taxes..........    (97,408)    (733,258)    157,000       23,192
                         ----------  -----------  ----------   ----------  -----------             ----     ------------
 Net income (loss)...... $ (125,385) $  (826,866) $ (286,000)      25,356  $(2,167,369)                     $
                         ==========  ===========  ==========   ==========  ===========             ====     ============
 Per share information:
 Net loss per share:
 Basic.................. $    (0.01)                                       $     (0.09)                     $
                         ==========                                        ===========                      ============
 Diluted................ $    (0.01)                                       $     (0.09)                     $
                         ==========                                        ===========                      ============
 Weighted average common
  shares outstanding:
 Basic.................. 18,313,638                                         23,713,011 (d)
                         ==========                                        ===========                      ============
 Diluted................ 19,206,740                                         23,713,011 (d)
                         ==========                                        ===========                      ============

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


   The unaudited pro forma financial information is based on the following assumptions and adjustments:

  a. In January 1999, Razorfish acquired all of the issued and outstanding shares of capital stock of Spray in exchange for an aggregate of 19,762,068 shares of Common Stock (representing 50% of the outstanding shares of Common Stock on a fully-diluted basis immediately following this acquisition) and 50 shares of non-voting Class B common stock (to be authorized and issued prior to the consummation of this offering). Based upon a third-party valuation of $40.0 million for Spray and a preliminary determination that the fair market value of the net assets acquired of $1.4 million, goodwill is $38.8 million. In October 1998, Razorfish acquired all of the assets of Sunbather Limited for cash consideration of $168,200. The following table summarizes the adjustments for these acquisitions:

                                            Consideration Elimination  Elimination
                              Consideration      for       of Spray    of Sunbather     Net
                                for Spray     Sunbather     equity        equity    investment
                              ------------- ------------- -----------  ------------ -----------
     Common stock............  $   197,621                $   (39,000)   $(18,065)  $   140,556
     Additional paid-in
      capital................   39,802,379                 (3,154,000)        --     36,648,379
     Retained deficit........                               1,758,000         --      1,758,000
     Cumulative translation
      adjustments............                                  84,000         --         84,000
     Cash and cash
      equivalents............                 $(168,200)          --          --        168,200
     Intangible assets.......                              38,649,000     150,135    38,799,135

       The estimated fair value of the net assets acquired for these acquisitions was determined based on management's knowledge of current industry trends and transactions, and management considers such estimates to be reasonable. However, the pro forma adjustments for Spray are based on preliminary assumptions regarding purchase accounting adjustments. The actual allocation of the purchase price will be determined after consummation of these acquisitions and will be adjusted in accordance with Statement of Financial Accounting Standard No. 38 "Accounting for Preacquisition Contingencies of Purchased Enterprises," to the extent that actual amounts differ from management's estimates.

  b. Reflects the amortization of excess purchase price over the fair value of net assets acquired in the Spray Acquisition in the amount of $1.4 million for the nine months ended September 30, 1998, based upon a 20-year life and the amortization of intangible assets in the amount of $58,665, acquired in the other Acquisitions, for the months prior to each respective acquisition date and reflects the elimination of the previously recorded historical amortization of intangibles for Spray in the amount of $219,000 and for other Acquisitions in the amount of $61,307, in each case for the nine months ended September 30, 1998.

  c. Basic and diluted weighted average common shares outstanding and net loss per share amounts have been adjusted to reflect: (1) the issuance of 19,762,118 shares of Razorfish's common stock in connection with the Spray Acquisition, as if the shares had been outstanding for all periods presented; and (2) the issuance of 3,950,944 shares of the Company's Common Stock for the exercise of the 10% Option, as if the shares were outstanding for all periods presented. The diluted weighted average common shares outstanding for the year ended December 31, 1997 has also been reduced by 538,560 to reflect outstanding options to purchase shares of Common Stock of Razorfish that would have had an anti-dilutive effect on the pro forma diluted net loss per share for the year then ended.

  d. The following table reflects the pro forma adjustments related to the Acquisitions as if they had occurred on January 1, 1997:

                                Spray Services
                                     and
                                Non-Purchased                                    Other
                               Subsidiaries (e)    Spray        Avalanche     acquisitions      Total
                               ---------------- -----------     ---------     ------------   -----------
     Revenues................     $1,137,250    $       --      $     --        $   --       $ 1,137,250
     Direct salaries and
      costs..................      1,114,225            --            --            --         1,114,225
                                  ----------    -----------     ---------       -------      -----------
      Gross profit...........         23,025            --            --            --            23,025
     Sales and marketing.....        659,000            --            --            --           659,000
     General and
      administrative.........       (743,385)           --            --            --          (743,385)
     Amortization of
      intangibles............        793,000      1,839,450 (f)    39,150 (f)    (4,345)(f)    2,667,255
                                  ----------    -----------     ---------       -------      -----------
     (Loss) from operations..       (685,590)    (1,839,450)      (39,150)        4,345       (2,559,645)
     Interest expense, net...          9,090            --         70,000 (g)       --            79,090
     Minority interests......          7,100            --            --            --             7,100
                                  ----------    -----------     ---------       -------      -----------
     (Loss) before income
      taxes..................       (687,580)    (1,839,450)     (109,150)        4,345       (2,631,835)
                                  ----------    -----------     ---------       -------      -----------
     (Benefit) for income
      taxes..................        (30,030)           --            --            --           (30,030)
      Net (loss).............     $ (657,550)   $(1,839,450)    $(109,150)      $ 4,345      $(2,601,805)
                                  ==========    ===========     =========       =======      ===========

  e. These amounts give pro forma effect to the acquisition of Spray Services by Spray as if such acquisition took place on January 1, 1997. Spray Services was a wholly-owned subsidiary of Spray Ventures, whose historical financial statements are included elsewhere in this prospectus. In addition, these amounts eliminate the results of operations for the year ended December 31, 1997 of certain insignificant former subsidiaries of Spray, which were not purchased by Razorfish. The results of operations of those subsidiaries are included in the historical consolidated financial statements of Spray that are included elsewhere in this prospectus.

  f. For the year ended December 31, 1997, these amounts reflect the amortization of excess purchase price over the fair value of net assets acquired in the Spray Acquisition, Avalanche Transaction and other Acquisitions based upon useful lives of twenty years and reflect the elimination of the previously recorded historical amortization of intangibles for Spray in the amount of $93,000 and for other Acquisitions in the amount of $134,797. For the nine months ended September 30, 1997, these amounts reflect the amortization of excess purchase price over the fair value of net assets acquired in the Spray Acquisition, the Avalanche Transaction and the other Acquisitions based upon useful lives of 20 years and reflect the elimination of the previously recorded historical amortization of intangibles for other Acquisitions in the amount of $110,530.

  g. These amounts reflect the pro forma interest expense effect of approximately $1,000,000 of interest-free borrowings from Omnicom, at an imputed interest rate of 7%, which were used for the purchase of Avalanche.

                                     23--1

  h. The following table reflects the pro forma adjustments related to the Acquisitions as if they had occurred on January 1, 1997:

                               SPRAY SERVICES
                                    AND
                               NON-PURCHASED                                    OTHER
                              SUBSIDIARIES (E)    SPRAY        AVALANCHE     ACQUISITIONS      TOTAL
                              ---------------- -----------     ---------     ------------   -----------
     Revenues................    $1,286,060    $       --      $    --         $   --       $ 1,286.060
     Direct salaries and
      costs..................     1,855,920            --           --             --         1,855,920
                                 ----------    -----------     --------        -------      -----------
      Gross profit...........      (569,860)           --           --             --          (569,860)
     Sales and marketing.....       633,000            --           --             --           633,000
     General and
      administrative.........      (895,000)           --           --             --          (895,000)
     Amortization of
      intangibles............       339,000      1,449,338 (f)   29,363 (f)    (12,692)(f)    1,805,009
                                 ----------    -----------     --------        -------      -----------
      Income (loss) from
       operations............      (646,860)    (1,449,338)     (29,363)        12,692       (2,112,869)
     Interest expense, net...         8,000            --        52,500 (g)        --            60,500
     Minority interests......         6,000            --           --             --             6,000
                                 ----------    -----------     --------        -------      -----------
      Income (loss) before
       income taxes..........      (648,860)    (1,449,338)     (81,863)        12,692       (2,167,369)
     Provision (benefit) for
      income taxes...........           --             --           --              -               --
                                 ----------    -----------     --------        -------      -----------
      Net income (loss)......    $ (648,860)   $(1,449,338)    $(81,863)       $12,692      $(2,167,369)
                                 ==========    ===========     ========        =======      ===========


                                     23--2

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis should be read in conjunction with each of Razorfish's and Spray's consolidated financial statements and notes thereto and the "Unaudited Pro Forma Consolidated Financial Statements" and the notes thereto included elsewhere in this prospectus. This prospectus contains forward-looking statements relating to future events and Razorfish's future financial performance. Actual results could be significantly different than those discussed in this prospectus. Factors that could cause or contribute to such differences include those set forth in the section entitled "Risk Factors," as well as those discussed elsewhere in this prospectus.

Overview

   Razorfish is a leading-edge international digital communications solutions provider. Razorfish's digital communications solutions help its clients increase sales, improve communications and create brand identities. Razorfish offers an integrated package of services consisting of strategic consulting, design of information architectures and end-user interfaces and creation and customization of software necessary to implement its digital communications solutions. Razorfish primarily uses Internet-based technologies to create digital communications solutions for the World Wide Web. However, Razorfish's solutions will increasingly incorporate additional communications technologies, such as wireless, satellite and broadband communications, for use with a variety of digital devices, including mobile phones, pagers and personal digital assistants ("PDAs").

   Razorfish's revenues are derived from fees for services generated on an engagement-by-engagement basis. A portion of Razorfish's revenues is derived from fixed-fee contracts. Historically, Razorfish has not operated on a retainer basis; however, in the future, Razorfish may utilize such arrangements.

   Except for fixed-fee arrangements, the clients are charged for the time, materials and expenses incurred on a particular project. Razorfish recognizes revenue for time and material based arrangements as services are rendered.

   Razorfish recognizes revenues on fixed-fee arrangements as services are rendered on the percentage of completion method of accounting. At the beginning of each fixed-fee engagement, Razorfish estimates the total cost of the project. Razorfish reassesses its estimated costs for each project on a quarterly basis, and provisions for estimated losses on unfinished projects are made over the life of the project in the period in which such losses are determined.

   The agreements entered into in connection with a project, whether time and materials or fixed-fee based, are generally terminable by the client upon 30-days' prior written notice. If the client terminates the agreement, it is required to pay Razorfish for all time, materials and expenses incurred by Razorfish through the effective date of termination. If the Company's clients terminate existing agreements or if the Company is unable to enter into new engagements, the Company's business, financial condition and results of operations could be materially and adversely affected.

   In addition, because a proportion of Razorfish's expenses are relatively fixed, a variation in the number of client engagements can cause significant variations in operating results from quarter to quarter.

   Razorfish's projects vary in size and scope; therefore, a client that accounts for a significant portion of Razorfish's revenues in one period may not generate a similar amount of revenue in subsequent periods. On a pro forma basis, no client would have accounted for more than 10.0% of revenues in 1997. Charles Schwab would have accounted for approximately 11.9% of revenues on a pro forma basis for the nine months ended September 30, 1998. CBS, AT&T, Road Runner and Charles Schwab accounted for approximately 19.5%, 16.2%, 14.1% and 13.7% of Razorfish's actual revenues, respectively, during 1997. Charles Schwab and Citibank accounted for approximately 28.5% and 13.6% of Razorfish's actual revenues, respectively, for the nine months ended September 30, 1998. Telia and SAS accounted for approximately 17.0% and 12.0% of Spray's actual revenues, respectively, during 1997. Hagstromer and Qviberg accounted for approximately 11.9% of Spray's actual revenues for the nine months ended September 30, 1998. Razorfish believes that it will continue to derive a significant portion of its revenues from a limited number of larger clients. Any cancellation, deferral or significant reduction in work performed for these principal clients or a significant number of smaller clients could have a material adverse effect on our business, financial condition and results of operations.

Operating and Other Expenses

   Razorfish's direct salaries and costs are comprised primarily of salaries, employee benefits and incentive compensation of billable employees and a proportionate share of all other operating expenses based on the ratio of billable to total employees.

   Razorfish's sales and marketing expenses are comprised of the salaries of employees who engage in sales and marketing activities and the costs of those activities.

   Razorfish's general and administrative expenses are comprised of the salaries, employee benefits and incentive compensation of non-billable employees and a proportionate share of all other operating expenses based on the ratio of non-billable to total employees.

   Razorfish's non-cash compensation expense is comprised of the compensation cost associated with the difference between the fair market value of options granted and the exercise price of such options over the vesting period of the options. Razorfish will incur a maximum of approximately $343,000 in 1999, $142,000 in 2000 and $28,000 in 2001 in non-cash compensation expense relating to the grant of certain options to employees in 1997 and 1998. Such amounts may decrease if employees depart Razorfish before their options are fully vested.

Acquisitions

   Razorfish completed four acquisitions during the nine months ended September 30, 1998. Razorfish also acquired one company in the fourth quarter of fiscal 1998 and Spray in the first quarter of fiscal 1999. Razorfish acquired substantially all of the assets of: (1) Sunbather Limited ("Sunbather"), a London-based new media company, in October 1998; (2) Titus Anspach Group, LLC d/b/a <tag> Media ("<tag> Media"), a Los Angeles-based new media entertainment consultant, in August 1998; (3) Alpha On-line, Inc. d/b/a Plasticweb and Plastic ("Plastic"), a San Francisco-based new media company, in June 1998; and
(4) Avalanche Systems, Inc. ("Avalanche Systems"), a New York-based new media company, in January 1998. In May 1998, Razorfish acquired all of the capital stock of CHBi Ltd. ("CHBi"), a London-based new media company. In January 1999, Razorfish acquired Spray for 50% of Razorfish's Common Stock on a fully-diluted basis (after giving effect to this acquisition). All of these acquisitions are collectively referred to herein as the "Acquisitions." See "Business--Other Acquisitions"and "Business--Acquisition of Spray."

   Spray commenced operations in Germany, Norway and Finland in the fourth quarter of 1997. In August 1997, Spray Ventures established a wholly-owned subsidiary, Spray Services AB ("Spray Services") and transferred all the operating subsidiaries of Spray Ventures to Spray Services. Spray Ventures then transferred Spray Services to Spray (f/k/a Tetre AB) in consideration for 51.0% of the outstanding stock of Spray. Spray Ventures acquired the remaining outstanding stock of Spray in the second quarter of 1998.

   Historically, Razorfish has commenced new operations through the acquisition of existing companies. Following an acquisition it has generally taken at least one quarter before a new Razorfish operation has achieved profitability. Spray has historically expanded through the opening of new offices, rather than the acquisition of existing operations. Such start-up operations generally have taken one year or more to achieve profitability.

Seasonality

   In general, the laws of the European countries in which Razorfish operates mandate that all employees receive significantly more vacation than in the United States. For example, in Sweden, each employee must receive a minimum of 25 days paid vacation per year. These vacations are typically taken in the third quarter, which has resulted in revenues declining during this period due to a reduction in billable hours and client demand.

Fluctuations in Margins

   Historically, Razorfish's quarterly margins have been impacted by the seasonality of its business and the rate of growth of its offices. Razorfish expects this trend to continue.

Results of Operations

   The following table sets forth certain consolidated statement of operations data of Razorfish as a percentage of revenues for the period indicated:

                                 Fiscal year ended December 31,            Nine months ended September 30,
                         ------------------------------------------------- ----------------------------------
                              1995            1996              1997            1997              1998
                         --------------- ----------------  --------------- ----------------  ----------------
                                Percent          Percent          Percent          Percent           Percent
                                   of               of               of               of                of
                         Amount revenues Amount  revenues  Amount revenues Amount  revenues  Amount  revenues
                         ------ -------- ------  --------  ------ -------- ------  --------  ------  --------
                                                      (dollars in millions)
Revenues................ $0.31   100.0%  $ 1.22   100.0%   $3.62   100.0%  $ 1.84   100.0%   $ 9.12   100.0%
Direct salaries and
 costs..................  0.11    34.2     0.90    73.5     1.91    52.7     1.27    69.1      5.09    55.8
                         -----   -----   ------   -----    -----   -----   ------   -----    ------   -----
Gross profit............  0.20    65.8     0.32    26.5     1.71    47.3     0.57    30.9      4.03    44.2
Sales and marketing.....  0.02     5.1     0.13    10.6     0.17     4.8     0.13     6.9      0.23     2.5
General and
 administrative.........  0.14    45.4     0.50    41.1     0.88    24.2     0.61    33.2      2.10    23.0
Amortization of
 goodwill...............   --      --       --      --       --      --       --      --       0.06     0.7
Non-cash compensation
 expense................   --      --       --      --      0.08     2.2     0.05     2.9      2.14    23.5
                         -----   -----   ------   -----    -----   -----   ------   -----    ------   -----
Income (loss) from
 operations.............  0.04    15.3    (0.31)  (25.2)    0.58    16.1    (0.22)  (12.1)    (0.50)   (5.5)
Interest expense, net...   --      --       --      --      0.02     0.5      --      --       0.17     1.8
Income (loss) before
 income taxes...........  0.04    15.1    (0.31)  (25.6)    0.56    15.6    (0.22)  (12.1)    (0.67)   (7.3)
Provision (benefit) for
 income taxes...........  0.01     3.6    (0.06)   (4.7)    0.26     7.3    (0.10)   (5.3)    (0.27)   (3.0)
                         -----   -----   ------   -----    -----   -----   ------   -----    ------   -----
Net income (loss)....... $0.03    11.5%  $(0.25)  (20.9)%  $0.30     8.3%  $(0.12)   (6.8)%  $(0.40)   (4.3)%
                         =====   =====   ======   =====    =====   =====   ======   =====    ======   =====

   The following table sets forth certain consolidated statement of operations data of Spray as a percentage of revenues for the period indicated:

                                 Fiscal year ended December 31,            Nine months ended September 30,
                         ------------------------------------------------  ----------------------------------
                              1995            1996            1997              1997              1998
                         --------------- --------------- ----------------  ----------------  ----------------
                                                                                     (unaudited)
                                Percent         Percent          Percent           Percent           Percent
                                   of              of               of                of                of
                         Amount revenues Amount revenues Amount  revenues  Amount  revenues  Amount  revenues
                         ------ -------- ------ -------- ------  --------  ------  --------  ------  --------
                                                           (dollars in
                                                            millions)
Revenues................ $2.19   100.0%  $5.32   100.0%   $7.82   100.0%    $4.70   100.0%   $10.96   100.0%
Direct salaries and
 costs..................  1.73    79.1    4.39    82.6     7.26     92.8     3.73     79.4     9.44     86.1
                         -----   -----   -----   -----   ------   ------   ------   ------   ------   ------
Gross profit............  0.46    20.9    0.93    17.4     0.56      7.2     0.97     20.6     1.52     13.9
Sales and marketing.....  0.10     4.4    0.35     6.5     0.40      5.1     0.07      1.5     0.51      4.6
General and
 administrative.........   --      --     0.26     4.8     0.96     12.3     1.04     22.1     1.99     18.1
Amortization of
 goodwill...............   --      --      --      --      0.09      1.2      --       --      0.22      2.0
                         -----   -----   -----   -----   ------   ------   ------   ------   ------   ------
Income (loss) from
 operations.............  0.36    16.5    0.32     6.1    (0.89)   (11.4)   (0.14)    (3.0)   (1.20)   (10.8)
Interest income
 (expense), net.........   --      --      --      --      0.09      1.2     0.01      0.3    (0.04)    (0.3)
                         -----   -----   -----   -----   ------   ------   ------   ------   ------   ------
Income (loss) before
 minority interest and
 income taxes...........  0.36    16.5    0.32     6.1    (0.80)   (10.2)   (0.13)    (2.7)   (1.24)   (11.1)
Minority interest.......   --      --      --      --      0.09      1.1      --       --      0.12      1.1
                         -----   -----   -----   -----   ------   ------   ------   ------   ------   ------
Income (loss) before
 income taxes...........  0.36    16.5    0.32     6.1    (0.71)   (9.1)    (0.13)    (2.7)   (1.12)   (10.0)
Provision (benefit) for
 income taxes...........  0.07     3.0    0.24     4.5    (0.02)     0.3     0.16      3.3      --       --
                         -----   -----   -----   -----   ------   ------   ------   ------   ------   ------
Net income (loss)....... $0.29    13.5%  $0.08     1.6%  $(0.69)    (8.8)% $(0.29)    (6.0)% $(1.12)   (10.0)%
                         =====   =====   =====   =====   ======   ======   ======   ======   ======   ======

Nine Months Ended September 30, 1998 Compared to Nine Months Ended September 30, 1997

   Revenues. Pro forma revenues for the Company would have increased $10.2 million, or 88.6%, to $21.8 million for the nine months ended September 30, 1998 from $11.6 million for the nine months ended September 30, 1997.

   Razorfish's revenues increased $7.3 million, or 396.5%, to $9.1 million for the nine months ended September 30, 1998 from $1.8 million for the nine months ended September 30, 1997. This increase in revenues was due to the growth in Razorfish's New York operations as a result of the increase in the number, complexity and length of the projects completed, an increase in the billing rates of Razorfish's employees and the amount spent per project by clients, as well as the four acquisitions completed during the nine months ended September 30, 1998.

   Spray's revenues increased $6.3 million, or 133.1%, to $11.0 million for the nine months ended September 30, 1998 from $4.7 million for the nine months ended September 30, 1997. This increase in revenues was due to the growth in Spray's Stockholm operations as a result of the acquisition of Spray Services in August 1997, an increase in the number, complexity and length of the projects completed and the amount spent per project by clients, as well as the addition of the results of operations of three new subsidiaries that began operations during the fourth quarter of 1997.

   Direct salaries and costs. Pro forma direct salaries and costs would have increased $6.0 million, or 58.1%, to $16.2 million for the nine months ended September 30, 1998 from $10.3 million for the nine months ended September 30, 1997. As a percentage of pro forma revenues, pro forma direct salaries and costs would have decreased to 74.3% during the nine months ended September 30, 1998 from 88.6% during the nine months ended September 30, 1997. The decrease in pro forma direct salaries and costs, as a percentage of pro forma revenues, was due to a shift from fixed-fee to time and materials-based contracts, an increase in the size and complexity of projects and more efficient staffing of such projects at Razorfish, the increase in revenue from the U.S. operations as compared to the European operations, which resulted in higher gross margins because of the lower employer taxes in the United States, which was partially offset by a decrease in Spray's revenues during this period without corresponding decreases in direct salaries and costs.

   Razorfish's direct salaries and costs increased $3.8 million, or 301.4%, to $5.1 million for the nine months ended September 30, 1998 from $1.3 million for the nine months ended September 30, 1997. However, as a percentage of revenues, direct salaries and costs decreased to 55.8% during the nine months ended September 30, 1998 from 69.1% during the nine months ended September 30, 1997. The increase in direct salaries and costs in absolute dollar terms was a result of the increase in the number of billable employees. The decrease in direct salaries and costs as a percentage of revenues was a result of a shift from fixed-fee to time and materials-based contracts, as well as an increase in the size and complexity of projects and more efficient staffing of such projects.

   Spray's direct salaries and costs increased $5.7 million, or 152.6%, to $9.4 million for the nine months ended September 30, 1998 from $3.7 million for the nine months ended September 30, 1997. As a percentage of revenues, direct salaries and costs increased to 86.1% during the nine months ended September 30, 1998 from 79.4% during the nine months ended September 30, 1997. This increase in absolute dollar terms was due to the increase in the number of billable employees and an increase in January 1998 of the salary rates of the former employees of Spray Services. The increase in direct salaries and costs as a percentage of revenues was due to a decrease in Spray's revenues during the third quarter of 1998 as a result of the disruption of operations in connection with the move to new office space and a change in the management of Spray's Stockholm office.

   Sales and marketing. Pro forma sales and marketing expenses would have remained relatively flat at $0.9 million for the nine months ended September 30, 1998 and for the nine months ended September 30, 1997. As a percentage of pro forma revenues, pro forma sales and marketing expenses would have decreased to 4.1% during the nine months ended September 30, 1998 from 8.1% during the nine months ended September 30, 1997.

   Razorfish's sales and marketing expenses increased $0.1 million, or 78.2%, to $0.2 million for the nine months ended September 30, 1998 from $0.1 million for the nine months ended September 30, 1997. As a percentage of revenues, sales and marketing expenses decreased to 2.5% during the nine months ended September 30, 1998 from 6.9% during the nine months ended September 30, 1997. The increase in sales and marketing expenses in absolute dollar terms was primarily due to the increase in the number of employees participating in sales and marketing activities. The decrease in sales and marketing expenses as a percentage of revenues was the result of efficiencies gained as a result of the growth in the size of Razorfish's operations.

   Spray's sales and marketing expenses increased $0.4 million, or 627.1%, to $0.5 million for the nine months ended September 30, 1998 from approximately $70,000 for the nine months ended September 30, 1997. As a percentage of revenues, sales and marketing expenses increased to 4.6% during the nine months ended September 30, 1998 from 1.5% during the nine months ended September 30, 1997. This increase, both in absolute dollar terms and as a percentage of revenues, was primarily due to an increase in the number of employees participating in sales, marketing and recruiting activities.

   General and administrative. Pro forma general and administrative expenses would have increased $2.0 million, or 88.4%, to $4.4 million for the nine months ended September 30, 1998 from $2.3 million for the nine months ended September 30, 1997. As a percentage of pro forma revenues, pro forma general and administrative expenses remained flat at 20.0% of revenue.

   Razorfish's general and administrative expenses increased $1.5 million, or 243.4%, to $2.1 million for the nine months ended September 30, 1998 from $0.6 million for the nine months ended September 30, 1997. As a percentage of revenues, general and administrative expenses decreased to 23.0% during the nine months ended September 30, 1998 from 33.2% in the nine months ended September 30, 1997. The increase in general and administrative expenses in absolute dollar terms was the result of the increase in the number of non-billable employees and an increase in all other types of general and administrative expenses. The decrease in general and administrative expenses as a percentage of revenues was due to efficiencies gained as a result of the growth in the size of Razorfish's operations.

   Spray's general and administrative expenses increased $1.0 million, or 90.9%, to $2.0 million for the nine months ended September 30, 1998 from $1.0 million for the nine months ended September 30, 1997. As a percentage of revenues, general and administrative expenses decreased to 18.1% during the nine months ended September 30, 1998 from 22.1% during the nine months ended September 30, 1997. This increase in general and administrative expenses in absolute dollar terms was the result of the increase in the number of non-billable employees and an increase in all other types of general and administrative expenses. The decrease in general and administrative expenses as a percentage of revenues was due to the higher rate of growth in revenues as compared to the rate of growth in general and administrative expenses and an increase in operating efficiencies during the nine months ended September 30, 1998.

   Non-cash compensation expense. Pro forma and Razorfish's non-cash compensation expense increased to $2.1 million in the nine months ended September 30, 1998 from approximately $53,000 in the nine months ended September 30, 1997. This increase was due, in part, to a one-time compensation charge of $1.9 million that was incurred in the second quarter of 1998 as a result of the grant of fully vested options to purchase 500,000 shares of Common Stock at an exercise price below the fair market value of the Common Stock on the date of grant. These options were granted to an officer of the Company in connection with the acquisition by Razorfish of substantially all of the assets of Avalanche Systems, Inc. ("Avalanche Systems"). See "Business-- Other Acquisitions."

   Amortization of goodwill. Pro forma amortization of goodwill would have decreased to $1.6 million for the nine months ended September 30, 1998 from $1.9 million for the nine months ended September 30, 1997. Amortization of goodwill for Razorfish was approximately $65,000 for the nine months ended September 30, 1998 compared to none for the nine months ended September 30, 1997. This increase in amortization of goodwill was due to the goodwill resulting from the four acquisitions completed during the nine months ended September 30, 1998.

   Income taxes. Pro forma income taxes would have decreased to $    million
benefit for the nine months ended September 30, 1998 on pro forma pre-tax
losses of $   million from a pro forma tax benefit of $    million on pro forma
pre-tax losses of $   million for the nine months ended September 30, 1997. The
pro forma effective income tax rate would have been   % and    % during the
nine months ended September 30, 1998 and the nine months ended September 30, 1997, respectively. The low pro forma effective tax rate for the nine months ended September 30, 1998 was primarily due to the non-deductability of the amortization of goodwill relating to the Spray Acquisition and was also affected because Spray did not book a tax benefit due to uncertainties of its future realizability and the existence of net operating losses from previous periods. The low pro forma effective tax rate for the nine months ended September 30, 1997 was due to the non-deductability of the goodwill relating to the Spray Acquisition.

   Razorfish had a benefit from income taxes of $0.3 million on pre-tax losses of $0.7 million during the nine months ended September 30, 1998. During the nine months ended September 30, 1997, Razorfish also had a benefit from income taxes of $0.1 million on pre-tax losses of $0.2 million. The effective income tax rate was

40.9% and 43.7% during the nine months ended September 30, 1998 and the nine months ended September 30, 1997, respectively. The differences in the effective tax rates during the nine months ended September 30, 1998 and the nine months ended September 30, 1997 from the federal and state statutory rates are primarily the result of non-tax deductible expenses. The decrease in the effective income tax rate for the nine months ended September 30, 1998 compared to the nine months ended September 30, 1997 resulted from the inclusion in the nine months ended September 30, 1998 of the results of operations of Razorfish's office in the United Kingdom where the effective tax rate is lower than in the United States.

   Spray had no tax charge for the nine months ended September 30, 1998 on pre-tax losses of $1.1 million during such period. During the nine months ended September 30, 1997, Spray had a tax charge of $0.2 million on pre-tax losses of $0.1 million. During the nine months ended September 30, 1998, Spray did not book a tax benefit due to uncertainties of its future realizability and the existence of net operating losses from previous tax periods. The tax charge for the nine months ended September 30, 1997 was the result of the non-deductibility of certain expenses.

Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

   Revenues. Pro forma revenues for the Company would have been $17.9 million for the fiscal year ended December 31, 1997 ("Fiscal 1997").

   Razorfish's revenues increased $2.4 million, or 197.0%, to $3.6 million for Fiscal 1997 from $1.2 million for the fiscal year ended December 31, 1996 ("Fiscal 1996"). This increase in revenues was primarily the result of the growth in the Razorfish's business due to an increased client base and an increase in the number, complexity and length of the projects completed.

   Spray's revenues increased $2.5 million, or 47.0%, to $7.8 million for Fiscal 1997 from $5.3 million for Fiscal 1996. This increase in revenues was due to the growth in Spray's Stockholm office as a result of the acquisition of Spray Services in August 1997, as well as the addition of the results of operations of three new subsidiaries in the fourth quarter 1997.

   Direct salaries and costs. Pro forma direct salaries and costs for the Company would have been $15.0 million for Fiscal 1997. As a percentage of pro forma revenues, pro forma direct salaries and costs would have been 83.7% during Fiscal 1997.

   Razorfish's direct salaries and costs increased $1.0 million, or 112.9%, to $1.9 million for Fiscal 1997 from $0.9 million for Fiscal 1996. As a percentage of revenues, direct salaries and costs decreased to 52.7% during Fiscal 1997 from 73.5% in Fiscal 1996. The increase in direct salaries and costs in absolute dollar terms was the result of an increase in the number of billable employees hired in Fiscal 1997 and an increase in billable employee's salary rates to bring them in line with those provided by other companies in the industry. The decrease in direct salaries and costs as a percentage of revenues was due to a shift from fixed-fee to time and materials based contracts, as well as an increase in the size and complexity of projects and more efficient staffing of such projects.

   Spray's direct salaries and costs increased $2.9 million, or 65.3%, to $7.3 million for Fiscal 1997 from $4.4 million for Fiscal 1996. As a percentage of revenues, direct salaries and costs increased to 92.8% during Fiscal 1997 from 82.6% during Fiscal 1996. This increase in absolute dollar terms was due to an increase in the number of billable employees. The increase in direct salaries and costs as a percentage of revenues was primarily due to the impact of integrating Spray Services into Spray following its acquisition.

   Sales and marketing. Pro forma sales and marketing would have been $1.4 million in Fiscal 1997. As a percentage of pro forma revenues, pro forma sales and marketing would have been 7.8% during Fiscal 1997.

   Razorfish's sales and marketing expenses increased approximately $46,000 or 35.4%, to $0.2 million during Fiscal 1997 from $0.1 million for Fiscal 1996. As a percentage of revenues, sales and marketing expenses decreased to 4.8% during Fiscal 1997 from 10.6% in Fiscal 1996.

   Spray's sales and marketing expenses increased $0.1 million, or 12.9%, to $0.4 million for Fiscal 1997 from $0.3 million for Fiscal 1996. As a percentage of revenues, sales and marketing decreased to 5.1% during Fiscal 1997 from 6.5% during Fiscal 1996. This decrease in sales and marketing expenses as a percentage of revenues was the result of efficiencies gained as a result of the growth in the size of Spray's operations.

   General and administrative. Pro forma general and administrative expenses for the Company would have been $3.2 million for Fiscal 1997. As a percentage of pro forma revenues, pro forma general and administrative expenses would have been 17.9% during Fiscal 1997.

   Razorfish's general and administrative expenses increased $0.4 million, or 75.3%, to $0.9 million for Fiscal 1997 from $0.5 million for Fiscal 1996. As a percentage of revenues, general and administrative expenses decreased to 24.2% in Fiscal 1997 from 41.1% in Fiscal 1996. The increase in general and administrative expenses in absolute dollar terms was due to the increase in the number of non-billable employees hired in Fiscal 1997, the growth in the Razorfish's operations and the rental of additional office space in New York City. The decrease in general and administrative expenses as a percentage of revenues was due to efficiencies gained as a result of the growth in the size of Razorfish's operations.

   Spray's general and administrative expenses increased $0.7 million, or 275.4%, to $1.0 million for Fiscal 1997 from $0.3 million for Fiscal 1996. As a percentage of revenues, general and administrative expenses increased to 12.3% in Fiscal 1997 from 4.8% in Fiscal 1996. This increase in general and administrative expenses, both in absolute dollar terms and as a percentage of revenues, was the result of the increase in the number of non-billable employees and an increase in all other types of general and administrative expenses.

   Income taxes. Pro forma income taxes would have been a $    million benefit
for Fiscal 1997 on pro forma pre-tax profits of approximately $    million. The
effective pro forma income tax rate would have been    % for Fiscal 1997.


   Razorfish's income taxes increased to approximately $0.3 million on pre-tax profits of $0.6 million for Fiscal 1997 compared to a tax benefit of approximately $57,000 on pre-tax losses of $0.3 million for Fiscal 1996. The effective income tax rate was 47.1% for Fiscal 1997 and 18.3% for Fiscal 1996. The tax benefit for Fiscal 1996 was reduced by the effect of change in Razorfish's status from an "S" corporation to a "C" corporation in Fiscal 1996.

   Spray had a benefit from income taxes of approximately $24,000 on pre-tax losses of $0.7 million during Fiscal 1997. During Fiscal 1996, Spray had a tax charge of $0.2 million on pre-tax profits of $0.3 million. The effective income tax rate was 3.3% and 74.8% for Fiscal 1997 and Fiscal 1996, respectively. The differences in the effective tax rates for Fiscal 1997 and for Fiscal 1996 from the statutory Swedish tax rates are primarily due to the non-tax deductibility of certain expenses.

Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

   Revenues. Razorfish's revenues increased $0.9 million, or 290.1%, to $1.2 million for Fiscal 1996 compared to $0.3 million for the fiscal year ended December 31, 1995 ("Fiscal 1995"). This increase in revenues was primarily the result of an increase in the amount spent per project by clients, as well as the increase in the number, complexity and length of the projects completed.

   Spray's revenues increased $3.1 million, or 142.7%, to $5.3 million for Fiscal 1996 from $2.2 million for Fiscal 1995. This increase in revenues was due to the increase in the number of projects and the amount spent per project by clients.

   Direct salaries and costs. Razorfish's direct salaries and costs increased $0.8 million, or 737.4%, to $0.9 million for Fiscal 1996 from $0.1 million for Fiscal 1995. As a percentage of revenues, direct salaries and costs increased to 73.5% in Fiscal 1996 from 34.2% in Fiscal 1995. This increase in direct salaries and costs, both in absolute dollar terms and as a percentage of revenues, resulted primarily from the increase in the number employees hired by Razorfish and the use of freelance employees during Fiscal 1996 and an increase in the average salary per employee.

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

   Spray's direct salaries and costs increased $2.7 million, or 153.2%, to $4.4 million for Fiscal 1996 from $1.7 million for Fiscal 1995. As a percentage of revenues, direct salaries and costs increased to 82.6% in Fiscal 1996 from 79.1% in Fiscal 1995. This increase in direct salaries and costs, both in absolute dollar terms and as a percentage of revenues, was due to an increase in the number of billable employees and a restructuring of Spray in Fiscal 1996 that reduced the revenue earned per billable employee.

   General and administrative. Razorfish's general and administrative expenses increased $0.4 million, or 252.5%, to $0.5 million for Fiscal 1996 from $0.1 million for Fiscal 1995. As a percentage of revenues, general and administrative expenses decreased to 41.1% during Fiscal 1996 from 45.4% in Fiscal 1995. The increase in general and administrative expenses in absolute dollar terms was due to the increase in the number of non-billable employees hired in Fiscal 1996, the rental of office space in New York City and the growth in Razorfish's operations. The decrease in general and administrative as a percentage of revenues was due to the higher percentage growth rate in revenues as compared to the growth rate in general and administrative.

   Spray's general and administrative expenses was $0.3 million for Fiscal 1996; there were no such expenses for Fiscal 1995 because Spray had no non-billable employees. This increase in general and administrative expenses in absolute dollar terms was the result of the hiring of non-billable employees in Fiscal 1996 and the allocation of their salaries and direct costs to general and administrative expenses.

   Income taxes. Razorfish had a tax benefit of approximately $57,000 on pre-tax losses of $0.3 million for Fiscal 1996 compared to income tax of approximately $11,000 on pre-tax profits of approximately $47,000 for Fiscal 1995. The effective income tax rate was 18.2% for Fiscal 1996 and 23.9% for Fiscal 1995. The tax benefit was related to the change in Razorfish's status from an "S" corporation to a "C" corporation in Fiscal 1996 and the loss in income before taxes during Fiscal 1996.

   Spray had a tax charge of $0.2 million on pre-tax profits of $0.3 million for Fiscal 1996. Spray had a tax charge of approximately $66,000 on pre-tax profits of $0.4 million for Fiscal 1995. The effective income tax rate increased to 74.8% for Fiscal 1996 from an effective income tax rate of 18.2% for Fiscal 1995. The differences in the effective tax rates for Fiscal 1996 and Fiscal 1995 from the statutory Swedish tax rates were primarily due to the inability of Spray to take advantage of net operating losses in certain of its subsidiaries that filed individual tax returns.

Liquidity and Capital Resources

   Historically, Razorfish has relied on borrowings under lines of credit provided by Omnicom to finance its working capital requirements and capital expenditures.

   Historically, Spray has relied on cash flow from operations, capital contributions and convertible debt agreements to finance its working capital requirements and capital expenditures.

 Net cash (used in) provided by operating activities

   Razorfish's net cash provided by operating activities was $0.9 million for the nine months ended September 30, 1998 compared to net cash used in operating activities of approximately $0.4 million for the nine months ended September 30, 1997. Net cash used in operating activities for the nine months ended September 30, 1998 was primarily the result of an increase in unbilled charges and amounts due from affiliates and was partially offset by an increase in income taxes payable, accounts payable and accrued expenses. Net cash used in operating activities increased to approximately $0.5 million in Fiscal 1997 from net cash used in operating activities of approximately $0.2 million in Fiscal 1996. This increase in net cash used in operating activities was primarily due to the growth in Razorfish's New York operations and an increase in the number of clients and in the number and size of projects.

   Spray's net cash used in operating activities was approximately $0.6 million for the nine months ended September 30, 1998 compared to net cash provided by operating activities of $0.6 million for the nine months ended September 30, 1997. The decrease in net cash provided by operating activities for the nine months ended September 30, 1998 was primarily the result of an increase in net loss, and a significant increase in other current liabilities and accrued expenses which were partially offset by an increase in accounts receivable, prepaid expenses and other current assets. Net cash provided by operating activities decreased to $0.3 million for Fiscal 1997 from net cash provided by operating activities of $0.4 million for Fiscal 1996. This decrease in net cash provided by operating activities was primarily due to an increase in net loss and an increase in accounts receivable that was offset by a decrease in other current liabilities.

 Net cash used in investing activities

   Razorfish's net cash used in investing activities was $4.7 million for the nine months ended September 30, 1998 compared to net cash used in investing activities of approximately $0.2 million for the nine months ended September 30, 1997. Net cash used in investing activities in the nine months ended September 30, 1998 was primarily used for the acquisition of four companies during this period and was also used for capital expenditures. Net cash used in investing activities increased to approximately $0.3 million in Fiscal 1997 from net cash used in investing activities of approximately $0.2 million in Fiscal 1996. The increase was due to the growth in the size of Razorfish's operations requiring additional capital expenditures consisting primarily of the purchase of the computer equipment and leasehold improvements.

   Spray's net cash used in investing activities was $1.4 million for the nine months ended September 30, 1998 compared to net cash used in investing activities of $0.5 million for the nine months ended September 30, 1997. Net cash used in investing activities in the nine months ended September 30, 1998 and in the nine months ended September 30, 1997 was primarily used for capital expenditures and investments in the three new subsidiaries that began operations in the fourth quarter of Fiscal 1997. Net cash used in investing activities increased to $0.6 million for Fiscal 1997 from net cash used in investing activities of approximately $95,000 for Fiscal 1996. The increase in net cash used in investing activities was due to the investment in such new subsidiaries, net of cash acquired, and capital expenditures consisting primarily of the purchase of the computer equipment and leasehold improvements.

 Net cash provided by financing activities

   Razorfish's net cash provided by financing activities was $2.9 million and approximately $0.7 million for the nine months ended September 30, 1998 and 1997, respectively. This increase was primarily the result of additional borrowings under the lines of credit provided by Omnicom in connection with the four acquisitions during the nine months ended September 30, 1998. Net cash provided by financing activities was $1.9 million in Fiscal 1997 compared to net cash provided by financing activities of approximately $0.5 million in Fiscal 1996. The increase was the result of cash borrowed at the end of Fiscal 1997 to fund Razorfish's first acquisition in Fiscal 1998 and the growth in Razorfish's operations.

   Spray's net cash provided by financing activities was $1.8 million and $0.6 million for the nine months ended September 30, 1998 and the nine months ended September 30, 1997, respectively. The decrease in net cash provided by financing activities was primarily the result of reductions in capital contributions received, net of any cash dividend paid. Net cash provided by financing activities was $0.7 million for Fiscal 1997 compared to net cash used in financing activities of $0.3 million for Fiscal 1996. The increase in net cash provided by financing activities was the result of a capital contribution of $2.3 million received in Fiscal 1996.

 Capital expenditures

   Razorfish's capital expenditures for the nine months ended September 30, 1998 were approximately $528,000 compared to approximately $256,000 for the nine months ended September 30, 1997. Capital expenditures for Fiscal 1997 were approximately $316,000 compared to approximately $189,000 for Fiscal 1996. Historically, capital expenditures have been used to make leasehold improvements to Razorfish's leased office space and to purchase computer hardware and software.

   Spray's capital expenditures were $1.0 million and $0.3 million for the nine months ended September 30, 1998 and the nine months ended September 30, 1997, respectively. Capital expenditures for Fiscal 1997 were approximately $0.5 million compared to approximately $95,000 for Fiscal 1996. Historically, capital expenditures have been used to make leasehold improvements to the Spray's leased office space and to purchase computer hardware and software.

 Lines of credit and other financings

   Razorfish provides lines of credit to each of its subsidiaries under the same terms and conditions as its borrowings from Omnicom.

   In September 1996, Razorfish entered into a Shareholders Agreement (the "Shareholders Agreement") with Communicade (f/k/a JWL Associates Corp.), a wholly-owned subsidiary of Omnicom, Mr. Jeffrey A. Dachis and Mr. Craig M. Kanarick, pursuant to which Omnicom agreed that, as long as it was a shareholder of Razorfish, it would provide Razorfish with a line of credit of up to $2.0 million for working capital purposes (the "Line of Credit") and a financing line of credit in connection with Razorfish's acquisition of "new media" companies (the "Acquisition Financing"). The Shareholders Agreement terminated upon the effectiveness of a Stockholders Agreement (the "New Stockholders Agreement") entered into by Razorfish, Communicade, Spray Ventures and Messrs. Dachis and Kanarick in connection with the Spray Acquisition. Pursuant to the terms of the New Stockholders Agreement, Communicade is to provide the Line of Credit and the Acquisition Financing to Razorfish on the same terms and conditions as are set forth in the Shareholders Agreement. As of the date of this prospectus, Razorfish has approximately $1.3 million outstanding under the Line of Credit and approximately $3.9 million outstanding under the Acquisition Financing. The New Stockholders Agreement terminates upon the closing date of the offering (the "Closing Date"), and Razorfish is required to pay to Omnicom the aggregate principal amount outstanding and interest thereon under the Line of Credit on the Closing Date. The principal under any loan pursuant to the Acquisition Financing is to be repaid quarterly in equal installments over a seven-year period beginning on the date of the applicable loan. See "Related Party Transactions."

   Pursuant to the terms of the New Stockholders Agreement, Communicade was granted an option (the "10% Option") to purchase from Razorfish the number of shares of Common Stock which is equal to 10% of the Common Stock on a fully diluted basis on the date the 10% Option is exercised. The purchase price per share upon exercise of the Omnicom 10% Option is equal to 80% of the price per share to be sold in this offering. Razorfish expects that Communicade will exercise the 10% Option and will purchase 3,950,944 shares of Common Stock in January 1999. See "Related Party Transactions."

   Spray currently has an outstanding loan of SEK15,009,000 ($1.9 million) due to Spray Ventures. The terms and conditions of this loan are the same as Razorfish's borrowings from Omnicom. Razorfish expects to repay this loan with the proceeds of the 10% Option.

   Razorfish believes that cash generated by operations combined with the proceeds of the 10% Option and the offering will be sufficient to meet its working capital needs for the next twelve months.

   Rental payments for office space leased by Razorfish under current rental agreements will be $2.6 million in 1999.

YEAR 2000

   The Year 2000 issue is the potential for system and processing failures of date-related data arising from the use of two digits by computer-controlled systems, rather than four digits, to define the applicable year. For example, computer programs that contain time-sensitive software may recognize a date using two digits of "00" as the year 1900 rather then the year 2000. This could result in system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar ordinary business activities. The Year 2000 problem is not limited to IT systems but may also impact embedded systems, such as those that control elevators, alarm systems and many other devices.

   Razorfish believes that its internal software and hardware systems will function properly with respect to dates in the year 2000 and thereafter. Nonetheless, there can be no assurance in this regard until such systems are operational in the year 2000. In the judgment of management, Razorfish's exposure is minimal, the cost of recovery will be insignificant and its business will not be adversely impacted.

   Razorfish has examined all of its internal systems that constitute core components of its operations, including both computer systems and elements of the office environment. Razorfish has also conducted a complete inventory of the hardware and software in use by Razorfish in order to verify the state of Year 2000 compliance of all assets necessary to maintain the operations of Razorfish during the potential disaster scenarios that Razorfish has identified. Razorfish has verified that its internally developed solutions and operational support applications are Year 2000 compliant.

   Razorfish has also examined Year 2000 issues as they relate to the third parties with which it has a material relationship, such as its payroll provider and the supplier of the software used by the accounting department. Razorfish's investigation into the capabilities of its vendors continues, but Razorfish expects to receive statements from them of Year 2000 compliance shortly. In the judgment of management, internally used third-party tools, such as operating systems, databases and other design and development applications are 90% Year 2000 compliant and will be fully compliant by June 30, 1999. Management believes that any failures of these systems would have negligible impact on Razorfish's operations and would take only a few days to resolve.

   Although, as a general matter, Razorfish does not specifically warrant to clients that its work will be Year 2000 compliant, certain clients have requested and received such warranties. In such cases, Razorfish does not warrant the compliance of third-party software, rather Razorfish warrants only that software created by Razorfish will be Year 2000 compliant. However, even absent a specific Year 2000 warranty, there is a risk that clients for whom Razorfish has created or implemented software will attempt to hold Razorfish liable for any damages that result in connection with Year 2000 issues.

   Razorfish continues to purchase and upgrade all desktop and server hardware and software according to the capital budget in place for 1999. One full-time information services specialist is dedicated to the completion of the full hardware and software inventory and the installation of all application software. Razorfish's planned upgrades to its telephone system and alarm system necessary to support Razorfish's growth will also result in Year 2000 compliance. In the judgment of management, the cost of compliance could range from $100,000 to $250,000.

   Razorfish has also prepared a contingency plan, which includes the availability of Year 2000 compliant software on its servers and the availability of a full complement of trained information services support staff to deal with unforeseen desktop failures. Razorfish has redundant servers for a variety of its operating systems to minimize potential outages of server operations. Regular backups will be supplemented and relocated offsite to ensure Razorfish's ability to reconstruct its failed systems quickly. Secondary DNS servers throughout Razorfish will maintain Razorfish's vital Internet connections.

Currency Fluctuation and the "Euro" Conversion

   Razorfish does not believe that it is subject to material currency fluctuations as a result of its international operations. Revenue from the operations of its subsidiaries, CHBi Razorfish Ltd. (formerly CHBi, "Razorfish

London") and Spray, are currently denominated primarily in British pounds and the Swedish kroner, respectively. The Company does not plan to repatriate such revenues to the United States in the foreseeable future.

   Eleven of the fifteen member states of the EU have agreed to adopt the "euro" as their common legal currency. On January 1, 1999, these members began the process of converting their native currencies to the euro, and on that date the euro commenced trading on currency exchanges and became available for non-cash transactions. For the period from January 1, 1999 to January 1, 2002 both the euro and the native currencies will be legal tender in the participating member states. During this period, the conversion rates for currencies will be determined by a formula that has been established by the European Commission. On January 1, 2002, new euro-denominated bills and coins will be fully deployed and all native bills and coins will be withdrawn by July 1, 2002.

   In addition, as of January 1, 1999, the new European Central Bank gained the authority to direct monetary policy with respect to the euro, including money supply and official interest rates for the euro. Some of the rules and regulations with regard to the euro have yet to be promulgated and completed by the European Commission.

   While the United Kingdom and Sweden are members of the European Union, they are not participating in the euro conversion; however, they may elect to convert to the euro at a later date. Risks related to the conversion to the euro may not impact Razorfish directly, but could have a materially adverse effect on its clients' businesses, which could have an indirect effect on their demand for Razorfish's services. Although Razorfish's management does not believe that the conversion to the euro will have a material or adverse impact on its business, they have not completed their assessment of the effect that the introduction of the euro will have on its business, results of operations and financial condition.

Recent Accounting Pronouncements

   In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"), which establishes standards for reporting and display of comprehensive income and its components in the financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. SFAS No. 130 offers alternatives for presentation of disclosures required by the standard. The adoption of SFAS No. 130 did not have a material impact on the Company's results of operations, financial position or cash flows.

   In June 1997, FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"), which establishes standards for reporting information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 131 did not have a material impact on the Company's results of operations, financial position or cash flows.

   In April 1998, the AICPA issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"). SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. As the Company has expensed these costs historically, the adoption of this standard is not expected to have a significant impact on the Company's results of operations, financial position or cash flows.

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS 133"), which establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. There will be no impact to the Company's results of operations, financial position or cash flows upon the adoption of this standard.

                                    BUSINESS

   The information in this section includes forward-looking statements which involve risks and uncertainties. Razorfish's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under the caption "Risk Factors" and elsewhere in this prospectus.

Overview

   Razorfish is a leading-edge international digital communications solutions provider. Razorfish's digital communications solutions help its clients increase sales, improve communications and create brand identities. Razorfish's solutions have included (1) a re-designed on-line trading system for Charles Schwab, (2) an enhanced on-line brand identity for IBM's RS/6000 product line,
(3) a user-interface and front-end application for ServiceCo's Road Runner high-speed modem service and (4) a unique interface design and user experience for theglobe.com. Razorfish offers an integrated package of services consisting of strategic consulting, design of information architectures and end-user interfaces, and creation and customization of software necessary to implement its digital communications solutions. Razorfish primarily uses Internet-based technologies to create digital communications solutions for the World Wide Web. However, Razorfish's solutions will increasingly incorporate additional communications technologies, such as wireless, satellite and broadband communications, for use with a variety of digital devices, including mobile phones, pagers and PDAs.

Industry Background

   Technology has enhanced the ability of companies to create, store, process and distribute information. As companies face increasing pressure to operate more efficiently and to better serve customer needs, information flow both inside and outside the organization has risen in importance. However, the escalating cost and complexity of information technology and the technical expertise required to implement technology-based solutions have led companies to increasingly rely on IT service providers. This trend toward outsourcing and a focus by companies on their core business has driven the rapid growth of the IT services market. The IT services market has grown most quickly in countries, such as the United States and those in northern Europe, where high PC penetration and technology adoption rates among businesses and consumers provide for large client bases.

   With the growth in the use of the Internet, companies are increasingly seeking to improve their business practices through digital communications solutions. Today, digital communications solutions are largely Internet-based. Forrester Research projects that the size of the worldwide Internet professional services market will grow from $2.4 billion in 1997 to $32.8 billion in 2002, a compound annual growth rate of 68.7%. Internet-based solutions include intranets, extranets and websites. An intranet is an internal company network that utilizes various Internet Protocols ("IP") to allow employees access to corporate information and internal business applications. An extranet is a secure IP network environment that links the company with customers and suppliers and effectively integrates the stages involved in the delivery of the company's products or services. Websites present an opportunity for electronic commerce, Internet branding and the delivery of information and entertainment services.

   As the informational requirements of companies have become more complex, organizations have required a broader range of IT services, including strategy, architecture design, application development and systems integration. Due to this demand for a broader range of services, various types of service providers have entered the market for digital communications solutions including Internet service firms, technology consulting firms, technology integrators and strategic consulting firms. However, these competitors generally lack the creativity, breadth of services or technical expertise needed to fully address an organization's needs. Furthermore, firms that focus solely on Internet-based solutions, such as web design firms, will lack the technical expertise to deliver non-Internet-based digital communications solutions that companies are beginning to seek. In addition, because the IT services market is fragmented by the cultural and language differences among countries, firms that lack a presence and expertise in important local markets are unable to compete as effectively in those markets. The growing demand for creative digital communications solutions has led to a significant market opportunity for companies, such as Razorfish, that combine an international presence with local expertise and provide an integrated package of services.

The Razorfish Approach

   Razorfish believes that with the tremendous growth in the use of digital technologies around the world, companies must re-evaluate their traditional business models and incorporate digital communications into their organizations in order to remain competitive. Razorfish helps companies interact effectively, both internally with employees and externally with vendors, suppliers and customers, in this new digital environment. Razorfish designs and implements digital communications solutions to enhance its clients' core business, operations and communications. In order to service its clients, Razorfish:

   Provides an integrated, full-service offering. Razorfish offers an integrated package of services consisting of strategic consulting, design of information architectures and end-user interfaces, and creation and customization of software necessary to implement the digital communications solution. Its employees have expertise in a broad range of disciplines including business strategy, marketing, branding, technology and creative design. Razorfish works with a client from the analysis of its business problems to the implementation of an appropriate solution. As a result, clients benefit not only from the time and cost savings of working with a single firm, but also from the optimized digital communications solution made possible by Razorfish's integrated service offering. The Company believes that its integrated, full-service offering differentiates it from other service providers that focus on a single aspect of the service offering.

   Develops and implements high value-added solutions. Razorfish enables its clients to improve their overall business practices by providing digital communications solutions that can increase sales, improve communications and create brand identities. Solutions have included the creation of new distribution channels, the repositioning of on-line brands and the integration of a client's operations by opening and expanding lines of communication among the client's employees, customers, distributors and vendors. These high value-added solutions result in significant opportunities for revenue growth and cost reduction for Razorfish clients. For example, Razorfish re-designed and enhanced the on-line trading system for Charles Schwab that now accounts for approximately 51% of Charles Schwab's daily trading volume.

   Provides an end-user-focused solution. Because the end-user determines the ultimate success of a client's product or service, Razorfish analyzes end-user needs and applies its creativity and expertise to create digital communications solutions that are easy-to-use, enjoyable, functional and optimized for a particular need. Razorfish utilizes information from clients and end-user surveys to develop user profiles and product and service characteristics that serve as the basis for the design and development of its digital communications solutions. Razorfish believes that this end-user-focused approach distinguishes the Company from its competitors.

   Leverages its international presence and local expertise. Razorfish has offices in the United States and five European countries. The Company believes that it is better able to serve multi-national and local clients because its local consulting teams understand the nuances of local cultures, economies and business practices. In addition, each office has the ability to draw on the knowledge base and resources of over 270 Razorfish professionals worldwide.

Strategy

   Razorfish's objective is to enhance its position as a leading-edge provider of digital communications solutions. Razorfish's strategy to attain this goal includes the following components:

   Focus on leading-edge digital technologies. Today, Razorfish primarily uses Internet-based technologies to create digital communications solutions for the World Wide Web. Razorfish's solutions will increasingly incorporate additional communications technologies, such as wireless, satellite and broadband communications, for use with a variety of digital devices, including mobile phones, pagers and PDAs. The Company will continue to build its capabilities by (1) recruiting the most talented people from leading technology firms and colleges and universities and (2) providing continuous training for its employees through tuition reimbursement and training programs. Razorfish believes that by following a technology-neutral approach to solutions development, it will be well positioned to capture additional market share as companies seek non-Internet-based digital communications solutions.

   Maintain creative leadership. Razorfish believes that it wins most of its engagements due to its creativity. Unlike many other IT service providers, Razorfish has established a team dedicated solely to creative design. In order to maintain its creative leadership, the Company sponsors cultural seminars and non-traditional special events and provides benefits, such as a fund for creative learning opportunities, for its employees. Razorfish will continue to invest in building the creative talents of its employees.

   Target industries that can benefit from the use of digital communications. The Company believes that increased deregulation, consolidation and global competition will lead companies in more industries to use digital communications technology to differentiate their products and services. Razorfish intends to target companies in those industries in order to further expand its business.

   Maintain the Razorfish culture. From its inception, Razorfish has focused on building a working environment that encourages individuality and initiative to promote the development of creative, cutting-edge solutions. Razorfish has instituted programs that help maintain a productive and energetic workplace, including a worldwide employee exchange program that allows employees to transfer to other offices for specified periods of time. The Company believes that by continuing and expanding these programs it will be able to attract top professionals and maintain retention rates higher than the industry average.

   Expand through strategic acquisitions. Razorfish believes that building a critical mass of strategic, technical and creative talent and establishing a multi-national presence through both acquisitions and internal growth will provide it with a substantial competitive advantage. Razorfish has grown rapidly since its inception in 1995. It completed five acquisitions in the United States and Europe in 1998 and completed the Spray Acquisition in January 1999. Razorfish will continue to pursue strategic acquisitions to (1) acquire expertise in new technologies, (2) gain access to additional talented professionals, (3) enter into new geographic markets and (4) expand its client base.

   Build partnerships with clients. Razorfish establishes strong ties with its clients' senior management by assisting them in addressing their strategic business issues. The Company intends to leverage these relationships to expand the scope and length of current engagements and to enter into additional engagements.

The Razorfish Project Management Process

   Razorfish utilizes a team-based approach to creating digital communications solutions and has developed a proprietary five-phase project management process that emphasizes client interaction to ensure creative and efficient solutions. The Company's solutions managers, project managers, technologists and creative personnel work together with the client in all five phases to guarantee that the solution maintains a uniform look and stays within budget. At the end of each phase Razorfish produces a set of deliverables for client acceptance. This process ensures that the digital communications solution meets with the client's expectations at every stage of its development. This project management process consists of the following phases:

 Phase I: Clarify

   Phase I involves understanding the client's business and clarifying the client's immediate business needs, as well as determining the client's long-term goals. During this phase, the Company evaluates the market segment in which the client competes and assesses the client's operating and technical environment. Once the client's objectives are outlined, a strategic plan is formulated, including a definition of how the success of the project will be assessed. Razorfish also establishes the project's scope and budget and creates a detailed work plan during this phase.

 Phase II: Architect

   During Phase II, the Company creates the architecture of the digital communications solution for the specific business problem to be addressed and the definition of the functional, technical and creative requirements necessary to put the solution into effect. Each aspect of the project is documented in writing, and the Company collaborates with the client to refine the architecture of the solution. The Company develops a demo of the solution to test the initial concept and its functionality.

 Phase III: Design

   Once the structural foundation is established, the Company focuses on completing the information, interaction and interface design aspects of the project. The Company develops the features of the project, refines the technology architecture for the solution and conducts usability testing to evaluate the performance of the solution. By the end of this phase, the Company delivers a functional prototype of the solution and a detailed plan for its implementation.

 Phase IV: Implement

   The final product is built and launched for the client during Phase IV. If necessary, Razorfish integrates the solution with the client's existing IT infrastructure. As part of the final delivery process, the Company performs quality assurance tests and ensures that the client understands how to use and maintain the product through client training and maintenance documentation.

 Phase V: Enhance

   After implementation of the solution, the Company monitors it for a specified period of time and analyzes how the solution performs against the criteria established in Phase I. At the client's option, Razorfish may also design a marketing and promotion plan for the product. In addition, Razorfish will encourage clients to continue to work with Razorfish to address the needs for the next generation of the solution as new technologies are developed and end-user's requirements evolve.

Digital Communications Solutions

   The following chart illustrates some of the digital communications solutions that Razorfish has created for its clients:

 Financial & Consulting Services

   Challenge: Assist Charles Schwab  Solution: Redesigned its trading floor
              in responding to                 website and on-line marketing
              increased competition            presence to strengthen Charles
              in on-line investment            Schwab's position as the
              services.                        industry-leading e-commerce
                                               brokerage house. Razorfish also
                                               enhanced Schwab's on-line brand
                                               identity and developed a new
                                               user experience which are
                                               consistently conveyed throughout
                                               the website. As a result,
                                               Charles Schwab is able to
                                               clearly highlight its distinct
                                               competitive strengths to both
                                               its visitors and customers.

                                               www.schwab.com

 Media & Entertainment

   Challenge: Strengthen Road        Solution: Developed the user interface and
              Runner's presence in             front-end application of Road
              the high-speed modem             Runner, the high-speed modem
              service industry.                service which is owned by
                                               ServiceCo, the joint venture
                                               among Time Warner, MediaOne,
                                               Microsoft, Compaq and Advance
                                               Newhouse. Leveraging the use of
                                               new technologies, the front-end
                                               application provides a dynamic
                                               and engaging multimedia
                                               experience for users. This new
                                               version of Road Runner is being
                                               deployed throughout Time
                                               Warner's regional cable
                                               affiliates.

                                               www.rr.com

   Challenge: Enhance the end-       Solution: Designed a unique on-line
              user's experience and            environment to support
              strengthen the on-               theglobe.com's position as a
              line brand identity              popular on-line community. The
              for theglobe.com.                website features an elegant end-
                                               user interface designed to
                                               appeal to theglobe.com's diverse
                                               target audience and to provide a
                                               compelling end-user experience.
                                               Razorfish also has developed a
                                               template system that allows both
                                               community members and third
                                               party providers to post content
                                               on the website. Razorfish is
                                               currently working with
                                               theglobe.com to continue to
                                               enhance the end-user's overall
                                               experience and to expand the
                                               features and functionality
                                               offered by the globe.com.


 Software, Technology & Telecommunications

   Challenge: Establish a stronger   Solution: Consolidated the three existing
              on-line brand                    RS/6000 websites and reorganized
              identity for IBM's               the information to be more user-
              RS/6000, a series of             friendly. The Company also
              powerful UNIX-based              created a stronger on-line brand
              workstations, servers            identity for the RS/6000 through
              and supercomputers.              a dynamic homepage, active menus
                                               and its custom Java interface.

                                               www.rs6000.ibm.com

   Challenge: Showcase Ericsson's    Solution: Designed a website to present
              Multi-Service Access             multiple views of each product,
              group's                          including its technical
              communications                   specifications and use in
              networking equipment             business solutions. The end-user
              in a way that can be             can access independent press
              appreciated by both              coverage about and support for
              technicians and                  each product on the website.
              laypersons.                      Razorfish created a three-
                                               layered architecture to overlay
                                               a database containing all of the
                                               information to be presented.
                                               This architecture gives the end-
                                               user the ability to access
                                               customized information based on
                                               his or her own level of
                                               understanding of Ericsson's
                                               communications networking
                                               equipment.

                                               www.ericsson.se/access

   Challenge: Enhance eBay's         Solution: Razorfish is assisting eBay in
              successful on-line               improving the structure of
              trading community                eBay's website. The new graphic-
              website by improving             based look will enhance visual
              the graphic design               appeal and better convey the
              and user interface.              eBay brand. Razorfish is working
                                               with eBay to enhance the user
                                               experience for a rapidly growing
                                               user base and to seamlessly
                                               integrate new features into this
                                               design.

                                               www.ebay.com

 Travel & Leisure

   Challenge: Create a digital       Solution: Created a website that is a key
              solution to help                 channel for product and service
              reposition the RAC, a            delivery. The website offers
              leading U.K. motoring            interactive accommodation
              club, from a roadside            planning, combined route
              recovery organization            planning, live traffic news and
              to a travel service              the ability to become a member
              provider.                        and purchase travel and
                                               automotive accessories and
                                               travel-related services on-line.
                                               Razorfish is currently working
                                               to deliver these services via
                                               other media platforms, including
                                               interactive TV and mobile
                                               phones.

                                               www.rac.co.uk

   Challenge: Create a central       Solution: Built an on-line travel service
              information source               featuring an information-rich
              for the customers of             database that covers
              the six international            approximately 600 destinations
              airlines, Air Canada,            in over 100 countries. The
              Lufthansa, SAS, Thai,            website is automatically updated
              United and Varig,                four times a day and gives users
              that form the Star               access to flight schedules,
              Alliance(TM).                    maps, currency exchange rates,
                                               three-day weather forecasts,
                                               airport and ground
                                               transportation information and
                                               electrical and cellular phone
                                               standards. Users can also
                                               purchase airline tickets from
                                               certain airlines and learn about
                                               airline bonus programs.

                                               www.star-alliance.com

 Consumer Brands & Retail

   Challenge: Emulate the overall    Solution: Created an interactive "toy box"
              FAO Schwarz                      on the Internet that recreates
              experience within a              FAO Schwarz stores' whimsical
              digital environment.             atmosphere in a digital
                                               environment. The website
                                               features a user-friendly
                                               interface that is rich in
                                               graphics and animation and
                                               permits visitors to access
                                               information about FAO Schwarz's
                                               services and to purchase its
                                               products through the easily
                                               updated electronic catalog.
                                               Razorfish built the site to work
                                               in conjunction with FAO Schwarz'
                                               existing internal fulfillment
                                               system. This e-commerce
                                               capability has increased the
                                               flow of purchase orders and
                                               opened up a new sales channel
                                               for the store.

                                               www.faoschwarz.com

   Challenge: Display Electrolux     Solution: Designed a website featuring a
              products to its                  1950's-style cartoon house and
              world-wide customer              family. The end-user is invited
              base in a way that               into each room of the house
              accommodates country-            where a member of the family
              to-country                       describes the history and
              differences in                   features of the Electrolux
              product names and                products used in that room in a
              packaging while                  humorous fashion. The website
              maintaining a                    also features "fridge cam," a
              consistent brand                 camera mounted in the
              identity.                        refrigerator of an actual
                                               suburban Stockholm family that
                                               snaps a photo and posts it on
                                               the website whenever the
                                               refrigerator door is opened.
                                               Razorfish has developed tools
                                               that enable Electrolux country
                                               managers to translate the
                                               contents of the website into
                                               local languages while allowing
                                               Electrolux's Swedish
                                               headquarters to control the
                                               brand image and content.

                                               www.electrolux.se

 Cultural Institutions

   Challenge: Extend The             Solution: Developed a multi-dimensional,
              Smithsonian                      digital exhibit that allows
              Institution's reach              visitors to explore cultural
              beyond its physical              history through various everyday
              walls.                           objects. The visitor to the
                                               website controls the experience
                                               by viewing the exhibition pieces
                                               on the website in any order; the
                                               selection of an object links the
                                               visitor to another "room" with
                                               other related objects and
                                               information. The end result is a
                                               personalized, fluid experience
                                               for the visitor. In addition,
                                               end-users can enhance the
                                               exhibit by donating their own
                                               objects and stories to The
                                               Smithsonian Institution on-line.

                                               www.si.edu/revealingthings

Marketing and Sales

   The Company's marketing efforts are dedicated to strengthening its brand name and enhancing its reputation as a creative provider of digital communications solutions. The Company believes that the current strength of its brand name provides it with a competitive advantage over those professional IT services firms whose brands may not be as well known or may not convey the same focused message of creative digital communications solutions.

   The Company's brand development programs are designed to reinforce the message that Razorfish is an international company with a local presence that can provide a complete service offering. The Company also intends to increase its advertising in an effort to expand the recognition of its brand name. The Company's marketing programs, advertising campaigns and marketing tools are developed within the Company and can be delivered to all Razorfish offices without incurring the additional expense of retaining a marketing firm.

   Currently, the Company's solutions managers are responsible for marketing and sales. This approach provides the Company with a flexible sales resource. Because of the current high demand for the Company's services, the Company has not needed a formal sales or marketing force. There can be no assurance that this trend will continue; therefore, the Company intends to use a portion of the proceeds of the offering to develop a sales force. Razorfish intends the sales and marketing force primarily to develop and prioritize new business leads and to filter incoming contacts from prospective clients.

Clients

   Razorfish currently targets companies in industries that can use digital technologies to increase sales, improve communications and create brand identities. These industries include financial and consulting services, media and entertainment, software, technology and telecommunications and consumer brands and retail. Set forth below is a list of certain of the Company's clients during the past twelve months within each targeted industry. This list is not necessarily indicative of Razorfish's current clients.

FINANCIAL & CONSULTING SERVICES                MEDIA & ENTERTAINMENT
Bank One                                       Canal Digital
                                               Cosmopolitan Magazine/Hearst Communications
Barclays Global                                Inc.
Charles Schwab & Co.                           Disney/ABC
Dow Jones & Co.                                Financial Times
Egg                                            Medialab
Guardian Life Insurance Company of America     Razorfish Studios
Goldfish                                       Road Runner
Hagstromer and Qviberg                         Stern Magazine
Husbanken                                      Showtime Networks
KPMG LLP                                       theglobe.com
Sparebank 1                                    The New Millennium Experience Company
                                               TV4
CONSUMER BRANDS & RETAIL                       Warner Music Group
Allied Domecq PLC
Arla                                           SOFTWARE, TECHNOLOGY &
Bayer AG                                       TELECOMMUNICATIONS
Canon                                          Acer
Electrolux                                     British Telecom
Hennes & Mauritz                               eBay
Kenwood USA                                    Ericsson
Liz Claiborne                                  HTV
Pripps                                         IBM
Sony Electronics Corporation                   MCI/WorldCom
Toro                                           Microsoft
Virgin Cola                                    NASA Ames Research Center
Virgin Clothing                                Nokia
                                               SegaSoft
INDUSTRIAL                                     Sega Entertainment
Ashlar Inc.                                    Telia
British Aerospace PLC                          Telewest
J&W
Merck Sharp & Dohme                            TRAVEL & LEISURE
Shell Trading & Transport                      Best Western International Inc.
                                               Braathens
                                               Finnair
                                               First Hotels
                                               RAC Motoring Services
                                               Savoy
                                               Scandinavian Airline Systems
                                               Star Alliance
                                               Statens Jarnvagar
                                               The Tote

   Razorfish has also created digital communications solutions for prestigious cultural institutions including The Smithsonian Institution, Carnegie Hall, The Whitney Museum and the Norwegian State Church (Norsk Kirkeiutlandet).

   Razorfish believes that increased deregulation, consolidation and global competition will lead companies in more industries to use digital communications technology to differentiate their products and services. The Company anticipates targeting those industries that it believes will most effectively be able to use digital communications technologies to increase sales, improve communications and create brand identities.

   Each of Razorfish's clients is generally charged for the time, materials and expenses incurred on a particular project. However, the agreements entered into in connection with a project are generally terminable by the client upon 30-days' prior written notice. We cannot give any assurances that a client will not terminate an engagement before its completion. If our clients terminate existing agreements or if we are unable to enter into new engagements, our business, financial condition and results of operations could be materially and adversely affected.

   On a pro forma basis, no client accounted for more than 10.0% of revenue in 1997. Charles Schwab accounted for approximately 11.9% of revenue on a pro forma basis for the nine months ended September 30, 1998. CBS, AT&T, Road Runner and Charles Schwab accounted for approximately 19.5%, 16.2%, 14.1% and 13.7% of Razorfish's revenues, respectively, during fiscal 1997. Charles Schwab and Citibank accounted for approximately 28.5% and 13.6% of Razorfish's revenues, respectively for the nine months ended September 30, 1998. Telia and SAS accounted for approximately 17.0% and 12.0% of Spray's revenues, respectively, during fiscal 1997. Hagstromer and Qviberg accounted for approximately 11.9% of Spray's revenues for the nine months ended September 30, 1998. The Company believes that it will continue to derive a significant portion of its revenues from a limited number of larger clients. The volume of work performed for these clients may not be sustained from year to year, and there is a risk that these principal clients may not retain Razorfish in the future. Any cancellation, deferral or significant reduction in work performed for these principal clients or a significant number of smaller clients could have a material adverse affect on Razorfish's business, financial condition and results of operations.

ACQUISITION OF SPRAY

   In January 1999, the Company acquired all of the issued and outstanding shares of capital stock of Spray from Spray Ventures and Communicade (the "Spray Acquisition") in exchange for an aggregate of 19,762,068 shares of Razorfish Common Stock and an aggregate of 50 shares of Razorfish non-voting Class B Common Stock (the "Class B Shares"). The Class B Shares will be issued prior to the Company's reincorporation in Delaware. The shares of Common Stock issued represented 50.0% of the shares of Razorfish Common Stock on a fully-diluted basis immediately following the Spray Acquisition. At the time of the Spray Acquisition, Spray had 171 employees. Spray had approximately $7.8 million in revenues for the fiscal year ended December 31, 1997. Razorfish gained certain of its current clients as a result of the Spray Acquisition including Hagstromer and Qviberg, one of Sweden's largest investment banks, Hennes & Mauritz, a Swedish retail clothing company, Canal Digital, a Norwegian satellite TV company, and Nokia.

   Razorfish and Spray were founded upon like principles and have had similar growth patterns, which have generated what Razorfish believes are compatible corporate cultures. In addition, the companies have utilized similar business methodologies and approaches. For these reasons, Razorfish expects its integration of Spray to be successful. In addition, the Company believes that the combined strength of the companies and their common cultural outlook will help attract and retain qualified personnel.

Other Acquisitions

   In order to acquire expertise in new technologies, gain access to professionals and expand into new geographic regions, Razorfish has completed six acquisitions, including the Spray Acquisition, in the United States and Europe since its inception in 1995. In assessing a potential acquisition candidate, the Company evaluates the target's internal culture, customer base, local market share, financial characteristics, service offerings and quality of management. In addition, the Company analyzes macroeconomic issues such as technology adoption rates and the growth rates of the target's local economy. Set forth below are descriptions of the acquisitions that Razorfish completed in Fiscal 1998:

 Sunbather Limited

   The Company, through Razorfish London, acquired in October 1998 substantially all of the assets of Sunbather, a London-based new media company with experience in interactive and digital television, from an administrator appointed for the company (the "Sunbather Acquisition"). At the time of the acquisition, Sunbather had 11 employees and, in its last completed fiscal year ended March 31, 1998 had approximately (Pounds)565,000 ($933,000) in revenues.

 <tag> media

   Razorfish acquired substantially all of the assets of Los Angeles-based
<tag> Media in August 1998. <tag> Media had eight employees at the time of the acquisition and in its last completed fiscal year ended December 31, 1997 approximately $322,000 in revenues. <tag> Media specialized in working with film and record companies to deliver their messages and content through computer-based entertainment.

 Plastic

   Razorfish acquired in June 1998 substantially all of the assets of San Francisco-based Plastic, a new media company with strong technical expertise. The Company acquired Plastic to expand its presence to the West coast. At the time of the acquisition, Plastic had 15 employees and had in its last completed fiscal year ended December 31, 1997 approximately $835,000 in revenues.

 CHBi

   In May 1998, the Company acquired all of the outstanding stock of London-based CHBi (now Razorfish London). Razorfish's acquisition of this new media company was its first venture into the European markets. At the time of the acquisition, CHBi had 26 employees and had in its last completed fiscal year ended May 31, 1998 approximately (Pounds)835,000 ($1.4 million) in revenues.

 Avalanche Solutions, Inc.

   In January 1998, Razorfish acquired in a foreclosure sale substantially all of the assets of New York-based Avalanche Systems, a new media company with capabilities in creative design. At the time of the acquisition, Avalanche Systems had 32 employees and had in its last completed fiscal year ended December 31, 1997 approximately $2.3 million in revenues.

Internal Information Systems

   The Company continuously works to improve its internal communication systems and production tools for creating and maintaining digital communications solutions for its clients. Currently, Razorfish is upgrading its intranet system by adding new functions and faster hardware. Razorfish's intranet is a suite of applications including a global calendar and scheduling module, a timesheet and financial reporting module, a corporate knowledge database, project tracking and management modules, on-line forums for fostering knowledge sharing and other applications that increase productivity and creativity.

   Razorfish has also developed several applications to improve its productivity in other areas of service delivery, including: (1) XX, an extranet tool for on-line collaborative project development; (2) Webspy, an internet traffic monitoring and reporting tool; (3) Vegas, a streaming media player; and
(4) Olof Engine, a multimedia presentation tool. These and other internally developed technologies reduce development time and cost and increase productivity at Razorfish. The Company believes that these additional capabilities will improve employee productivity, client service delivery and management of its worldwide operations.

Competition

   The IT services market has grown dramatically in recent years as a result of the increasing use of digital technology by businesses for communication, marketing and information dissemination to their employees, customers, vendors and suppliers. Different IT service providers focus on different types of services, including technology consulting and marketing services. For example, Internet content providers, consulting and advertising agencies and telecommunications companies offer very different services that may be tied to the Internet, such as the creation of intranets and extranets, consulting and training, website design and development and advertising. This factor, along with the rapid pace of technological change, makes the IT services market an intensely competitive and rapidly evolving market. The Company expects competition to persist and intensify in the future.

   The Company's competitors include:

  . Internet service firms, such as AGENCY.COM, Icon Medialab, iXL, Modem
    Media . Poppe Tyson, Organic Online, Pixelpark, Proxicom, Online Marketing Communications and USWeb/CKS;

  . technology consulting firms, such as Diamond Technology Partners and Metzler Group;

  . technology integrators, such as Andersen Consulting, Cambridge Technology
    Partners, Cap Gemini, EDS, IBM, Sapient and WM-Data;

  . strategic consulting firms, such as Bain, Booz-Allen & Hamilton, Boston
    Consulting Group, and McKinsey; and

  . in-house IT, marketing and design service departments of its potential clients.

   Many of the Company's competitors have longer operating histories, larger installed client bases, longer relationships with clients, greater brand or name recognition and significantly greater financial, technical, marketing and public relations resources than the Company. Although only a few of these competitors have to date offered a package of services as fully integrated as Razorfish's, several have announced their intention to offer a broader range of technology-based solutions. Furthermore, greater resources may enable a competitor to respond more quickly to new or emerging technologies and changes in customer requirements and to devote greater resources to the development, promotion and sale of its products and services than the Company. In addition, the lack of any significant barriers to entry into this market permits new market entrants that further intensify competition.

   The Company believes that the principal competitive factors in its market, in relative importance, are the ability to attract and retain professionals, technical knowledge and creative skills, brand recognition and reputation, reliability of the delivered solution, client service and price. Razorfish believes that it has won most of its engagements due to its creativity and technology-neutral approach to solving business problems. See "Risk Factors-- Competition," "Risk Factors--Risks Associated with Maintaining Reputation and Name Recognition" and "Business--Marketing and Sales."

Intellectual Property Rights

   The Company protects its intellectual property through a combination of license agreements and trademark, service mark, copyright and trade secret laws. The Company enters into confidentiality agreements with its employees and clients and limits access to and distribution of proprietary information licensed from third parties. In addition, the Company enters into non-competition agreements with its key employees.

   The Company pursues the registration of its trademarks in the United States and internationally. It has obtained U.S. registration for the "Razorfish" and "Webspy" marks and has applied for registration of certain of its other trademarks and servicemarks.

   In addition, Razorfish licenses the "Razorfish" trademark and symbol and "The Blue Dot" trademark on a royalty-free basis to Razorfish Studios. Razorfish Studios produces and publishes on-line content, including art, computer games, and literature, as well as screensavers, CDs, books and films. Because the "Razorfish" trademark and symbol are closely associated with both Razorfish Studios and the Company, the Company's name and reputation could be materially and adversely affected by content published or actions taken by Razorfish Studios.

   The Company's efforts to protect its intellectual property rights could be inadequate to deter misappropriation of proprietary information. For example, the Company may not detect unauthorized use of its intellectual property. In addition, the legal status of intellectual property on the Internet is currently subject to various uncertainties. See "Risk Factors--Intellectual Property and Proprietary Risks" and "Risk Factors--Government Regulation and Legal Uncertainties--U.S. and Foreign."

Employees

   As of January 15, 1999, Razorfish had 350 full time employees, 137 of whom were located in the United States and 213 of whom were located in Europe. The Company's employees include 35 solutions managers (business, marketing and branding strategists), 67 project managers, 92 developers, 80 designers, 13 sales and marketing personnel, and 63 support staff (including information services, finance and legal personnel) and executives.

   The Company's continuing success will depend in large part on its ability to attract, motivate and retain highly qualified employees. Competition for such personnel is intense, and the Company may not be able to retain its senior management or other key personnel in the future. Razorfish believes it maintains high employee retention rates as compared to industry averages by paying competitive salaries, granting stock options and other awards and reimbursing employees for tuition expenses in connection with IT-related coursework. Employees also may temporarily transfer to another of Razorfish's domestic or European offices. Razorfish plans to allocate a portion of the proceeds of the offering to expand programs for the recruitment of qualified personnel. See "Use of Proceeds."

   The Company's employees are not represented by any union, and except for senior management and certain other employees, are retained on an at-will basis. However, the regulations of certain European countries in which the Company operates, including Sweden, may make it difficult for the Company to terminate those employees. In addition, those regulations govern the amount of vacation time that must be given to employees, which is significantly more vacation than in the United States. The Company considers its relations with its employees to be satisfactory.

Facilities

   The Company's headquarters are located in a leased facility in New York City consisting of approximately 15,000 square feet of office space. The leases expire on December 31, 2001. The Company also leases office space in Los Angeles, San Francisco, London, Stockholm, Oslo, Helsinki and Hamburg.

Legal Proceedings

   The Company is not a party to any material legal proceedings.

                                  MANAGEMENT

Directors and Executive Officers

   Set forth below is certain information with respect to the directors and executive officers of the Company.

             Name           Age                     Position
             ----           ---                     --------
                                President, Chief Executive Officer, Treasurer
   Jeffrey A. Dachis.......  32 and Director
   Craig M. Kanarick.......  32 Chief Scientist, Vice Chairman of the Board,
                                 Secretary and Director
                                Executive Vice President, Chairman of the Board
   Per Bystedt.............  33 and Director
   Jonas Svensson..........  30 Vice Chairman of the Board and Director
   Peter Seidler...........  40 Chief Creative Officer
   Susan Black.............  32 Chief Financial Officer
   Michael S. Simon........  35 Executive Vice President--Business Affairs and
                                 General Counsel
   Jean-Philippe Maheu.....  35 Executive Vice President--North America
   Thomas Randerz..........  42 Executive Vice President--Europe
   Evan Orensten...........  33 Executive Vice President--Corporate Development
   Johan Ihrfelt...........  31 Executive Vice President--Corporate Development
   John Wren...............  46 Director

   Jeffrey A. Dachis, a co-founder of the Company, has served as the President, Chief Executive Officer, Treasurer and a director of the Company since its inception in January 1995. He was a Graphic Production Specialist for Applied Graphics Technologies, a graphic pre-press production house, from May 1994 to April 1995. From September 1993 until April 1994, Mr. Dachis served as Vice President of Corporate Marketing of Game Financial Corp., a credit card cash advance and electronic funds transfer company. Mr. Dachis is also the Chief Executive Officer and a director of Razorfish Studios. He will devote substantially all of his time to the management of the Company. See "Certain Transactions." Mr. Dachis holds a B.A. in dance and dramatic literature from SUNY Purchase and a M.A. in media/entertainment business from New York University.

   Craig M. Kanarick, a co-founder of the Company, has been a Vice Chairman of the Board since January 1999, Chief Scientist of the Company since August 1998 and Secretary and a director of the Company since its inception in January 1995. Mr. Kanarick was Chairman of the Board of the Company from its inception until January 1999. From June 1993 to January 1995, Mr. Kanarick was a freelance digital media consultant and designer. Mr. Kanarick is the Chairman of the Board, Chief Creative Officer, Secretary and a director of Razorfish Studios. He is also a director of the New York New Media Association and Rhizome Communications, Inc., a non-profit digital arts corporation. Mr. Kanarick will devote substantially all of his time to the management of Razorfish. See "Certain Transactions." Mr. Kanarick holds a B.A. degree in philosophy and a B.S. degree in computer science from the University of Pennsylvania and a M.S. degree in visual studies from the MIT Media Lab at the Massachusetts Institute of Technology.

   Per Bystedt has served as an Executive Vice President and the Chairman of the Board since January 1999. He is also the Chief Executive Officer and a director of Spray Ventures. Mr. Bystedt served as the Chairman of the Board of Spray from September 1997 until the Spray Acquisition. From January 1995 until February 1997, Mr. Bystedt served as Chief Executive Officer of TV3 Broadcasting Group Ltd., a Scandinavian satellite and cable television network. From January 1997 to April 1997, Mr. Bystedt was an Executive Vice President for Modern Times Group AB with the primary responsibility for supervising all of the satellite and cable TV, pay TV and smart card system companies within this organization. Mr. Bystedt also served as Chief Executive Officer for the television production company, Trash Television AB, from September 1992 to April 1994 and for ZTV Group AB, a commercial television company in Scandinavia, from April 1994 to December 1995.

   Jonas Svensson, a co-founder of Spray, has served as a Vice Chairman of the Board since January 1999. Prior to the Spray Acquisition, he served as the director of brand and strategic developments of Spray and was also the Chairman of the Board of Spray. From January 1995 to June 1995, Mr. Svensson was the Executive Vice President for Everyday, a company specializing in interactive media and ISP services that is a member of Kinnevik, the Nordic media group. He was a student at the Stockholm School of Economics from August 1990 to January 1995.

   Peter Seidler has been the Chief Creative Officer of the Company since May 1998. Mr. Seidler was the Chief Creative Officer of Avalanche Solutions, a company that he founded in connection with the acquisition by the Company of Avalanche Systems' assets, from January 1998 to May 1998. From November 1994 until January 1998, he was the Chief Creative Officer and President of Avalanche Systems, a strategic digital communications company that he founded. See "Business--Other Acquisitions." Mr. Seidler was also the founder and Creative Director of Seidler Design Inc., a digital interface design company, from August 1993 until November 1994. Mr. Seidler holds a B.A. degree in philosophy from New York University and a M.F.A. degree in conceptual art from California Institute of the Arts.

   Susan Black has been Chief Financial Officer of the Company since January 1998. Prior to joining the Company, Ms. Black was Chief Financial Officer of the New York office of TBWA Chiat/Day Inc., an advertising agency, from March 1996 to December 1997. Prior to the merger of TBWA International ("TBWA") and Chiat/Day, Ms. Black was the International Controller for TBWA from May 1994 to February 1996. From August 1988 to April 1994, Ms. Black worked for Arthur Andersen LLP in various positions, including manager. Ms. Black holds a First Class B.S. degree in economics from Loughborough University and is a member of the Institute of Chartered Accountants of England and Wales.

   Michael S. Simon has been Executive Vice President--Business Affairs since November 1998 and General Counsel of the Company since July 1998. Mr. Simon was Senior Vice President of Business Affairs of the Company from July 1998 to November 1998, and he was the Company's Vice President of Business Affairs from October 1996 to July 1998. Prior to joining the Company, Mr. Simon was a Senior Director of Legal Affairs for Polygram Records, Inc. from April 1995 to October 1996. From November 1993 to April 1995, he was an associate at the law firm Levine Thall Plotkin & Mennin, LLP. Mr. Simon is also the President and a director of Razorfish Studios. Mr. Simon has also been the President of Simon Ventures, Ltd., an artist management and management consulting firm that he founded, since October 1996. He will devote a substantial portion of his time to the management of Razorfish. See "Certain Transactions." Mr. Simon holds a J.D. degree from Columbia University and a B.A. degree from Amherst College.

   Jean-Philippe Maheu has served as Executive Vice President--North America since January 1999 and Executive Vice President of Corporate Development from December 1997 until December 1998. Mr. Maheu served as Vice President of Business Development and Strategy from July 1997 until December 1997. From February 1995 to June 1997, Mr. Maheu served as a principal of Gunn Partners, a management consulting firm. From September 1989 to January 1995, Mr. Maheu was a consultant and manager of A.T. Kearney, an international management consulting firm. Mr. Maheu holds a M.S. degree in information systems from Pierre and Marie Curie University--Paris and a M.B.A. degree in finance and marketing from the J.L. Kellogg Graduate School of Management at Northwestern University.

   Thomas Randerz has served as Executive Vice President--Europe since the closing of the Spray Acquisition. Following Spray's merger with Tetre AB in June 1997, Mr. Randerz was responsible for Spray's activities in the financial sector until September 1997 when he became Spray's Chief Operating Officer. He served in such position until January 1999. Prior to joining Spray, Mr. Randerz was the Chief Executive Officer of Tetre AB. From May 1987 to October 1995 he was a consultant and manager with Cap Gemini, an IT consulting firm.

   Evan Orensten has served as Executive Vice President--Corporate Development since January 1999. From June 1997 to January 1999, he was a Managing Director of Razorfish's New York office. Mr. Orensten served as a Vice President and Senior Interactive Strategist of Siegel & Gale, a consulting firm, from January 1995 to May 1997. From April 1994 to January 1995, Mr. Orensten was a Production Associate in the multimedia department of Smith Barney Inc., and from January 1994 to April 1994, he was an account executive of Interbrand, Inc., a consulting firm. Mr. Orensten holds a A.B. degree in Asian studies from Vassar College and an M.B.A. degree in international business from L'Ecole des Haute Etudes Commerciales.

   Johan Ihrfelt, a co-founder of Spray, has served as Executive Vice President--Corporate Development since January 1999. He was the Chief Financial Officer and Human Resources Manager of Spray, as well as a director, from August 1997 until January 1999. Prior thereto, he served as Chief Executive Officer of Spray from its incorporation until July 1997. From July 1994 until June 1995, Mr. Ihrfelt was responsible for international operations at Interactive Television AB, a member of the Kinnevik Group. He graduated from the Stockholm School of Economics in June 1994.

   John Wren has been a director of the Company since September 1996. Mr. Wren has served as the Chief Executive Officer of Omnicom since January 1997 and has also been President of Omnicom since September 1995. From May 1993 until June 1998, he served as the Chairman and the Chief Executive Officer of the Diversified Agency Services division of Omnicom. Mr. Wren was appointed to Omnicom's Board of Directors in May 1993.

Board of Directors

   The Company currently has authorized five directors. Each director holds office until his successor is duly elected and qualified or until his resignation or removal, if earlier. Each of the current members of the Board of Directors has been elected pursuant to the terms of the Stockholders Agreement entered into as of October 1, 1998 by and among the Company, Spray Ventures, Communicade and Messrs. Dachis and Kanarick, which will terminate upon the consummation of this offering.

   Prior to the consummation of the offering, the Company will appoint two independent directors and will establish an Audit Committee and a Compensation Committee with such independent directors as members.

   The Audit Committee will review the preparations for and the scope of the audit of the Company's annual financial statements, review drafts of such statements, make recommendations as to the engagement and fees of the independent auditors and monitor the functioning of the Company's accounting and internal control systems by meeting with representatives of management, the independent auditors and the internal auditors. The Committee will have direct access to the independent auditors, the internal auditors and counsel to the Company and perform such other duties relating to the maintenance of the proper books of account and records of the Company and other matters as the Board of Directors may assign from time to time. In addition, in order to maintain listing on Nasdaq, the Company must maintain an audit committee with a majority of its members who are "independent directors." Independent directors are persons who are neither officers or employees of the Company or its subsidiaries or any other person who has a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

   The Compensation Committee will supervise and make recommendations with respect to compensation levels of key employees and all benefit plans involving employees of the Company and its subsidiaries. It will approve, upon the recommendation of the President or other appropriate officer, the terms of employment of all officers of the Company (except the Chairman of the Board and the President) and recommend the terms of employment of the Chairman of the Board and the President to the Board of Directors for approval.

Compensation of Directors

   Directors who are also employees of the Company receive no additional compensation for their services as directors. Directors who are not employees of the Company may receive a fee for attendance in person at meetings of the Board of Directors or committees of the Board of Directors. Directors may also be reimbursed for travel expenses and other out-of-pocket costs incurred in connection with the attendance of meetings.

   The DGCL provides that a Company may indemnify its directors and officers as to certain liabilities. The Company's Certificate of Incorporation and By-laws provide for the indemnification of its directors and officers to the fullest extent permitted by law. The effect of such provisions is to indemnify the directors and officers of the Company against all costs, expenses and liabilities incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with the Company. The Company may obtain directors and officers liability insurance to effectuate these provisions.

Employment and Non-Competition Agreements

 Employment Agreements with Messrs. Dachis and Kanarick

   The Company has entered into employment agreements with each of Jeffrey A. Dachis and Craig M. Kanarick, pursuant to which Mr. Dachis serves as President and Chief Executive Officer and Mr. Kanarick serves as the Chief Scientist, Secretary and Vice Chairman of the Board. Each of Messrs. Dachis and Kanarick is paid a base salary of $104,000, subject to increases in accordance with the Company's salary review and budget policies. In addition, pursuant to the terms of the agreements, Messrs. Dachis and Kanarick serve as directors of the Company without any additional compensation.

   The initial term of each agreement expires on December 31, 2001. Upon the expiration of the initial term, each agreement remains in effect and may be terminated by either party upon six months' prior written notice. In addition, at any time after June 30, 2001, the Company may, at its option, elect to place either executive on "leave of absence status" during which time such executive will no longer be responsible for his respective duties but will be entitled to payment of his salary and other benefits provided in the agreement.

   These agreements also contain customary provisions relating to the protection of confidential information and non-solicitation of the Company's employees or clients upon the executive's termination of employment.

 Employment Agreements with Per Bystedt, Jonas Svensson and Johan Ihrfelt

   The Company has entered into employment agreements with each of Per Bystedt, Jonas Svensson and Johan Ihrfelt, pursuant to which each will perform duties designated by the Company, in either Stockholm or New York, and will report to Mr. Dachis. Each such employee is paid a base salary of $145,000, subject to increases in accordance with the Company's salary review and budget policies. Beginning after one year of employment, each such employee will be eligible to participate in the Company's bonus and profit-sharing programs.

   The initial term of each agreement expires on December 31, 2001. Upon the expiration of the initial term, each agreement remains in effect and may be terminated by either party upon thirty days' prior written notice.

   These agreements contain customary provisions relating to assignment to the Company of proprietary information developed during employment and the protection of confidential information.

 Employment Agreements with Other Members of Management

   The Company has also entered into employment agreements with Peter Seidler, Jean-Philippe Maheu and Evan Orensten. Mr. Seidler serves as the Company's Chief Creative Officer and is paid a base salary of $125,000. The initial term of his employment expires on December 31, 2001. Upon the expiration of such initial term, Mr. Seidler's agreement continues in effect and may be terminated by either party upon 30 days' prior written notice. Mr. Maheu serves as Executive Vice President--North America. His annual base salary under the agreement is $125,000 per annum. The term of Mr. Maheu's employment agreement expires on June 30, 1999 and is automatically renewable for successive one-year terms unless terminated by either party 90 days prior to the scheduled renewal date. Mr. Orensten serves as an Executive Vice President--Corporate Development. His annual base salary under the agreement is $125,000 per annum. The term of Mr. Orensten's employment agreement expires on May 31, 1999 and is automatically renewable for successive one-year terms unless terminated by either party 60 days prior to the scheduled renewal date.

   Each of Messrs. Seidler, Maheu and Orensten is also eligible to participate in the Company's bonus and profit-sharing programs. The agreements each also contain customary provisions relating to assignment to the Company of proprietary information developed during employment, the protection of confidential information, and non-solicitation of the Company's employees or clients upon the executive's termination of employment.

 Non-Competition Agreements with Messrs. Dachis and Kanarick

   The Company has entered into non-competition agreements with each of Jeffrey
A. Dachis and Craig M. Kanarick. The agreements provide that each of Messrs. Dachis and Kanarick will not, until the later of December 31, 2001 and the termination of such person's employment with the Company, (1) solicit business of the type performed by the Company from any Company client, (2) solicit the Company's employees or (3) render services of the type performed by the Company for any Company client. A Company client includes any person that is a client at the time of, or during the two-year period prior to, termination of such employee's employment and prospective clients to whom the Company has made a presentation during the one-year period prior to such termination.

EXECUTIVE COMPENSATION

   The table below summarizes information concerning the compensation paid by the Company during Fiscal 1998 to the Company's Chief Executive Officer and the Company's four other most highly paid executive officers (collectively, the "Named Executive Officers"):

                                                      LONG-TERM COMPENSATION
                         ANNUAL COMPENSATION                  AWARDS
                         -----------------------   -----------------------------
NAME AND PRINCIPAL
POSITION                   SALARY       BONUS      SECURITIES UNDERLYING OPTIONS
------------------       ----------    ---------   -----------------------------
Jeffrey A. Dachis....... $  104,000    $  5,000(1)                --
 Chief Executive
  Officer, President and
  Treasurer
Craig M. Kanarick.......    104,000       5,000(1)                --
 Chief Scientist, Vice
 Chairman of the Board
 and
 Secretary
Peter Seidler...........    112,500(2)    2,000(1)            526,912(3)
 Chief Creative Officer
Jean-Philippe Maheu.....    125,000      13,500(1)                --
 Executive Vice
  President--North
  America
Evan Orensten...........    110,416(4)   16,000(1)                --
 Executive Vice
  President--Corporate
  Development

--------
(1) The amount of the bonus paid to the Named Executive Officer was partially based upon the financial results of the Company during the first two quarters of Fiscal 1998 and partially based on the performance of the Named Executive Officer. An additional bonus ranging from $0 to $10,000 will be paid to the Named Executive Officer during the first quarter of fiscal 1999; the amount of which will be partially based on the financial results of the Company during the third and fourth quarters of Fiscal 1998 and partially based on the performance of the Named Executive Officer.

(2) Mr. Seidler's salary was $100,000 per year from January 16, 1998 to April 30, 1998 when it was increased to $125,000 per year.

(3) 26,912 of these options were granted to Mr. Seidler in order to satisfy certain obligations of the Company with respect to a previous grant of options made to Mr. Seidler.

(4) Mr. Orensten's salary was $100,000 per year from January 1, 1998 until August 1, 1998 when it was increased to $125,000 per year.

Option Grants in Fiscal 1998


                                                                                Potential
                                                                                Realized
                                        Individual Grants                   Value at Assumed
                         --------------------------------------------------  Annual Rates of
                         Number of      Percent of                             Stock Price
                         Securities   Total Options                         Appreciation for
                         Underlying     Granted to   Exercise or             Option Term(2)
                          Options      Employees in  Base Price  Expiration -----------------
Name                     Granted(#)   Fiscal 1998(1)  ($/Share)     Date       5%      10%
----                     ----------   -------------- ----------- ---------- -------- --------
Jeffrey A. Dachis.......      --            --            --           --        --       --
Craig M. Kanarick.......      --            --            --           --        --       --
Peter Seidler...........  500,000          53.4%        $1.00(3)  04/30/08  $314,445 $796,870
                           26,912(4)        2.9                   11/26/08
Jean-Philippe Maheu.....      --            --            --           --        --       --
Evan Orensten...........      --            --            --           --        --       --

   The following table sets forth information regarding stock options granted pursuant to the 1997 Stock Option Plan during Fiscal 1998 to each of the Named Executive Officers.
--------
(1) Based on an aggregate of 936,000 options granted to employees in Fiscal 1998, including options granted to Named Executive Officers.

(2) The values set forth in these columns represent the gain which would be realized by each Named Executive Officer assuming (i) the option granted in Fiscal 1998 is exercised at the end of its term and (ii) the value of a share of the Company's Common Stock has increased annually by a rate of 5% and 10%, respectively, during the term of the option. These growth rates are prescribed by the Commission and are not intended to forecast possible future appreciation of the Company's Common Stock or to establish a present value of options. In addition, no gain to the optionees will be realized unless there is an increase in the Company's stock price, which will benefit all stockholders commensurately.

(3) The exercise price of these options was below the fair market value of the Common Stock on the date of grant based on a subsequent valuation, and the Company booked a compensation charge accordingly. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Overview."

(4) These options were granted to Mr. Seidler in order to satisfy certain obligations of the Company with respect to a previous grant of options made to Mr. Seidler.

Aggregated Option Exercises in Fiscal 1998 and Fiscal Year-End Option Values

   The following table sets forth information concerning the value of unexercised in-the-money options held by the Named Executive Officers as of December 31, 1998.

                                                             Number of Securities              Value of Unexercised
                                                        Underlying Unexercised Options        In-the-Money Options at
                                                              at Fiscal Year-End                Fiscal Year-End(1)
                         Shares Acquired    Value       ----------------------------------   -------------------------
Name                     on Exercise(#)  Realized($)     Exercisable       Unexercisable     Exercisable Unexercisable
----                     --------------- -----------    --------------    ----------------   ----------- -------------
Jeffrey A. Dachis.......         --             --                33,334              66,666   $43,334      $86,665
Craig M. Kanarick.......         --             --                33,334              66,666    43,334       86,665
Peter Seidler...........     500,000     $1,800,000(2)            26,912                 --                     --
Jean-Philippe Maheu.....      33,334        120,002(2)            19,193             105,049    24,950      136,563
Evan Orensten...........      33,334            --                16,667              99,999    21,667      129,998

--------
(1) There was no public trading market for the Common Stock at December 31, 1998. Accordingly, these values have been calculated on the basis of the fair market value of the Common Stock at December 31, 1998 ($2.30) as determined by the Board of Directors of the Company, less the applicable exercise price per share, multiplied by the number of shares underlying such options. The per share fair market value of the Common Stock was halved on December 23, 1998 as the result of a two-for-one stock split that did not affect the outstanding options.

(2) The value realized upon the exercise of such options represents the aggregate amount of the excess of the fair market value for a share of Common Stock on the date of exercise ($4.60 per share) over the exercise price of such options ($1.00 per share).

Employee Benefit Plans

 1997 Stock Option and Incentive Plan.

   General. On February 24, 1997, the Company's Board of Directors adopted and the Company's stockholders approved a stock option and incentive plan. The 1997 Stock Option Plan provides for the issuance of a total of up to 2,345,096 shares of Common Stock. Generally, shares subject to an award that remain unissued upon expiration or cancellation of the award are available for other awards under the 1997 Stock Option Plan.

   Awards Under the Stock Option Plan. Awards under the 1997 Stock Option Plan may be made in the form of (1) incentive stock options, (2) non-qualified stock options (incentive and non-qualified stock options are collectively referred to as "Options"), (3) restricted stock or (4) any combination thereof. Awards may be granted to such directors, employees and consultants of Razorfish (collectively, "Key Persons") as the Compensation Committee of the Board of Directors (the "Committee") shall in its discretion select. Only employees of Razorfish are eligible to receive grants of incentive stock options.

   Administration. The 1997 Stock Option Plan is administered by the Committee, which must be composed of at least two directors. The Committee is authorized to construe, interpret and implement the provisions of the 1997 Stock Option Plan, to select the Key Persons to whom awards will be granted, to determine the terms and provisions of awards and, with the consent of the grantee, to cancel and re-grant outstanding awards. The determinations of the Committee are made in its sole discretion and are conclusive. The Committee will consist of the independent directors.

 Grants Under the 1997 Stock Option Plan.

   Options. The Committee determines the terms and conditions of each Option. The purchase price per share payable upon the exercise of an Option (the "Option Exercise Price") is established by the Committee, and, in the case of an incentive stock option the Option Exercise Price must be equal to at least 100% of the fair market value of a share of the Common Stock on the date of grant. The Option Exercise Price is payable in cash, by surrender of shares of Common Stock having a fair market value on the date of the exercise equal to part or all of the Option Exercise Price, or by a combination of cash and such shares, as the Committee may determine.

   As of the date of this prospectus, there are Options outstanding to purchase an aggregate of 1,326,217 shares of Common Stock of which 266,059 are currently exercisable. Of these Options, 1,085,805 were granted at an exercise price less than the fair market value of the Common Stock on the date of grant and 240,412 were granted at an exercise price equal to or in excess of the fair market value of the Common Stock on the date of grant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview." The weighted average exercise price and remaining contractual life of the
outstanding Options are $   and    years, respectively.

   Restricted Stock. The Committee may grant restricted shares of Common Stock to such Key Persons, in such amounts and subject to such terms and conditions (which may depend on or be related to performance goals and other conditions) as the Committee shall determine in its discretion. The restricted period for an award of restricted stock may not exceed five years. The Committee may require that the certificates for the shares of Common Stock covered by a restricted stock award remain in the possession of a bank, other institution or the Company until such shares are free from restrictions. Subject to all applicable restrictions, the grantee has the rights of a stockholder with respect to the restricted stock, provided that all stock dividends, stock rights and stock issued upon split-ups or reclassification shall be subject to the same restrictions as the restricted shares to which such dividends, rights and stock relate.

   As of the date of this prospectus, all of the 131,814 shares granted pursuant to the 1997 Stock Option Plan are subject to such restrictions.

 Termination of Employment or Service.

   Options. In general, the option agreements entered into pursuant to the 1997 Stock Option Plan provide that: (1) upon termination of the grantee's employment or service by reason of discharge other than for death or permanent and total disability, all options not yet exercised shall terminate; and (2) if a grantee dies or becomes permanently and totally disabled while in the Company's employ or service, the grantee's options will become exercisable as to all of the shares underlying such options and generally remain exercisable for one year after the date of such termination, but not after the expiration date of the award.

   Restricted Stock. If a grantee's employment or service terminates for any reason or if any condition established by the Committee with respect to such restricted shares shall not have occurred prior to the end of the restricted period, the restricted shares shall be forfeited to the Company and the rights of the holder with respect to such shares shall cease.

   Other Features of the 1997 Stock Option Plan. The Board of Directors may, without stockholder approval, suspend, discontinue, revise or amend the 1997 Stock Option Plan at any time or from time to time; provided, however, that stockholder approval shall be obtained for any amendment which (1) increases the number of shares available for issuances (subject to certain exceptions),
(2) changes who is eligible to receive awards under the 1997 Stock Option Plan or (3) materially increases the benefits accruing to Key Persons. Unless sooner terminated by the Board of Directors, the provisions of the 1997 Stock Option Plan with respect to the grant of incentive stock options shall terminate on the tenth anniversary of the adoption of the 1997 Stock Option Plan by the Board of Directors. All awards made under the 1997 Stock Option Plan prior to its termination shall remain in effect until they are satisfied or terminated. In the event of a stock dividend, stock split, recapitalization or the like, to the extent it deems necessary, the Committee will equitably adjust the aggregate number of shares subject to the 1997 Stock Option Plan. No provision is made in the 1997 Stock Option Plan for the adjustment of outstanding awards.

   Tax Consequences. The following description of the tax consequences of awards under the 1997 Stock Option Plan is based on present Federal tax laws, and does not purport to be a complete description of the tax consequences of the 1997 Stock Option Plan.

   There are generally no Federal tax consequences either to the optionee or to the Company upon the grant of an Option. On the exercise of an incentive stock option, the optionee will not recognize any income, and the Company will not be entitled to a deduction for tax purposes, although such exercise may give rise to liability for the optionee under the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the "Code"). However, if the optionee disposes of shares acquired upon the exercise of an incentive stock option within two years of the date of grant or one year of the date of exercise, the optionee will recognize ordinary income, and the Company will be entitled to a deduction for tax purposes in the amount of the excess of the fair market value of the shares of Common Stock on the date of exercise over the Option Exercise Price (or the gain on sale, if less); the remainder of any gain, and any loss, to the optionee will be treated as capital gain or loss. If the shares are disposed of after the foregoing holding periods are met, the Company will not be entitled to any deduction, and the entire gain or loss will be treated as a capital gain or loss to the optionee. On exercise of a non-qualified stock option, the amount by which the fair market value of Common Stock on the date of exercise exceeds the Option Exercise Price will generally be taxable to the optionee as ordinary income and will generally be deductible for tax purposes by the Company. The disposition of shares upon exercise of a non-qualified option will generally result in capital gain or loss to the optionee but will have no tax consequences to the Company.

   An award of restricted shares of Common Stock generally will not result in income for the grantee or in a tax deduction for the Company until such time as the shares are no longer subject to forfeiture unless the grantee elects otherwise. At that time, the grantee generally will recognize ordinary income equal to the fair market value of the shares less any amount paid for them, and the Company generally will be entitled to a tax deduction in the same amount.

   Limitations on the Company's Compensation Deduction. Section 162(m) of the Code limits the deduction which the Company may take for otherwise deductible compensation payable to certain executive officers to the extent that compensation paid to such officers for a year exceeds $1.0 million, unless such compensation meets certain requirements. Although the Company believes that compensation realized from options that have been granted under the 1997 Stock Option Plan generally will satisfy the requirements of Section 162(m) of the Code, there is no assurance that such awards will satisfy such requirements. The deduction for compensation resulting from a restricted stock award will be subject to the limitation imposed by Code Section 162(m).

 1999 Stock Incentive Plan.

   General. The Company's Board of Directors intends to adopt and submit to the stockholders prior to the consummation of the offering a stock incentive plan. The 1999 Stock Incentive Plan provides for the issuance of a total of up to 1,200,000 shares of Common Stock. Generally, shares subject to an award that remain unissued upon expiration, cancellation settlement or forfeiture of the award are available for other awards under the 1999 Stock Incentive Plan.

   Awards Under the 1999 Stock Incentive Plan. Awards under the 1999 Stock Option Plan may be made in the form of (1) incentive stock options, (2) non-qualified stock options, (3) stock appreciation rights, (4) dividend equivalent rights, (5) restricted stock, (6) performance units, (7) performance shares or (8) any combination thereof. Awards may be granted to such Key Persons as the Board of Directors or a Board-- appointed committee (the "Administrator") shall in its discretion select. Only employees of Razorfish are eligible to receive grants of incentive stock options. Each award shall be evidenced by an agreement (each an "Award Agreement") entered into by the Company and the grantee. Either the Board of Directors or the Administrator shall determine the terms and provisions of each award granted under the 1999 Stock Incentive Plan, including the vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment, payment contingencies and satisfaction of any performance criteria. The performance criteria established by the Administrator may be based on any one, or any combination of, the following: (1) increase in share price, (2) earnings per share, (3) total stockholders' return, (4) net operating income,
(5) personal management objectives and (6) any other measure of performance selected by the Administrator.

   As of the date of this prospectus, no awards have been granted pursuant to the 1999 Stock Incentive Plan.

   Administration. The 1999 Stock Incentive Plan is administered by the Administrator. The Administrator is authorized to construe, interpret and implement the provisions of the 1999 Stock Incentive Plan, to select the Key Persons to whom awards will be granted, to determine the terms and provisions of awards and, with the consent of the grantee, to amend the terms of any outstanding award. The determinations of the Administrator are made in its sole discretion and are conclusive.

 Grants Under the 1999 Stock Option Plan.

   Awards. The Administrator determines the terms and conditions of each award. The purchase price per share payable upon the exercise of an Option (the "Option Exercise Price") is established by the Administrator, and, in the case of an incentive stock option the Option Exercise Price must be equal to at least 100% of the fair market value of a share of the Common Stock on the date of grant. The Option Exercise Price is payable in cash, check, by delivery of grantee's promissory note by surrender of shares of Common Stock having a fair market value on the date of the exercise equal to the Option Exercise Price, by the sale of the shares through a broker-dealer or by any combination of the foregoing methods of payment, as the Administrator may determine.

   As of the date of this prospectus, there have been no awards issued.

   Restricted Stock. The Administrator may grant restricted shares of Common Stock to such Key Persons, in such amounts and subject to such terms and conditions (which may depend on or be related to performance goals and other conditions) as the Administrator shall determine in its discretion. The restricted period for an award of restricted stock will be stated in the Award Agreement.

 Termination of Employment or Service

   Awards. Upon the termination of a Key Person's employment with the Company or any of its subsidiaries, as the case may be, an award granted pursuant to the 1999 Stock Incentive Plan may be exercised to the extent provided in the Award Agreement.

   Other Features of the 1999 Stock Option Plan. The Board of Directors may, without stockholder approval, amend, suspend or terminate the 1999 Stock Incentive Plan at any time or from time to time; provided, however, that: (i) stockholders approval shall be obtained as required; and (2) such amendment, suspension or termination shall not affect awards that have been previously granted. Unless sooner terminated by the Board of Directors, the provisions of the 1999 Stock Incentive Plan shall terminate on the tenth anniversary of the adoption of the 1999 Stock Incentive Plan by the Board of Directors. All awards made under the 1999 Stock Incentive Plan prior to its termination shall remain in effect until they are satisfied or terminated. Subject to any action that may be required by the stockholders of Razorfish, the Administrator may, in its discretion, proportionately adjust the number and price of outstanding awards, and the number of shares authorized for issuance under the 1999 Stock Incentive Plan, in the event of a stock dividend, stock split, recapitalization or other corporate action having a similar effect on the capitalization of the Company. In the event of a Change in Control (as defined in the 1999 Stock Incentive
Plan), the Committee has the authority to accelerate the vesting schedule of, release from restrictions on transfer of and terminate repurchase or forfeiture rights with respect to any outstanding award. The Administrator may establish programs that provide for (1) the exchange of awards for one or more other types of awards by certain Key Persons and (2) the grant of certain types of awards to one or more classes of Key Persons. In addition, the Administrator may at any time offer to buy out for cash or shares of Common Stock any outstanding award.

   Tax Consequences. The following description of the tax consequences of awards under the 1999 Stock Incentive Plan is based on present Federal tax laws, and does not purport to be a complete description of the tax consequences of the 1999 Stock Incentive Plan.

   The tax consequences of Options and restricted stock granted under the 1999 Stock Incentive Plan will generally be the same as the tax consequences of Options and restricted stock granted under the 1997 Stock Option Plan. In the case of a stock appreciation right, on exercise the holder will be taxed at ordinary income rates on the amount of cash and the fair market value of the other property received. Subject to the limitation described below, the Company will be entitled to a deduction at the same time and in the same amount as the holder has income. The tax consequences of other kinds of awards will depend on the particular terms and conditions of such awards. In general, in case of other awards, it is anticipated that such awards will result in ordinary income to the recipient and a deduction to the Company; however, the amount and timing of such income and any such deduction will depend on the time and conditions of the award.

   Limitations on the Company's Compensation Deduction. Although it is anticipated that certain awards under the 1999 Stock Incentive Plan will, pursuant to Section 162(m) of the Code, meet the requirements to avoid a limit on deductibility, no assurances can be given that all awards will meet such requirements. Specifically, awards of restricted stock will be subject to the limitation on deductability imposed by Code Section 162(m).

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information regarding the beneficial ownership of Common Stock as of January 22, 1999 and as adjusted to reflect the sale of the Common Stock offered hereby by:

   (1) each person (or group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) known by the Company to own beneficially 5% or more of the Common Stock,

   (2) the Company's directors and Named Executive Officers, and

   (3) all directors and executive officers of the Company as a group.

                                          NUMBER OF SHARES  PERCENTAGE OWNED
                                          OF COMMON STOCK   -----------------
                                         BENEFICIALLY OWNED
          NAME AND ADDRESS OF                 PRIOR TO      PRIOR TO  AFTER
        BENEFICIAL OWNERS(1)(2)             OFFERING(3)     OFFERING OFFERING
        -----------------------          ------------------ -------- --------
Spray Ventures AB.......................     15,809,654       37.5%
 Nybrogatan 55
 114 85 STOCKHOLM

Omnicom Group, Inc. (4).................     15,913,991(5)    37.7
 c/o Communicade Inc.
 437 Madison Avenue
 New York, New York 10022

Jeffrey A. Dachis.......................      4,652,258(6)    11.0

Craig M. Kanarick.......................      4,652,258(7)    11.0

Per Bystedt (8).........................     15,809,654(9)    37.7

Jonas Svensson (8)......................     15,809,654(9)    37.7

Peter Seidler...........................      1,026,912(10)    2.4

Jean-Philippe Maheu.....................         85,861(11)    *        *

Evan Orensten...........................         83,335(12)    *        *

John Wren...............................     15,913,991(13)   37.7

c/o Omnicom Group, Inc.
  437 Madison Avenue
  New York, New York 10022

All directors and executive officers as
 a group (12 persons)...................     42,237,603(14)   99.7%

--------
*  Less than 1%

(1) Unless otherwise noted, the address of each of the persons listed is 107 Grand Street, 3rd Floor, New York, New York 10013.

(2) As used in this table, "beneficial ownership" means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from the date of this prospectus through the exercise of any option, warrant or right. Shares of Common Stock subject to options, warrants or rights which are currently exercisable or exercisable within 60 days are deemed outstanding for computing the ownership percentage of the person holding such options, warrants or rights, but are not deemed outstanding for computing the ownership percentage of any other person. The amounts and percentages are based upon 42,161,077 shares of Common Stock outstanding as of January 22,
    1999, and       shares of Common Stock outstanding as of the close of the
    offering, respectively.

(3) Spray Ventures, Communicade and Messrs. Dachis and Kanarick are parties to the New Stockholders Agreement. Because the New Stockholders Agreement terminates on the consummation of this offering, the shares owned by one party to the New Stockholders Agreement are not attributed to the beneficial ownership of the other parties in this table.

(4) The shareholder of record is Communicade, a wholly-owned subsidiary of Omnicom.

(5) Includes (i) 4,690,319 shares acquired in connection with the Spray Acquisition and (ii) 3,950,944 shares to be acquired upon the exercise of the 10% Option.

(6) Includes 33,334 shares of Common Stock subject to options that are currently exercisable by Mr. Dachis and 33,333 shares of Common Stock subject to options exercisable in February 1999.

(7) Includes 33,334 shares of Common Stock subject to options that are currently exercisable by Mr. Kanarick and 33,333 shares of Common Stock subject to options exercisable in February 1999.

(8) The principal business address of Messrs. Bystedt and Svensson is c/o Spray Network AB, Nybrogaten 55, Stockholm 11485, Sweden.

(9) Represents shares of Common Stock beneficially held by Spray Ventures. Mr. Bystedt and Mr. Svensson are members of the board and shareholders of Spray Ventures. However, none of Mr. Bystedt, Mr. Svensson or any other member of the board of Spray Ventures, acting alone, has voting or investment power with respect to the Company's Common Stock directly or indirectly beneficially owned by Spray Ventures and, as a result, each of Mr. Bystedt and Mr. Svensson disclaim beneficial ownership of these shares.

(10) Includes 26,912 shares of Common Stock subject to options that are currently exercisable by Mr. Seidler.

(11) Includes 19,193 shares of Common Stock subject to options that are currently exercisable by Mr. Maheu.

(12) Includes 16,667 shares of Common Stock that are currently exercisable by Mr. Orensten.

(13) Represents shares of Common Stock beneficially held by Communicade. Mr. Wren is an executive officer of Omnicom, the parent company of Communicade. However, neither Mr. Wren nor any other officer or director of Omnicom, acting alone, has voting or investment power with respect to the Company's Common Stock directly or indirectly beneficially owned by Omnicom and, as a result, Mr. Wren disclaims beneficial ownership of these shares.

(14) Includes (i) an aggregate of 209,440 shares of Common Stock subject to options that are held by the directors and executive officers and are currently exercisable or exercisable within 60 days of January 22, 1998,
     (ii) shares held by Communicade the beneficial ownership of which is attributed to but disclaimed by Mr. Wren, and (iii) shares held by Spray Ventures the beneficial ownership of which is attributed to but disclaimed by Messrs. Bystedt and Svensson.

                              CERTAIN TRANSACTIONS

   In September 1996, Razorfish, Communicade (f/k/a JWL Associates Corp.) and Messrs. Dachis and Kanarick entered into a Shareholders Agreement (the "Shareholders Agreement"). The agreement remained in effect until the closing of the Spray Acquisition. Pursuant to the terms of the agreement, Omnicom agreed that, as long as it was a shareholder of Razorfish, it would provide Razorfish with a Line of Credit. The first $1.0 million of principal amount outstanding under the Line of Credit bears no interest and additional amounts bear interest at the rate then charged by Omnicom to its subsidiaries under Omnicom's cash management program (the "Applicable Rate"). The Line of Credit is secured by a first priority lien on all of Razorfish's assets. In addition, pursuant to the terms of the Shareholders Agreement, Communicade also agreed to provide the Acquisition Financing. Any such acquisition was to be approved by the unanimous vote of the Company's Board of Directors. Interest on any loan made pursuant to the Acquisition Financing accrued at the Applicable Rate and was payable quarterly on the outstanding principal amount. The principal under any loan pursuant to the Acquisition Financing was to be repaid quarterly in equal installments over a seven year period.

   In connection with the Spray Acquisition, Razorfish, Communicade, Spray Ventures and Messrs. Dachis and Kanarick entered into a Stockholders Agreement which terminates upon the closing of the offering (the "New Stockholders Agreement"). The Shareholders Agreement terminated upon the effectiveness of the New Stockholders Agreement. Pursuant to the terms of the New Stockholders Agreement, Communicade is to provide the Line of Credit and the Acquisition Financing to Razorfish on the same terms and conditions as are set forth in the Shareholders Agreement. As of the date of this prospectus, the Company has approximately $1.3 million outstanding under the Line of Credit and approximately $3.9 million outstanding under the Acquisition Financing. The New Stockholders Agreement terminates upon the Closing Date, and Razorfish is required pay to Omnicom the aggregate principal amount outstanding and interest thereon under the Line of Credit on the Closing Date.

   Pursuant to the terms of the New Stockholders Agreement, Communicade was granted the 10% Option. The purchase price per share upon exercise of the 10% Option is equal to 80% of the price per share to be sold in this offering. Razorfish expects that Communicade will exercise the 10% Option and will purchase 3,950,944 shares of Common Stock in January 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity."

   In February 1997, the Company issued an aggregate of 131,814 shares of Common Stock to seven employees pursuant to the terms of Stock Grant Agreements entered into between the Company and each such employee. These shares were issued to each employee in consideration for services rendered to the Company by such employee. Each Stock Grant Agreement also requires the employee to enter into a Stock Restriction Agreement with the Company. Each Stock Restriction Agreement provides that the holder of the shares of Common Stock will not sell, assign, pledge or otherwise transfer the shares without the written consent of the Company. In the event that the holder desires to transfer all or any portion of the shares or upon the occurrence of certain events, the Company has a right of first refusal to purchase such shares. Each Stock Restriction
Agreement terminates upon the cessation of the Company's business, the bankruptcy, receivership or dissolution of the Company or by the agreement of the parties.

   Simultaneously with the Spray Acquisition, Mr. Dachis and Mr. Kanarick each transferred an additional 363,636 shares of Common Stock (then representing a total of 4% of the issued and outstanding shares of Common Stock) to Communicade in exchange for $125,000 in cash and shares of Razorfish Studios representing 20% of the issued and outstanding shares of common stock of Razorfish Studios.

   Razorfish Studios produces and publishes on-line content, including art, computer games, and literature, as well as screensavers, CDs, books and films. The majority of Razorfish Studios' common stock is owned by Communicade, Jeffrey A. Dachis and Craig M. Kanarick, each of whom is a stockholder of Razorfish.

Michael S. Simon, an officer of Razorfish, is also a stockholder and a director and the President of Razorfish Studios. Mr. Dachis is the Chief Executive Officer of Razorfish Studios, and Mr. Kanarick is the Chairman of the Board, Chief Creative Officer and Secretary of Razorfish Studios.

   Razorfish Studios was formed in October 1997. Both prior to its formation, and for a period of time after, part of the Razorfish Studios business was operated as a division of the Company. In October 1997, the Company assigned to Razorfish Studios all of its rights, title and interest in and to all of the Razorfish Studios digital media properties owned by the Company, including the Razorfish Studios website and RSUB, The Razorfish Subnetwork (located at www.rsub.com), and all content located in such websites.

   In exchange for the use of its facilities, Razorfish allocates a portion of its overhead to Razorfish Studios, based on the ratio of the number of employees of Razorfish Studios to the number of employees of both Razorfish and Razorfish Studios. Historically, the Company made its employees available to Razorfish Studios at a single discounted rate which was approximately 57% of the average billing rate for Razorfish employees. The Company currently charges Razorfish Studios its full billing rates with no discounts. In addition, Razorfish provides Razorfish Studios with funds to cover operating expenses and salaries which are refunded by Razorfish Studios. As of September 30, 1998, Razorfish Studios owed approximately $424,400 to Razorfish for certain services rendered by Razorfish employees, overhead and other advances made by Razorfish. Messrs. Dachis and Kanarick have unconditionally guaranteed to pay this amount to Razorfish in the event of a default by Razorfish Studios, pursuant to a guaranty entered into in September 1998. Razorfish expects that future amounts owed by Razorfish Studios will also be guaranteed by Messrs. Dachis and Kanarick.

   Razorfish Studios currently has three employees. Such employees occasionally perform work for the Company at the same hourly rate as is charged to Razorfish Studios for the use of Company employees. Razorfish Studios also sells limited numbers of its products to Razorfish at a discounted rate to the wholesale cost. Such products are used by Razorfish primarily as promotional items for its clients.

   Razorfish licenses the "Razorfish" trademark and symbol to Razorfish Studios pursuant to a trademark license agreement on a royalty-free basis (the "Trademark License"). The Trademark License contains customary provisions giving Razorfish the ability to control the use of the Razorfish trademark by Razorfish Studios. Because the "Razorfish" trademark and symbol are closely associated with both Razorfish Studios and the Company, the Company's name and reputation could still be materially and adversely affected by content published or actions taken by Razorfish Studios.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

   Prior to consummation of the offering, the Company intends to reincorporate in Delaware and amend its Certificate of Incorporation to reflect the capital structure described below.

   The Company's authorized capital stock consists of 46,999,950 shares, $.01 par value per share, of Class A Common Stock, 50 shares, $.01 par value per share, of Class B Common Stock and 10,000,000 shares, par value $.01 per share, of preferred stock.

   The following summary of the terms and provisions of the Company's capital stock does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to the Company's Certificate of Incorporation and By-laws, which have been filed as exhibits to the Registration Statement of which this prospectus is a part.

COMMON STOCK

 Class A Common Stock

   Following the offering,     shares will be outstanding (    if the
Representatives' over-allotment option is exercised in full). As of January 22, 1998, there were 15 holders of the Company's Common Stock. The holders of Common Stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors. Subject to the rights of any then outstanding shares of Preferred Stock, the holders of the Common Stock are entitled to such dividends as may be declared in the discretion of the Board of Directors out of funds legally available therefor. See "Dividend Policy." Holders of Common Stock are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding. The holders of Common Stock have no preemptive rights to purchase shares of stock of the Company. Shares of Common Stock are not subject to any redemption provisions and are not convertible into any other securities of the Company. All outstanding shares of Common Stock are, and the shares of Common Stock to be sold by the Company in the offering when payment is received therefor will be, fully paid and nonassessable.

 Class B Common Stock

   None of the shares of the Class B Common Stock are issued and outstanding. The rights (including, but not limited to, rights to dividends), privileges and restrictions of the Class B Common Stock are identical in all respects to the Class A Common Stock, except that holders of Class B Common Stock are not entitled to vote such shares (except as required by law). The Class B Common Stock is a part of the purchase price for Spray in connection with the Spray Acquisition and will be issued prior to the reincorporation in Delaware.

PREFERRED STOCK

   Pursuant to the Certificate of Incorporation, the Board of Directors has the authority, without further action by the Corporation's stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of the Common Stock. The issuance of preferred stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue shares of preferred stock.

LIMITATION ON DIRECTORS' LIABILITIES

   The Certificate of Incorporation limits, to the maximum extent permitted by the DGCL, the personal liability of directors and officers for monetary damages for breach of their fiduciary duties as directors and officers, except for liability (1) for any breach of the directors duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions or (4) for any transaction from which the director derived an improper personal benefit.

   The Company maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (2) to the Company with respect to payments which may be made by the Company to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Anti-takeover Effects of Provisions of the Company's By-laws

   The Company's By-laws provide that the authorized number of directors may be changed by an amendment to the By-laws adopted by the Board of Directors or by a majority of the Company's outstanding voting stock. Vacancies in the Board of Directors may be filled by the holders of a majority of directors in office even if such members constitute less than a quorum.

   The Company's By-laws also provide that special meetings of the stockholders of the Company may be called only by the Chairman of the Board, the Chief Executive Officer, the President or the Board of Directors. The Company's By-laws also require advance written notice, which must be received by the Secretary of the Company not less than 45 days prior to the meeting, by a stockholder of a proposal or directors nomination which such stockholder desires to present at an annual meeting of stockholders. The Company's Certificate of Incorporation does not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in Board of Directors and, as a result, may have the effect of deterring a hostile takeover or delaying or preventing changes in control or management of the Company.

Anti-takeover Effects of Delaware Law

   The Company's Certificate of Incorporation contains a provision electing not to be governed by Section 203. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a broad range of "business combinations" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or, in certain cases, within three years prior, did own) 15% or more of the corporation's voting stock. Under Section 203, a business combination between the Company and an interested stockholder is prohibited unless it satisfies one of the following conditions:

  (1) the Company's Board of Directors must have previously approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  (2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced (excluding, for purposes of determining the number of shares outstanding, shares owned by (a) persons who are directors and also officers and (b) employee stock plans, in certain instances); or

  (3) the business combination is approved by the Board of Directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.


Transfer Agent and Registrar

   The Transfer Agent and Registrar for the Common Stock is American Stock & Transfer Co.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Upon consummation of the offering,      shares of Common Stock will be
outstanding (   shares if the over-allotment option is exercised in full). Of
these shares, the      shares of Common Stock sold in the offering will be
freely tradable without restriction or further registration under the Act, unless held by an "affiliate" of the Company (a "Company Affiliate") as that term is defined in Rule 144. All of the shares of Common Stock outstanding prior to the offering are "restricted securities," as such term is defined under Rule 144, in that such shares were issued in private transactions not involving a public offering and may not be sold in the absence of registration other than in accordance with Rule 144 or Rule 701 promulgated under the Securities Act or another exemption from registration. This prospectus may not be used in connection with any resale of shares of Common Stock acquired in the offering by Company Affiliates.

   Each of the Company and its existing stockholders has agreed that it will not offer, sell, contract to sell, pledge, or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of its common stock or securities convertible into or exchangeable or exercisable for any shares of the Company without the prior written consent of the Representatives for a period of 180 days after the date of this prospectus, except grants of employee stock options pursuant to the terms of a plan in effect on the date hereof, issuances of securities pursuant to the exercise of such options outstanding on the date hereof or the exercise of any other stock options outstanding on the date hereof.

  In general, under Rule 144 as currently in effect, if a minimum of one year has elapsed since the later of the date of acquisition of the restricted securities from the issuer or from an affiliate of the issuer, a person (or persons whose shares of Common Stock are aggregated), including persons who may be deemed Company Affiliates, would be entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of

  (1) one percent of the then-outstanding shares of Common Stock
      (approximately    shares immediately after the offering) or

  (2) the average weekly trading volume during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission.

   Sales under Rule 144 are also subject to certain restrictions as to the manner of sale (which restrictions are proposed to be eliminated), notice requirements and the availability of current public information about the Company. In addition, under Rule 144(k), if a period of at least two years has elapsed since the later of the date restricted securities were acquired from the Company or the date they were acquired from a Company Affiliate, a stockholder who is not a Company Affiliate at the time of sale and who has not been a Company Affiliate for at least three months prior to the sale would be entitled to sell shares of Common Stock in the public market immediately without compliance with the foregoing requirements under Rule 144. Rule 144 does not require the same person to have held the securities for the applicable periods. The foregoing summary of Rule 144 is not intended to be a complete description thereof.

   In addition, any employee, director or officer of, or consultant to the Company who purchased shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701 of the Act, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144, and permits Company Affiliates to sell their Rule 701 shares without having to comply with the holding period restrictions of Rule 144, in each case, commencing 90 days after the date of this prospectus.

   Immediately following the offering, none of the 42,161,077 "restricted securities" will be available for immediate sale in the public market pursuant to Rule 144(k). Beginning 90 days after the date of this prospectus, and without consideration of the contractual restrictions described above, 1,266,250 shares either issued under the 1997 Stock Option Plan or acquired upon exercise of options issued under the 1997 Stock Option Plan will be outstanding and eligible for sale in reliance upon Rule 701. Additional shares may be available if options are exercised in the 180-day period following the date of this prospectus.

   Following the offering, the Company intends to file a registration statement on Form S-8 under the Securities Act to register (1) 2,345,096 shares of Common Stock reserved or to be available for issuance pursuant to the 1997 Stock Option Plan and (2) 1,200,000 shares of Common Stock reserved or to be available for issuance pursuant to the 1999 Stock Incentive Plan. Shares of Common Stock issued pursuant to the 1997 Stock Option Plan generally will be available for sale in the open market by holders who are not Company Affiliates and, subject to the volume and other applicable limitations of Rule 144, by holders who are Company Affiliates, unless such shares are subject to vesting restrictions or the contractual restrictions described below.

   Prior to the offering, there has been no public market for the Common Stock. No information is currently available and the Company cannot predict the timing or amount of future sales of shares, or the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of the Common Stock (including shares issuable upon the exercise of stock options) in the public market after the lapse of the restrictions described below, or the perception that such sales may occur, could materially adversely affect the prevailing market prices for the Common Stock and the ability of the Company to raise equity capital in the future. See "Risk Factors--No Prior Market for the Common Stock; Potential Volatility of Price of Common Stock" and "Risk Factors--Shares Eligible for Future Sale."

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting
agreement dated     , 1999, the underwriters named below, for whom Credit
Suisse First Boston Corporation, BancBoston Robertson Stephens Inc., BT Alex. Brown Incorporated and Lehman Brothers Inc., are acting as representatives, have severally but not jointly agreed to purchase from the Company the following respective numbers of shares of Common Stock:

                                                                       NUMBER OF
   UNDERWRITERS                                                         SHARES
   ------------                                                        ---------
   Credit Suisse First Boston Corporation.............................
   BancBoston Robertson Stephens Inc. ................................
   BT Alex. Brown Incorporated........................................
   Lehman Brothers Inc. ..............................................
                                                                         -----
       Total..........................................................
                                                                         =====

   The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions and that they will be obligated to purchase all of the shares of Common Stock offered hereby if any are purchased (other than those shares covered by the over-allotment option described below). The underwriting agreement provides that, in the event of a default, in certain circumstances, the purchase commitments may be increased or the underwriting agreement may be terminated.

   We have granted to the representatives a 30-day option to purchase, on a pro
forma basis, up to       additional shares of Common Stock at the initial
public offering price less the underwriting discounts and commissions. Such option may be exercised only to cover over-allotments.

   The underwriters will offer the Common Stock initially at the public offering price on the cover page of this prospectus and, to certain dealers at
such price less a concession of $   per share. The underwriters and such
dealers may allow a discount of $   per share on sales to certain other
dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the representatives.

   The following table summarizes the compensation that we will pay the underwriters and the expenses we will pay:

                                                              TOTAL
                                                  -----------------------------
                                                     WITHOUT          WITH
                                        PER SHARE OVER-ALLOTMENT OVER-ALLOTMENT
                                        --------- -------------- --------------
Underwriting discounts and commissions
 paid by Razorfish....................    $           $              $
Expenses payable by Razorfish.........    $           $              $

   The representatives have informed us that they do not expect discretionary sales by the underwriters to exceed 5% of the shares now offered.

   Razorfish, our officers and directors and our existing stockholders have agreed that they will not offer, sell, contract to sell, announce their intention to sell, pledge, or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission (the "Commission") a registration statement under the Securities Act relating to, any additional shares of our Common Stock or securities convertible into or exchangeable or exercisable for any shares of the Company without the prior written consent of the representatives for a period of 180 days after the date of this prospectus, except grants of employee stock options pursuant to the terms of a plan in effect on the date hereof, issuances of securities pursuant to the exercise of such options outstanding on the date hereof or the exercise of any other stock options outstanding on the date hereof.

   We have reserved for purchase from the underwriters up to     shares of
Common Stock which employees and friends of ours may purchase through a directed share program. Such sales will be at the initial public offering price. The number of shares of Common Stock available to the general public will be reduced to the extent these persons purchase the reserved shares.

   We have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in respect thereof.

   We will apply to list the shares of Common Stock on The Nasdaq National
Market under the symbol "    ".

   Prior to the offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock will be determined by negotiation between us and the representatives, and does not reflect the market price for the Common Stock following the offering. Among the principal factors considered in determining the initial public offering price will be:

  . the information set forth in this prospectus and otherwise available to the representatives;

  . market conditions for initial public offerings;

  . the history of and prospects for the industry in which we will compete;

  . our past and present operations;

  . our past and present earnings and current financial position;

  . the ability of our management;

  . our prospects for future earnings;

  . the present state of our development and our current financial condition;

  . the recent market prices of, and the demand for, publicly-traded Common
    Stock of generally comparable companies;

  . the general condition of the securities markets at the time of this offering; and

  . other relevant factors.

   We can offer no assurances that the initial public offering price will correspond to the price at which Common Stock will trade in the public market subsequent to the offering or that an active trading market for the Common Stock will develop and continue after the offering.

   The representatives, on behalf of the underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

   Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

   Stabilizing transactions permit bids to purchase the shares of Common Stock so long as the stabilizing bids do not exceed a specified maximum.

   Syndicate covering transactions involve purchases of the Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions.

   Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the Common Stock originally sold by such syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions.

   Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Common Stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on Nasdaq or otherwise and, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the Common Stock in Canada is being made only on a private placement basis exempt from the requirement that the Company prepare and file a prospectus with the securities regulatory authorities in each province where trades of Common Stock are effected. Accordingly, any resale of the Common Stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Common Stock.

Representations of Purchasers

   Each purchaser of Common Stock in Canada who receives a purchase confirmation will be deemed to represent to the Company and the dealer from whom such purchase confirmation is received that (1) such purchaser is entitled under applicable provincial securities laws to purchase such Common Stock without the benefit of a prospectus qualified under such securities laws, (2) where required by law, that such purchaser is purchasing as principal and not as agent and (3) such purchaser has reviewed the text above under "Resale Restrictions."

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by
Section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of Common Stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Common Stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of Common Stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of Common Stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Common Stock in their particular circumstances and with respect to the eligibility of the Common Stock for investment by the purchaser under relevant Canadian Legislation.

                                 LEGAL MATTERS

   The validity of the Common Stock offered hereby will be passed upon for the Company by Morrison & Foerster LLP, New York, New York. The underwriters have been represented by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

   The audited financial statements and schedules included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

   The Company has filed with Commission a Registration Statement on Form S-1 with respect to the Common Stock being offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and, where such contract is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions of such exhibit, to which such reference is hereby made. Copies of the Registration Statement, including the exhibits and schedules thereto, may be examined without charge at the Public Reference Room of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the Commission's Regional Offices located at 500 West Madison Street, Suite 1400, Chicago, IL 60661, and Seven World Trade Center, 13th Floor, New York, NY 10048 or on the Internet at http://www.sec.gov. Copies of all or a portion of the Registration Statement can be obtained from the Public Reference Room of the Securities and Exchange Commission upon payment of prescribed fees, and information on the operation of the Public Reference Room may be obtained by calling the Commission at (800) SEC-0330.

   As a result of the offering, the Company will become subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Upon approval of the Common Stock for quotation on Nasdaq, such reports, proxy and information statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

                         INDEX TO FINANCIAL STATEMENTS

RAZORFISH, INC. AND SUBSIDIARIES
Report of Independent Public Accountants.................................   F-2
Consolidated Balance Sheets at December 31, 1996 and 1997 and September
 30, 1998................................................................   F-3
Consolidated Statements of Operations for the years ended December 31,
 1995, 1996 and 1997 and the nine months ended September 30, 1998........   F-4
Consolidated Statements of Stockholders' Equity for the years ended
 December 31, 1995, 1996 and 1997 and the nine months ended September 30,
 1998....................................................................   F-5
Consolidated Statements of Cash Flows for the years ended December 31,
 1995, 1996 and 1997 and the nine months ended September 30, 1998........   F-6
Notes to Consolidated Financial Statements...............................   F-7

SPRAY NETWORK AB AND SUBSIDIARIES
Report of Independent Public Accountants.................................  F-24
Consolidated Balance Sheets at December 31, 1996 and 1997 and September
 30, 1998 (unaudited)....................................................  F-25
Consolidated Statements of Operations for the years ended December 31,
 1995, 1996 and 1997 and the nine months ended September 30, 1998
 (unaudited).............................................................  F-26
Consolidated Statements of Stockholders' Equity for the years ended
 December 31, 1995, 1996 and 1997 and the nine months ended September 30,
 1998 (unaudited)........................................................  F-27
Consolidated Statements of Cash Flows for the years ended December 31,
 1995, 1996 and 1997 and the nine months ended September 30, 1998
 (unaudited).............................................................  F-28
Notes to Consolidated Financial Statements...............................  F-29

SPRAY VENTURES AB AND SUBSIDIARIES
Report of Independent Public Accountants.................................  F-39

Consolidated Balance Sheets at December 31, 1995 and 1996 and at August
 31, 1997................................................................  F-40
Consolidated Statements of Operations for the years ended December 31,
 1995 and 1996 and the eight-months ended August 31, 1997................  F-41
Consolidated Statements of Stockholders' Equity for the years ended
 December 31, 1995 and 1996 and the eight-months ended August 31, 1997...  F-42
Consolidated Statements of Cash Flows for the years ended December 31,
 1995 and 1996 and the eight-months ended August 31, 1997................  F-43
Notes to Consolidated Financial Statements...............................  F-44

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Razorfish, Inc.:

   We have audited the accompanying consolidated balance sheets of Razorfish, Inc. (a New York corporation) and subsidiaries as of December 31, 1996 and 1997 and September 30, 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the three years ended December 31, 1997 and the nine months ended September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Razorfish, Inc. and Subsidiaries as of December 31, 1996 and 1997 and September 30, 1998, and the results of its operations and its cash flows for the three years ended December 31, 1997 and the nine months ended September 30, 1998, in conformity with generally accepted accounting principles.

                                             ARTHUR ANDERSEN LLP

New York, New York
January 18, 1999

                        RAZORFISH, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                 December 31,
                                              -------------------- September 30,
                                                1996       1997        1998
                                              --------  ---------- -------------
                   ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................  $ 62,624  $1,176,076  $   192,517
  Accounts receivable, net of allowance for
   doubtful accounts of $0, $0 and $50,000,
   respectively.............................    46,938   1,304,420    1,911,856
  Unbilled charges..........................       --      371,692    1,063,490
  Prepaid expenses and other current
   assets...................................   105,999     309,962      463,107
  Deferred tax assets.......................    68,993     381,846      431,578
  Due from affiliate........................       --          --       424,428
                                              --------  ----------  -----------
    Total current assets....................   284,554   3,543,996    4,486,976
PROPERTY AND EQUIPMENT, net of accumulated
 depreciation and amortization of $29,343,
 $136,608 and $338,087, respectively........   279,420     617,560    1,154,263
INTANGIBLES, net of accumulated amortization
 of $64,552.................................       --          --     3,176,921
DEFERRED TAX ASSETS.........................       --       35,993    1,013,579
DEFERRED REGISTRATION COSTS.................       --          --       124,534
OTHER ASSETS................................    28,645      68,961      665,092
                                              --------  ----------  -----------
    Total assets............................  $592,619  $4,266,510  $10,621,365
                                              ========  ==========  ===========
    LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Due to Omnicom Group, Inc.................  $    --   $1,805,000  $ 4,858,506
  Accounts payable and accrued expenses.....   126,999     270,032    1,147,739
  Income taxes payable......................    40,988      42,217      702,965
  Deferred rent.............................       --       39,970       58,158
  Advanced billings.........................       --      455,096      152,321
  Current portion of capital lease
   obligations..............................    35,415      71,803       54,754
  Deferred tax liabilities..................    52,787     848,421    1,167,904
                                              --------  ----------  -----------
    Total current liabilities...............   256,189   3,532,539    8,142,347
CAPITAL LEASE OBLIGATIONS...................    55,129      76,662       22,062
                                              --------  ----------  -----------
    Total liabilities.......................   311,318   3,609,201    8,164,409
                                              --------  ----------  -----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value, 47,000,000
   shares authorized, 18,181,812, 18,313,638
   and 18,313,638 shares issued and
   outstanding at December 31, 1996 and 1997
   and September 30, 1998, respectively.....   181,818     183,136      183,136
  Additional paid-in capital................   173,182     250,683    2,440,502
  Retained earnings (deficit)...............   (73,699)    223,490     (170,542)
  Cumulative foreign currency translation
   adjustments..............................       --          --         3,860
                                              --------  ----------  -----------
    Total stockholders' equity..............   281,301     657,309    2,456,956
                                              --------  ----------  -----------
    Total liabilities and stockholders'
     equity.................................  $592,619  $4,266,510  $10,621,365
                                              ========  ==========  ===========

   The accompanying notes are an integral part of these consolidated balance sheets.

                        RAZORFISH, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                For the Years Ended            For the Nine Months
                                    December 31,               Ended September 30,
                          ----------------------------------  -----------------------
                             1995        1996        1997        1997         1998
                          ----------  ----------  ----------  -----------  ----------
                                                              (Unaudited)  (Audited)
REVENUES................  $  312,234  $1,218,136  $3,617,688  $1,836,461   $9,117,812
DIRECT SALARIES AND
 COSTS..................     106,899     895,220   1,906,111   1,268,321    5,090,436
                          ----------  ----------  ----------  ----------   ----------
  Gross profit..........     205,335     322,916   1,711,577     568,140    4,027,376
SALES AND MARKETING.....      15,819     128,959     174,550     127,111      226,491
GENERAL AND
 ADMINISTRATIVE.........     141,852     500,063     876,567     610,518    2,096,770
AMORTIZATION OF
 GOODWILL...............         --          --          --          --        64,552
NONCASH COMPENSATION
 EXPENSE................         --          --       78,819      53,304    2,140,819
                          ----------  ----------  ----------  ----------   ----------
  Income (loss) from
   operations...........      47,664    (306,106)    581,641    (222,793)    (501,256)
INTEREST EXPENSE, NET...         656       5,161      19,489         --       165,471
                          ----------  ----------  ----------  ----------   ----------
  Income (loss) before
   income taxes.........      47,008    (311,267)    562,152    (222,793)    (666,727)
PROVISION (BENEFIT) FOR
 INCOME TAXES...........      11,241     (56,801)    264,963     (97,408)    (272,695)
                          ----------  ----------  ----------  ----------   ----------
  Net income (loss).....  $   35,767  $ (254,466) $  297,189  $ (125,385)  $ (394,032)
                          ==========  ==========  ==========  ==========   ==========
PER SHARE INFORMATION:
  Net income (loss) per
   share--
    Basic...............  $     0.00  $    (0.01) $     0.02  $    (0.01)  $    (0.02)
                          ==========  ==========  ==========  ==========   ==========
    Diluted.............  $     0.00  $    (0.01) $     0.02  $    (0.01)  $    (0.02)
                          ==========  ==========  ==========  ==========   ==========
  Weighted average
   common shares
   outstanding--
    Basic...............  18,181,812  18,181,812  18,313,638  18,313,638   18,313,638
                          ==========  ==========  ==========  ==========   ==========
    Diluted.............  19,074,922  19,074,922  19,745,308  19,206,748   19,206,748
                          ==========  ==========  ==========  ==========   ==========
PRO FORMA NET INCOME
 (LOSS) DATA (Unaudited)
  Net income (loss)
   before provision
   (benefit) for income
   taxes................  $   47,008  $ (311,267) $  562,152  $ (222,793)  $ (666,727)
  Pro forma income tax
   provision (benefit)
   (actual for December
   31, 1997,
   September 30, 1997
   and 1998) ...........      20,213    (133,845)    264,963     (97,408)    (272,695)
                          ----------  ----------  ----------  ----------   ----------
  Pro forma net income
   (loss)...............  $   26,795  $ (177,422) $  297,189  $ (125,385)  $ (394,032)
                          ==========  ==========  ==========  ==========   ==========


 The accompanying notes are an integral part of these consolidated statements.

                        RAZORFISH, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                         Cumulative
                            Common Stock     Additional    Foreign   Retained       Total
                         -------------------  Paid-in     Currency   Earnings   Stockholders'
                           Shares    Amount   Capital    Translation (Deficit)     Equity
                         ---------- -------- ----------  ----------- ---------  -------------
BALANCE, January 19,
 1995...................        --  $    --  $      --     $  --     $     --    $      --
  Common stock issued to
   founders............. 18,181,812  181,818   (181,818)      --           --           --
  Net income............        --       --         --        --        35,767       35,767
                         ---------- -------- ----------    ------    ---------   ----------
BALANCE, December 31,
 1995................... 18,181,812  181,818   (181,818)      --        35,767       35,767
  Capital contribution..        --       --     500,000       --           --       500,000
  S-Corporation
   termination..........        --       --    (145,000)      --       145,000          --
  Net loss..............        --       --         --        --      (254,466)    (254,466)
                         ---------- -------- ----------    ------    ---------   ----------
BALANCE, December 31,
 1996................... 18,181,812  181,818    173,182       --       (73,699)     281,301
  Common stock issued to
   employees............    131,826    1,318     12,166       --           --        13,484
  Common stock option
   compensation.........        --       --      65,335       --           --        65,335
  Net income............        --       --         --        --       297,189      297,189
                         ---------- -------- ----------    ------    ---------   ----------
BALANCE, December 31,
 1997................... 18,313,638  183,136    250,683       --       223,490      657,309
  Common stock option
   compensation.........        --       --   2,140,819       --           --     2,140,819
  Foreign currency
   translation
   adjustment...........        --       --         --      3,860          --         3,860
  Capital contribution..        --       --      49,000       --           --        49,000
  Net loss..............        --       --         --        --      (394,032)    (394,032)
                         ---------- -------- ----------    ------    ---------   ----------
BALANCE, September 30,
 1998................... 18,313,638 $183,136 $2,440,502    $3,860    $(170,542)  $2,456,956
                         ========== ======== ==========    ======    =========   ==========


 The accompanying notes are an integral part of these consolidated statements.

                        RAZORFISH, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 For the Years               For the Nine Months
                               Ended December 31,            Ended September 30,
                         --------------------------------  -----------------------
                           1995      1996        1997         1997        1998
                         --------  ---------  -----------  ----------- -----------
                                                           (Unaudited)  (Audited)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net income (loss).....  $ 35,767  $(254,466) $   297,189   $(125,385) $  (394,032)
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by (used in)
  operating activities-
 Allowance for doubtful
  accounts.............       --         --           --          --        50,000
 Depreciation and
  amortization.........     2,532     26,812      107,261      55,256      266,302
 Non cash common stock
  option compensation..       --         --        78,819      13,484    2,140,819
 Non cash capital
  contribution.........       --         --           --          --        49,000
 (Increase) in deferred
  tax assets...........    (4,728)   (64,265)    (348,846)   (324,595)  (1,027,318)
 (Increase) decrease in
  accounts receivable..   (97,342)    50,404   (1,257,482)   (752,694)     129,019
 (Increase) in unbilled
  charges..............       --         --      (371,692)    (16,260)    (691,798)
 (Increase) in prepaid
  expenses and other
  current assets.......       --    (105,999)    (203,963)   (178,655)    (153,195)
 (Increase) in due from
  affiliates...........       --         --           --          --      (424,428)
 (Increase) in other
  assets...............       --     (29,145)     (40,316)    (50,686)    (167,366)
 Increase in accounts
  payable and accrued
  expenses.............    47,321     79,678      143,033     152,172      426,890
 Increase (decrease) in
  advanced billings....       --         --       455,096     422,921     (302,775)
 Increase in deferred
  tax liabilities......     9,947     42,840      795,634     401,232      319,483
 Increase (decrease) in
  income taxes
  payable..............     9,589     31,399       (1,229)        --       660,748
 Increase in deferred
  rent.................       --         --        39,970      29,974       18,188
                         --------  ---------  -----------   ---------  -----------
  Net cash provided by
   (used in) operating
   activities..........     3,086   (222,742)    (306,526)   (373,236)     899,537
                         --------  ---------  -----------   ---------  -----------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Capital expenditures..       --    (189,356)    (316,043)   (255,653)    (528,368)
 Acquisitions of
  subsidiaries net of
  cash acquired........       --         --           --          --    (4,215,911)
                         --------  ---------  -----------   ---------  -----------
  Net cash used in
   investing
   activities..........       --    (189,356)    (316,043)   (255,653)  (4,744,279)
                         --------  ---------  -----------   ---------  -----------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Deferred registration
  costs................       --         --           --          --      (124,534)
 Payments under capital
  lease obligations....    (3,086)   (25,278)     (68,979)    (51,734)     (71,649)
 Proceeds from capital
  contribution.........       --     500,000          --          --           --
 Net borrowings under
  lines of credit
  options..............       --         --     1,805,000     775,000    3,053,506
                         --------  ---------  -----------   ---------  -----------
  Net cash provided by
   (used in) financing
   activities..........    (3,086)   474,722    1,736,021     723,266    2,857,323
                         --------  ---------  -----------   ---------  -----------
EFFECT OF EXCHANGE RATE
 CHANGES ON CASH AND
 CASH EQUIVALENTS......       --         --           --          --         3,860
                         --------  ---------  -----------   ---------  -----------
  Net increase
   (decrease) in cash
   and cash
   equivalents.........       --      62,624    1,113,452      94,377     (983,559)
CASH AND CASH
 EQUIVALENTS, BEGINNING
 OF PERIOD.............       --         --        62,624      62,624    1,176,076
                         --------  ---------  -----------   ---------  -----------
CASH AND CASH
 EQUIVALENTS, END OF
 PERIOD................  $    --   $  62,624  $ 1,176,076   $ 157,001  $   192,517
                         ========  =========  ===========   =========  ===========
SUPPLEMENTAL
 DISCLOSURES OF CASH
 FLOW INFORMATION:
 Cash paid during the
  period for--
 Income taxes paid.....  $    --   $     --   $       --    $     --   $       --
 Interest paid.........       656      5,161       17,775      13,331       98,031
SUPPLEMENTAL DISCLOSURE
 OF NON-CASH INVESTING
 ACTIVITIES:
 Equipment acquired
  under capital
  leases...............    23,805     95,598      126,901     116,199          --

 The accompanying notes are an integral part of these consolidated statements.

                        RAZORFISH, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business

   Razorfish, Inc. ("Razorfish"), together with its wholly-owned subsidiaries (the "Company"), is an international digital communications solutions provider. The Company creates digital communications solutions to help its clients increase sales, improve communications and create brand identities. The Company's integrated service offering includes strategic consulting, design of information architectures and end-user interfaces and creation and customization of software necessary to implement its digital communications solutions. The Company primarily uses Internet-based technologies to create digital communications solutions for the World Wide Web. However, Razorfish's solutions will increasingly incorporate additional communications technologies, such as wireless, satellite and broadband communications, for use with a variety of digital devices including mobile phones, pagers and personal digital assistants ("PDAs"). In order to service its global clients, Razorfish has completed six acquisitions since its inception in 1995, and currently has offices in New York, San Francisco, Los Angeles, London, Stockholm, Oslo, Helsinki and Hamburg.

Principles of Consolidation

   The accompanying consolidated financial statements as of and for the nine months ended September 30, 1998 include the operations of Razorfish and its wholly-owned United States subsidiaries, Avalanche Solutions, Inc., Razorfish Los Angeles, Inc., Razorfish San Francisco, Inc. and its wholly-owned United Kingdom subsidiary, CHBi Razorfish Ltd. The Company had no subsidiaries prior to January 1, 1998. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions, specifically for allowance for doubtful accounts for accounts receivable, the useful lives of fixed assets and intangible assets, that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

   Revenues are recognized as services are rendered on the percentage-of-completion method of accounting based on the ratio of costs incurred to total estimated costs. Revenues derived from fixed-fee contracts are recognized as services are rendered. Unbilled charges represent labor costs incurred and estimated earnings, production and other client reimbursable costs. Advanced billings represent billings of production and other client reimbursable out-of-pocket costs in excess of revenues earned. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

Cash and Cash Equivalents

   The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

                        RAZORFISH, INC. AND SUBSIDIARIES

Property and Equipment

   Property and equipment are stated at cost, net of accumulated depreciation and amortization. Property and equipment are depreciated on a straight-line basis over estimated useful lives of four to eight years. Leasehold improvements and equipment held under capital leases are amortized utilizing the straight-line method over the lesser of the estimated useful life of the asset or the remaining term of the related lease.

Intangible Assets

   Goodwill, which represents the excess of the purchase price over the fair value of the net assets acquired, is included in intangible assets and is presently being amortized over a period of 20 years on a straight-line basis. Management has evaluated the amortization periods in the current period and has determined that no impairment currently exists. These amortization periods will be evaluated by management on a continuing basis, and will be adjusted if the lives of the related intangible assets are impaired.

Accounting for Long-Lived Assets

   The Company accounts for long-lived assets under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This statement establishes financial accounting and reporting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable tangibles to be disposed of. Management has performed a review of all long-lived assets and has determined that no impairment of the respective carrying value has occurred as of December 31, 1997 and September 30, 1998.

Income Taxes

   The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their tax bases for operating profit and tax liability carryforward. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets or liabilities of a change in tax rates is recognized in the period that the tax change occurs. This Company has elected to file its income tax returns using the cash basis of accounting.

Foreign Currency Translation

   All assets and liabilities of foreign subsidiaries are translated into U.S. dollars at fiscal year-end exchange rates. Income and expense items are translated at average exchange rates prevailing during the fiscal year. The resulting translation adjustments are recorded as a component of stockholders' equity in the accompanying consolidated financial statements.

Fair Value of Financial Instruments

   The carrying amounts of cash and cash equivalents, accounts receivable, due from affiliate and accounts payable approximate fair value due to the short-term maturity of these instruments. The carrying amounts of due to Omnicom Group, Inc. and capital lease obligations, including current portions, approximate fair value.

                        RAZORFISH, INC. AND SUBSIDIARIES

Business Concentrations and Credit Risk

   Financial instruments, which subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents and trade accounts receivable. The Company maintains cash and cash equivalents with various financial institutions. The Company performs periodic evaluations of the relative credit standing of these institutions. The Company's clients are primarily concentrated in the United States. The Company performs ongoing credit evaluations, generally does not require collateral and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends and other information. To date, such losses have been within management's expectations.

   For the year ended December 31, 1995, two clients accounted for 17% and 16% respectively, of total revenues.

   For the year ended December 31, 1996 four clients accounted for 25%, 21%, 11% and 10%, respectively, of total revenues.

   For the year ended December 31, 1997 four clients accounted for 19%, 16%, 14% and 14%, respectively, of total revenues.

   For the nine months ended September 30, 1998 two clients accounted for 28% and 14%, respectively, of total revenues.

   As of December 31, 1996, three clients accounted for 47%, 32% and 21%, respectively, of total accounts receivable.

   As of December 31, 1997, two clients accounted for 59% and 16%, respectively, of total accounts receivable.

   As of September 30, 1998, two clients accounted for 21% and 14%, respectively, of total accounts receivable.

Net Income (Loss) Per Common Share

   The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings Per Share" ("SFAS No. 128") and SEC Staff Accounting Bulletin No. 98 ("SAB No. 98"). Under the provisions of SFAS No. 128 and SAB No. 98, basic net income (loss) per common share ("Basic EPS") is computed by dividing net income (loss) by the weighted average number of common shares outstanding. Diluted net income (loss) per common share ("Diluted EPS") is computed by dividing net income (loss) by the weighted average number of common shares and dilutive common share equivalents then outstanding. SFAS No. 128 requires the presentation of both Basic EPS and Diluted EPS on the face of the consolidated statements of operations. The impact of the adoption of this statement was not material.

                       RAZORFISH, INC. AND SUBSIDIARIES

   A reconciliation between the numerator and denominator of Basic EPS and Diluted EPS is as follows:

                                         For the Year Ended December 31, 1995
                                         --------------------------------------
                                            Net       Common    Net Income Per
                                          Income      Shares    Common Share
                                         ---------  ---------- ----------------
Basic:
  Net income attributable to common
   stock................................ $  35,767  18,181,812      $ 0.00
  Effect of nominal issuances of common
   stock options........................        --     893,110          --
Diluted EPS.............................        --          --          --
                                         ---------  ----------      ------
      Net income attributable to common
       stock............................ $  35,767  19,074,922      $ 0.00
                                         =========  ==========      ======
                                         For the Year Ended December 31, 1996
                                         --------------------------------------
                                            Net       Common    Net (Loss) Per
                                          (Loss)      Shares     Common Share
                                         ---------  ---------- ----------------
Basic EPS:
  Net loss attributable to common
   stock................................ $(254,466) 18,181,812      $(0.01)
  Effect of nominal issuances of common
   stock options........................        --     893,110          --
Diluted EPS.............................        --          --          --
                                         ---------  ----------      ------
      Net loss attributable to common
       stock............................ $(254,466) 19,074,922      $(0.01)
                                         =========  ==========      ======
                                         For the Year Ended December 31, 1997
                                         --------------------------------------
                                            Net       Common    Net Income Per
                                          Income      Shares     Common Share
                                         ---------  ---------- ----------------
Basic EPS:
  Net income attributable to common
   stock................................ $ 297,189  18,313,638      $ 0.02
  Effect of nominal issuances of common
   stock options........................       --      893,110         --
  Effect of common stock options........       --      538,560         --
Diluted EPS.............................       --          --          --
                                         ---------  ----------      ------
    Net income attributable to common
     stock and common stock options..... $ 297,189  19,745,308      $ 0.02
                                         =========  ==========      ======
                                               For the Nine Months Ended
                                            September 30, 1997 (unaudited)
                                         --------------------------------------
                                            Net       Common    Net (Loss) Per
                                          (Loss)      Shares     Common Share
                                         ---------  ---------- ----------------
Basic EPS:
  Net income attributable to common
   stock................................ $(125,385) 18,313,638      $(0.01)
  Effect of nominal issuances of common
   stock options........................       --      893,110         --
Diluted EPS.............................       --          --          --
                                         ---------  ----------      ------
    Net income attributable to common
     stock and common stock options..... $(125,385) 19,206,748      $(0.01)
                                         =========  ==========      ======

                        RAZORFISH, INC. AND SUBSIDIARIES

                                                 For the Nine Months Ended
                                                    September 30, 1998
                                            ------------------------------------
                                               Net       Common   Net (Loss) Per
                                             (Loss)      Shares    Common Share
                                            ---------  ---------- --------------
Basic EPS:
  Net loss attributable to common stock.... $(394,032) 18,313,638     $(0.02)
  Effect of nominal issuances of common
   stock options...........................       --      893,110        --
Diluted EPS................................       --          --         --
                                            ---------  ----------     ------
    Net income attributable to common stock
     and common stock options.............. $(394,032) 19,206,748     $(0.02)
                                            =========  ==========     ======

   Diluted EPS for 1996 and the nine months ended September 30, 1998 and 1997 (unaudited) does not include the impact of non-nominal issuances of common stock options then outstanding, as the effect of their inclusion would be anti-dilutive.

Stock-Based Compensation

   In 1996, the Company adopted the provisions of SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS No. 123"), and elected to continue the accounting set forth in Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") and to provide the necessary pro forma disclosures as if the fair value method has been applied (Note 7).

Comprehensive Income

   During 1998, the Company adopted SFAS No. 130 "Reporting Comprehensive Income," which established standards for reporting and displaying comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. The components of comprehensive income are as follows:

                               For the Years Ended       For the Nine Months
                                   December 31,          Ended September 30,
                            --------------------------- ---------------------
                             1995     1996       1997      1997       1998
                            ------- ---------  -------- ----------- ---------
                                                        (Unaudited) (Audited)
Net income (loss).......... $35,767 $(254,466) $297,189  $(125,385) $(394,032)
Foreign currency
 translation adjustment....     --        --        --         --       3,860
                            ------- ---------  --------  ---------  ---------
  Comprehensive income
   (loss).................. $35,767 $(254,466) $297,189  $(125,385) $(390,172)
                            ======= =========  ========  =========  =========

Proposed Public Offering

   In connection with its contemplated initial public offering of Common Stock, the Company has incurred approximately $125,000 in registration related costs that are being deferred until the consummation of the offering, at which time they will be charged against additional paid-in capital. If the offering is not consummated, the deferred registration costs will be expensed. These amounts are included in deferred registration costs and accrued expenses in the accompanying consolidated balance sheet as of September 30, 1998.

New Accounting Pronouncements

   In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." This statement establishes standards for the way

                        RAZORFISH, INC. AND SUBSIDIARIES
the public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. This statement is effective for financial statements for periods beginning after December 15, 1997 and need not be applied to interim periods in the initial year of application. Comparative information for earlier years presented is to be restated. The Company does not expect the adoption of this statement to have a material impact on the Company's results of consolidated operations, financial position or cash flows.

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS 133"), which establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Company does not expect the adoption of this standard to have a material effect on the Company's results of consolidated operations, financial position or cash flows.

Unaudited Interim Consolidated Financial Statements

   The unaudited consolidated financial information included herein for the nine months ended September 30, 1997, has been prepared in accordance with generally accepted accounting principles for interim financial statements. In the opinion of the Company, these unaudited consolidated financial statements, reflect all adjustments necessary, consisting of normal recurring adjustments, for a fair presentation of such data on a basis consistent with that of the audited data presented herein. The consolidated results of operations for interim periods are not necessarily indicative of the results expected for a full year.

2. ACQUISITIONS

Avalanche Solutions, Inc. and Avalanche Systems, Inc.

   In January 1998, the Company purchased a 66 2/3% ownership interest from the shareholders in a newly formed corporation, Avalanche Solutions, Inc. ("Avalanche Solutions"). In connection with this transaction, Avalanche Solutions acquired substantially all of the assets of Avalanche Systems, Inc. ("Avalanche Systems") from Fleet Bank National Association and Fleet Bank Capital Corporation in a foreclosure sale. These assets were seized from Avalanche Systems, whose shareholders were the holders of the remaining 33 1/3% of the capital stock of Avalanche Solutions. In April 1998, the Company purchased this 33 1/3% ownership interest in Avalanche Solutions. The total consideration for all stock and net assets acquired was approximately $1,287,000.

   These acquisitions have been accounted for under the purchase method of accounting and, accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on the respective acquisition dates. As a result of these acquisitions, the Company has recorded goodwill of approximately $783,000, which is the excess cost of net assets acquired and is being amortized over a useful life of 20 years.

   Furthermore, the Company entered into an employment agreement with one of the former shareholders of Avalanche Solutions. The employment agreement has a term through December 2001 and includes a signing bonus and base compensation. In addition, the former shareholder received fully vested options to purchase 526,912 shares of Common Stock of the Company at an exercise price of $1.00 per share. In the opinion of management, based upon a third party valuation, the exercise price was deemed to be lower than the fair market value per share of the Company's Common Stock at the grant date and, as such, the Company recorded compensation expense of $1,865,000 for the nine months ended September 30, 1998.

                        RAZORFISH, INC. AND SUBSIDIARIES

CHBi Limited

   In May 1998, the Company acquired all of the outstanding stock of London-based CHBi Limited and, concurrently with the acquisition, CHBi Limited changed its name to CHBi Razorfish Ltd. The Company paid total consideration of approximately $2,022,000 in cash for the purchase of CHBi Limited. The acquisition has been accounted for under the purchase method of accounting and, accordingly, the purchase price has been allocated to the tangible and intangible net assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date. As a result of this acquisition, the Company has recorded goodwill of approximately $1,965,000, which is the excess cost of net assets acquired and is being amortized over a useful life of 20 years. Furthermore, the CHBi Limited Purchase Agreement calls for certain earn-out payments to the former shareholders based upon the achievement of targeted operating performance of CHBi Razorfish Ltd. through May 2001. No earn-out amounts have been earned to date. Future earnout payments, if any, will be recorded as additional purchase price and, as such, an adjustment to goodwill.


Plastic

   In June 1998, the Company formed a subsidiary, Razorfish San Francisco, Inc. ("Razorfish San Francisco"), which acquired substantially all of the net assets of Alpha Online, Inc. d/b/a Plasticweb and Plastic ("Plastic"). In consideration for the net assets acquired, the Company paid approximately $657,000 in cash. The acquisition of the assets has been accounted for under the purchase method of accounting and, accordingly, the purchase price has been allocated to the tangible and intangible net assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date. As a result of this acquisition, the Company has recorded goodwill of approximately $277,000, which is the excess cost of net assets acquired and is being amortized over a useful life of 20 years. Furthermore, the Plastic Purchase Agreement calls for certain earn-out payments to the former shareholders based upon the achievement of targeted operating performance of Razorfish San Francisco through December 2001. No earn-out amounts have been earned to date. Future earn-out payments, if any, will be recorded as additional purchase price and, as such, an adjustment to goodwill.

<tag> media

   In August 1998, the Company formed a subsidiary, Razorfish Los Angeles, Inc. ("Razorfish Los Angeles"), which acquired substantially all of the net assets of Titus Anspach Group, LLC d/b/a <tag> media ("<tag> media "). In consideration for the net assets acquired, the Company paid approximately $250,000 in cash. The acquisition of the assets has been accounted for under the purchase method of accounting and, accordingly, the purchase price has been allocated to the tangible and intangible net assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date. As a result of this acquisition, the Company has recorded goodwill of approximately $217,000, which is the excess cost of net assets acquired and is being amortized over a useful life of 20 years. Furthermore, the <tag> media Purchase Agreement calls for certain earn-out payments to the former shareholders based upon the achievement of targeted operating performance of Razorfish Los Angeles through December 2001. No earn-out amounts have been earned to date. Future earn-out payments, if any, will be recorded as additional purchase price and, as such, an adjustment to goodwill.

Sunbather

   On October 1, 1998, the Company acquired substantially all of the assets of London-based Sunbather Limited ("Sunbather"), from an administrator appointed for Sunbather. The net assets were acquired for a cash consideration of $168,000 and this acquisition will be accounted for under the purchase method of accounting.

                        RAZORFISH, INC. AND SUBSIDIARIES

   The acquisitions described above were valued based on management's estimate of the fair value of the net assets acquired at the date of acquisition. Costs in excess of net assets acquired were recorded as intangible assets as follows:

                            Avalanche
                         Systems, Inc./
                            Avalanche       CHBi
                         Solutions, Inc.  Limited    Plastic  <tag>media Sunbather
                         --------------- ----------  -------- ---------- ---------
Accounts receivable.....   $   85,625    $  462,706  $238,124  $    --   $    --
Fixed assets............          --         44,626   132,234    32,954    18,065
Other assets............      418,680           --     10,305       --        --
Intangible assets.......      782,569     1,965,377   276,534   216,993   150,135
Current liabilities.....          --       (450,817)      --        --        --
                           ----------    ----------  --------  --------  --------
  Total purchase price..   $1,286,874    $2,021,892  $657,197  $249,947  $168,200
                           ==========    ==========  ========  ========  ========

Spray Network AB

   In January 1999, the Company acquired all of the issued and outstanding shares of capital stock of Spray Network AB (the "Spray Acquisition") from Spray Ventures AB and Communicade in exchange for an aggregate of 19,762,068 shares of Razorfish Common Stock and 50 shares of Razorfish non-voting Class B Common Stock (the "Class B Shares"). The Class B Shares will be issued prior to the reincorporation of the Company in Delaware. The shares of Common Stock issued represented 50.0% of the shares of Razorfish Common Stock on a fully-diluted basis immediately following the Spray Acquisition. In addition, the Company entered into employment agreements with certain executives of Spray Network AB.

Pro Forma Results of Operations

   The following unaudited pro forma consolidated results of operations reflects the results of operations for the year ended December 31, 1997 and the nine months ended September 30, 1998, as if the aforementioned acquisitions had occurred on January 1, 1997, and after giving effect to purchase accounting adjustments. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the acquisitions actually taken place on January 1, 1997 and may not be indicative of future operating results.

                                 Year Ended     Nine Months Ended
                              December 31, 1997 September 30, 1998
                              ----------------- ------------------
   Pro forma:
     Revenues................    $17,894,546       $21,807,575
     Net income (loss).......     (3,979,681)       (3,000,569)
     Basic net income (loss)
      per share..............          (0.10)            (0.08)
     Diluted net income
      (loss) per share.......          (0.10)            (0.08)

3. RELATED PARTY TRANSACTIONS

Shareholder Agreement with Omnicom

   In September 1996, the Company entered into a Shareholders Agreement with Communicade (f/k/a JWL Associates Corp.), a wholly-owned subsidiary of Omnicom Group, Inc. ("Omnicom"), which had previously purchased shares of the Company from the founders. The Shareholders Agreement stipulates that Omnicom Finance Inc. ("Omnicom Finance") would provide the

                        RAZORFISH, INC. AND SUBSIDIARIES

Company with a line of credit for working capital purposes of up to $2.0 million and additional financing above the $2.0 million line of credit in connection with the Company's acquisition of "new media companies," as defined, provided that Communicade remained a shareholder of the Company.

   Amounts borrowed under the working capital line of credit bear no interest on the first $1.0 million of principal amount outstanding and thereafter bear interest at the rate then charged by Omnicom Finance to its subsidiaries under Omnicom Finance's cash management program, which was 6.85% and 6.32%, respectively, as of December 31, 1997 and September 30, 1998. As the first $1.0 million outstanding under the working capital line of credit is non-interest bearing, the Company has imputed interest on the outstanding amounts based upon a weighted average imputed interest rate of 6.50%. As such, the Company recorded a charge to interest expense and a capital contribution of approximately $49,000 in the nine months ended September 30, 1998. Imputed interest in all previous periods was deemed to be immaterial by the Company. The amounts are repayable in full on the earlier of December 31, 2001 or upon the closing of an initial public offering of the Company's Common Stock. All outstanding amounts are secured by a priority lien on all of the Company's assets.

   The Company had $0.8 million and $1.0 million of the working capital line of credit outstanding as of December 31, 1997 and September 30, 1998, respectively. In addition, the Company had $1.0 million and $3.9 million of the acquisition funding outstanding as of December 31, 1997 and September 30, 1998, respectively, in connection with the acquisition of "new media companies."

   In connection with the Spray acquisition, the Shareholders Agreement will terminate and will be replaced by a "New Stockholders Agreement." Pursuant to the terms of the New Stockholders Agreement, Omnicom Finance is to provide the working capital line of credit and the acquisition funding to the Company on the same terms and conditions as set forth in the Shareholders Agreement.

OMNICOM 10% OPTION

   In the event of an initial public offering of the Company's Common Stock, Omnicom has the right, but not the obligation, to purchase from the Company up to such number of shares of Company Common Stock as shall equal 10% of the then issued and outstanding Company Stock on a fully diluted basis (after giving effect to the acquisition) (the "Option Shares"). Omnicom shall exercise the 10% option, in whole or in part, by sending a written notice to the Company indicating its desire to purchase such Option Shares within 10 days following notice to Omnicom from the Company that it is substantially prepared to make the initial filing of the Registration Statement with the Securities and Exchange Commission. If Omnicom exercises its 10% option, then Omnicom shall be obligated to purchase and the Company shall be obligated to sell the Option Shares, at a per share price equal to 80% of the initial public offering price.

RAZORFISH STUDIOS

   The Company conducts business with Razorfish Studios ("Studios"). The majority of Studios' common stock is owned by the majority stockholders of the Company and certain of these stockholders also hold executive positions at Studios. On October 17, 1997, the Company assigned to Studios all of its right, title and interest in and to certain Studios digital media properties owned by the Company. The cost and fair value of such properties were deemed to be immaterial by the Company's management and as such, there was no material effect on the Company's consolidated financial statements as of and for the year ended December 31, 1997.

   The Company also provides certain overhead and administrative functions for Studios for which the Company is reimbursed. In addition, the Company has provided certain design and consulting services to Studios at discounted billing rates. The total revenue earned was not material to the accompanying consolidated

                        RAZORFISH, INC. AND SUBSIDIARIES
statements of operations. Amounts owed to the Company from Studios for services rendered, reimbursable expense and advances totaled $0 and $424,428, respectively, as of December 31, 1997 and September 30, 1998. The Company licenses the "Razorfish" trademark and symbol to Studios pursuant to a trademark license agreement (the "Trademark License"). The Trademark License contains customary provisions giving the Company the ability to control the use of the "Razorfish" trademark by Studios. However, because the "Razorfish" trademark and symbol are closely associated with both Studios and the Company, the Company's name and reputation could be materially and adversely affected by content published or actions taken by Studios.

4. PROPERTY AND EQUIPMENT

   Property and equipment consist of the following:

                                               December 31,
                                            -------------------  September 30,
                                              1996      1997         1998
                                            --------  ---------  -------------
   Computer equipment...................... $ 81,090  $ 250,861   $  563,264
   Equipment under capital leases..........  135,958    290,183      207,155
   Furniture and fixtures..................   59,344    179,152      349,139
   Leasehold improvements..................   32,371     33,972      372,792
                                            --------  ---------   ----------
     Total property and equipment..........  308,763    754,168    1,492,350
   Less--Accumulated depreciation and
    amortization...........................  (29,343)  (136,608)    (338,087)
                                            --------  ---------   ----------
     Property and equipment, net........... $279,420  $ 617,560   $1,154,263
                                            ========  =========   ==========

   Depreciation and amortization aggregated $2,532, $26,812 and $107,261, respectively, for the three years ended December 31, 1997, $55,256 for the nine months ended September 30, 1997 (unaudited) and $266,302 for the nine months ended September 30, 1998.

5. INTANGIBLE ASSETS

   Intangible assets consist of the following:

                                                                   September 30,
                                                                       1998
                                                                   -------------
   Goodwill.......................................................  $3,241,473
     Less--Accumulated amortization...............................     (64,552)
                                                                    ----------
       Intangible assets, net.....................................  $3,176,921
                                                                    ==========

   Amortization aggregated $64,552 for the nine months ended September 30, 1998. The Company did not have any intangible assets prior to January 1, 1998.

6. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

   Accounts payable and accrued expenses consist of the following:

                                                   December 31,
                                                 ----------------- September 30,
                                                   1996     1997       1998
                                                 -------- -------- -------------
   Accounts payable............................. $    --  $104,130  $  629,694
   Accrued expenses.............................   66,999   75,902     429,402
   Accrued professional fees....................   60,000   90,000      88,643
                                                 -------- --------  ----------
     Total...................................... $126,999 $270,032  $1,147,739
                                                 ======== ========  ==========

                        RAZORFISH, INC. AND SUBSIDIARIES

7. INCOME TAXES

   Income before taxes and the provision for taxes on income consisted of the amounts shown below:

                                                                 Nine Months
                                   Years Ended December 31,         Ended
                                  ----------------------------  September 30,
                                   1995     1996       1997         1998
                                  ------- ---------  ---------  -------------
   Income (loss) before income
    taxes:
     Domestic.................... $47,008 $(311,267) $ 562,152    $(839,563)
     International...............     --        --         --       172,836
                                  ------- ---------  ---------    ---------
                                  $47,008 $(311,267) $ 562,152    $ 666,727
                                  ======= =========  =========    =========
   Provisions for taxes on
    income:
     Current--
       Federal................... $   --  $ (13,365) $(110,105)   $ 184,186
       State and local...........   6,021   (22,009)   (71,720)     192,190
       International.............     --        --         --        58,764
     Deferred--
       Federal...................     --    (12,129)  (348,856)    (378,792)
       State and local...........   5,220    (9,298)   795,644     (329,043)
       International.............     --        --         --           --
                                  ------- ---------  ---------    ---------
                                  $11,241 $ (56,801) $ 264,963    $(272,695)
                                  ======= =========  =========    =========

   A reconciliation of the difference between the statutory U.S. Federal Income Tax Rate and the Company's effective tax rate follows:

                                               Year Ended         Nine Months
                                              December 31,           Ended
                                             ------------------  September 30,
                                             1995  1996    1997      1998
                                             ----  -----   ----  -------------
   Statutory federal income tax rate........  -- % (34.0)% 34.0%     (34.0)%
   State and local taxes on income, net of
    federal income tax benefit.............. 23.9   (6.6)  12.4      (13.5)
   Effect on change from "S" Corp...........  --    28.8    --         --
   Other....................................  --    (6.4)   0.7        6.6
                                             ----  -----   ----      -----
     Effective rate......................... 23.9% (18.2)% 47.1%     (40.9)%
                                             ====  =====   ====      =====

   The tax effects of temporary differences that give rise to a significant portion of the deferred income tax asset, net, are as follows:

                                               December 31,
                                             -----------------  September 30,
                                              1996     1997         1998
                                             ------- ---------  -------------
   Current deferred income tax assets
    (liabilities), net:
     Accrual to cash adjustments............ $16,206 $(466,575)  $ (736,326)
   Noncurrent deferred tax asset
    (liabilities), net:
     Stock options..........................     --     35,993    1,013,579
                                             ------- ---------   ----------
       Total deferred income taxes, net..... $16,206 $(430,582)  $  277,253
                                             ======= =========   ==========

                        RAZORFISH, INC. AND SUBSIDIARIES

   Deferred income taxes are provided for the temporary difference between the financial reporting basis and tax basis of the Company's assets and liabilities. Deferred tax assets result principally from recording certain expenses in the financial statements, which are not currently deductible for tax purposes and differences between the tax and book basis of assets and liabilities recorded in connection with the acquisitions. Deferred tax liabilities result principally from expenses which are currently deductible for tax purposes, but have not yet been expensed in the financial statements.

   The Company has concluded that it is probable that it will be able to realize these net deferred tax assets in future periods.

   On September 18, 1996, pursuant to a Shareholders Agreement (Note 3), the Company's "S" Corporation status was terminated and the Company began operations as a "C" Corporation. Accordingly, the Company became subject to federal and state income taxes and the retained deficit of the Company was transferred to additional paid-in capital. During the period from January 1, 1996 to September 18, 1996, the net loss incurred was $180,767. For the period from September 19, 1996 to December 31, 1996, the net loss incurred was $73,699.

   As described above, the Company began operations as a "C" Corporation on September 18, 1996. The following unaudited pro forma income tax information has been determined as if the Company operated as a "C" Corporation from its inception, without contemplating any applicable tax laws related to the utilization of net operating losses. No pro forma income tax provision is presented for the year ended December 31, 1997 or the nine months ended September 30, 1997 and 1998 as the Company was operating as a "C" Corporation during those periods.

                                                                 Year Ended
                                                                December 31,
                                                             ------------------
                                                              1995      1996
                                                             ------- ----------
   Federal tax provision (benefit) at statutory rate........ $15,983 $(105,831)
   State income taxes, net of federal benefit...............   4,230   (28,014)
                                                             ------- ----------
                                                             $20,213 $(133,845)
                                                             ======= ==========

   Certain goodwill related to international acquisitions may be deemed nondeductible under Internal Revenue Service Regulations.

7. STOCKHOLDERS' EQUITY

Common Shares

   The Company has 47,000,000 authorized shares of Common Stock, of which 18,313,638 were issued and outstanding as of December 31, 1997 and September 30, 1998, respectively.

   In connection with the formation of the Company, the Company issued 18,181,812 shares of Common Stock to its founders.

   On September 16, 1996, the founder of the Company entered into a Stock Purchase Agreement with Communicade (f/k/a/ JWL Associates Corp.) pursuant to which they sold shares of Common Stock to Communicade. Communicade made a cash contribution of $500,000 to the Company without the issuance of any shares of capital stock to it by the Company.

   On February 24, 1997, the Company issued an aggregate of 131,826 shares of Common Stock to seven employees pursuant to the terms of the Company's 1997 Stock Option and Incentive Plan, as amended (the "Stock Option Plan"), and Stock Grant Agreements entered into by the Company and each such employee.

                        RAZORFISH, INC. AND SUBSIDIARIES

The Company issued the shares in consideration for services rendered to the Company by such employees and as such, the Company recorded compensation expense of $13,484 for the year ended December 31, 1997, based upon a third-party valuation of the fair market value of the Company's Common Stock. Each Stock Grant Agreement also provided that each of the employees enter into a Stock Restriction Agreement with the Company. The Stock Restriction Agreement provides that the holder of the shares of Common Stock will not sell, assign, pledge or otherwise transfer the shares without the written consent of the Company.

STOCK SPLITS

   On February 27, 1997, the Board of Directors authorized a 30,000-to-1 stock split of the Company's Common Stock and changed the par value to $0.01 per share. On April 30, 1998, the Board of Directors authorized a 1.515151-to-1 stock split. On December 14, 1998 the Board of Directors authorized a 2-to-1 stock split of the Company's issued Common Stock and increased the authorized share capital to 47,000,000. In connection with the split, each holder of the Company's Common Stock Options amended their respective option agreement to waive their right to have their options split effected under this stock split. All references in the accompanying consolidated financial statements and footnotes have been retroactively restated to give effect to these stock splits.

STOCK OPTIONS

   Under the terms of the 1997 Stock Option Plan 2,345,096 shares of common stock of the Company have been reserved for:

     a. incentive stock options,

     b. non-qualified stock options (incentive and non-qualified stock options are collectively referred to as "Options"),

     c. restricted stock or

     d. any combination thereof.

   Awards may be granted to such directors, employees and consultants of the Company (collectively "Key Persons") as the Board of Directors shall in its discretion select. Only employees of the Company are eligible to receive grants of incentive stock options.

   Options granted under the Stock Option Plan typically vest annually over a three-year period and expire ten years from the date of grant.

   The Company accounts for the Stock Option Plan under APB Opinion No.25 and, accordingly, compensation cost of $65,335 and $2,140,819, respectively, has only been recognized for its stock options granted below fair market value for the year ended December 31, 1997 and for the nine months ended September 30, 1998, respectively, in the accompanying consolidated financial statements. No options were granted prior to 1997.

                        RAZORFISH, INC. AND SUBSIDIARIES

   Had compensation for the Stock Option Plan been determined consistent with the provisions of SFAS No.123, the effect on the Company's net income (loss) and basic and diluted net income (loss) per share would have been changed to the following pro forma amounts:

                                          000'S OMITTED EXCEPT PER SHARE DATA
                                          ------------------------------------
                                             YEAR ENDED     NINE MONTHS ENDED
                                          DECEMBER 31, 1997 SEPTEMBER 30, 1998
                                          ----------------- ------------------
   Net income (loss), as reported........    $   297,189       $  (394,032)
   Net income (loss), pro forma..........     (4,289,536)       (8,043,734)
   Basic income (loss) per share, as
    reported.............................           0.02             (0.02)
   Basic income (loss) per share, pro
    forma................................          (0.23)            (0.44)
   Diluted income (loss) per share, as
    reported.............................           0.02             (0.02)
   Diluted income (loss) per share, pro
   forma.................................          (0.22)            (0.42)

   A summary of the status of the Stock Option Plan as of and for the period ended September 30, 1998 and the year ended December 31, 1997 is as follows:

                                      YEAR ENDED          NINE MONTHS ENDED
                                  DECEMBER 31, 1997       SEPTEMBER 30, 1998
                                ---------------------- ------------------------
                                           WEIGHTED                 WEIGHTED
                                           AVERAGE                  AVERAGE
                                SHARES  EXERCISE PRICE  SHARES   EXERCISE PRICE
                                ------- -------------- --------- --------------
Shares under option, beginning
 of period....................      --      $1.00        907,763     $1.00
Options granted...............  907,763      1.00        894,165      2.60
Options exercised.............      --       0.00            --       0.00
Shares under option, end of
 period.......................  907,763      1.00      1,801,928      1.74
Options exercisable at period-
 end..........................      --       0.00        746,575      1.00
Weighted average fair value of
options granted...............      --       4.41            --       2.96

   The fair market value of each option grant has been estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

                                                      DECEMBER 31, SEPTEMBER 30,
                                                          1997         1998
                                                      ------------ -------------
   Expected option lives.............................   5 years       5 years
   Risk free interest rates..........................      4.73%         4.73%
   Expected volatility...............................     83.90%        83.90%
   Dividend yield....................................       --            --

   The following table summarizes information about options outstanding and options exercisable at September 30, 1998:

                                     OPTIONS OUTSTANDING        OPTIONS EXERCISABLE
                               -------------------------------- --------------------
                                            WEIGHTED
                                             AVERAGE   WEIGHTED             WEIGHTED
                                            REMAINING  AVERAGE              AVERAGE
                                 OPTIONS   CONTRACTUAL EXERCISE   OPTIONS   EXERCISE
     RANGE OF EXERCISE PRICE   OUTSTANDING    LIFE      PRICE   EXERCISABLE  PRICE
     -----------------------   ----------- ----------- -------- ----------- --------
      $1.00..................     660,913    8 years    $1.00     500,000    $1.00
       1.00..................     409,474    9 years     1.00     246,575     1.00
       1.00 to 10.00.........     731,541   10 years     2.67         --      0.00
                                ---------                         -------
                                1,801,928                         746,575
                                =========                         =======

                        RAZORFISH, INC. AND SUBSIDIARIES

9. SEGMENT REPORTING

   The Company began operations outside of the United States during the nine months ended September 30, 1998 through its acquisition of CHBi Limited. A summary of the Company's operations by geographical area as of September 30, 1998 and for the nine months then ended is presented below:

                                       UNITED STATES INTERNATIONAL CONSOLIDATED
                                       ------------- ------------- ------------
   Revenues...........................  $8,198,111     $919,701    $ 9,117,812
   Operating profit (loss)............    (839,563)     172,836       (666,727)
   Net income (loss)..................    (508,104)     114,072       (394,032)
   Identifiable assets................   9,805,738      815,627     10,621,365

10. COMMITMENTS AND CONTINGENCIES

  Operating Leases

   The Company is committed under operating leases principally for office space and equipment. Certain leases are subject to rent reviews and require payment of expenses under escalation clauses. Rent expense and equipment rental were $34,677, $85,807 and $185,175, respectively, for the three years ended December 31, 1997 and $485,272 for the nine months ended September 30, 1998. Future minimum base rents under terms of noncancellable operating leases, reduced by rents to be received from existing noncancellable subleases, are as follows:

                                                   RENTAL    RENTAL   NET RENT
                                                  PAYMENTS   INCOME    EXPENSE
                                                  -------- ---------- ---------
   Year ending December 31:
     1998........................................ $656,669 $   66,240 $ 590,429
     1999........................................  724,320    264,960   459,360
     2000........................................  742,223    264,960   477,263
     2001........................................  701,369    264,960   436,409
     2002........................................  233,160    264,960   (31,800)
     Thereafter..................................  801,375  1,104,000  (302,625)

                                                   RENTAL    RENTAL   NET RENT
                                                  PAYMENTS   INCOME    EXPENSE
                                                  -------- ---------- ---------
   Nine Months Ended September 30:
     1999........................................ $543,241 $  198,720 $ 344,521
     2000........................................  556,668    198,720   357,948
     2001........................................  533,585    198,720   334,865
     2002........................................  174,390    198,720   (24,330)
     Thereafter..................................  611,295    839,040  (227,745)

EMPLOYMENT AGREEMENTS

   From September 1996 through July 1998, the Company entered into various employment agreements with certain senior executives, the expirations of which extend through 2001. The aggregate minimum base salaries under these agreements are approximately $692,000, $692,000 and $126,000 for the years ended September 30, 1999, 2000 and 2001, respectively, for those agreements with terms in excess of one year at September 30, 1998.

   Subsequent to September 30, 1998, the Company entered into various employment agreements with certain senior executives of Spray Network AB, the expirations of which extend through December 31, 2001. The aggregate minimum base salaries under these agreements are approximately $326,000, $435,000, $435,000 and $109,000 for the years ended September 30, 1999, 2000, 2001 and
2002, respectively.

  Litigation

   The Company, from time to time, becomes involved in various routine legal proceedings in the ordinary course of its business. The Company believes that the outcome of all pending legal proceedings and unasserted claims in the aggregate will not have a material adverse effect on its consolidated results of operations, consolidated financial position or liquidity.

                                    F-21--1

                        RAZORFISH, INC. AND SUBSIDIARIES

11. CAPITAL LEASE OBLIGATIONS

   At December 31, 1997 and September 30, 1998 the Company was committed under capital leases, principally for computer equipment and office equipment. The assets and liabilities under the capital leases are recorded at the lower of the present value of minimum lease payments or the fair market value of the assets. The assets are depreciated over their estimated useful lives. The interest rate on the capital leases ranges from 11.5% to 16.7%.

   Future minimum payments under the lease agreement are as follows:

       Year ending December 31:
         1998.......................................................... $89,596
         1999..........................................................  61,699
         2000..........................................................   7,058
                                                                        -------
           Total minimum lease payments................................ 158,353
         Less--
           Amounts representing interest...............................   9,888
           Current portion.............................................  71,803
                                                                        -------
             Long term portion......................................... $76,662
                                                                        =======
       Nine months ending September 30:
         1999.......................................................... $70,040
         2000..........................................................   9,869
                                                                        -------
           Total minimum lease payments................................  79,909
         Less--
           Amounts representing interest...............................   3,093
           Current portion.............................................  54,754
                                                                        -------
             Long term portion......................................... $22,062
                                                                        =======

12. EMPLOYEE BENEFIT PLAN

   The Company has a defined contribution plan covering all of its eligible employees in the U.S. The Plan was effective from January 1, 1998 and is qualified under Section 401(k) of the Internal Revenue Code of 1986. Employees may begin participation on monthly enrollment dates provided that they have reached 18 years of age and three months of service. The Company may make matching and/or profit sharing contributions to the Plan at its discretion. There is no contribution expense for the nine months ended September 30, 1998.

13. SUBSEQUENT EVENTS

   The Company is pursuing an initial public offering of its securities. The offering contemplates the sale of shares of common stock at an offering price to be determined before underwriting commissions and offering expenses.

   On December 16, 1998, an executive officer of the Company and former shareholder of Avalanche Solutions, Inc. exercised 500,000 share options at an exercise price of $1.00 per share for a total cash consideration of $500,000.

   In January 1999, the Company sent notice to Omnicom that it is substantially prepared to make the initial filing of the Registration Statement with the Securities and Exchange Commission. Omnicom Group, Inc.

                        RAZORFISH, INC. AND SUBSIDIARIES
has 10 days following the notice to send a written notice to the Company indicating its desire to purchase their 10% option of the then issued and outstanding Company stock.

   In January 1999, the Company's Board of Directors adopted and the Company's stockholders approved a stock incentive plan. The 1999 Stock Incentive Plan (the "1999 Stock Incentive Plan"), provides for the issuance of a total of up to 1,200,000 shares of Common Stock. Generally, shares subject to an award that remain unissued upon expiration, cancellation or forfeiture of the award are available for other awards under the 1999 Stock Incentive Plan.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Spray Network AB:

   We have audited the accompanying consolidated balance sheets of Spray Network AB (a Kingdom of Sweden corporation) and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the three years ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Spray Network AB and subsidiaries as of December 31, 1996 and 1997, and the results of their operations for the three years ended December 31, 1997, in conformity with generally accepted accounting principles.

                                             ARTHUR ANDERSEN LLP

New York, New York
January 18, 1999

                       SPRAY NETWORK AB AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                (000's omitted except share and per share data)

                                                   December 31,
                                                   -------------  September 30,
                                                    1996   1997       1998
                                                   ------ ------  -------------
                                                                   (Unaudited)
                      ASSETS
                      ------
CURRENT ASSETS:
  Cash and cash equivalents....................... $  240 $  581     $  329
  Accounts receivable.............................    396    996      1,739
  Unbilled charges................................    449    583        792
  Prepaid expenses and other current assets.......     57    241      1,043
                                                   ------ ------     ------
    Total current assets..........................  1,142  2,401      3,903
PROPERTY AND EQUIPMENT, net of accumulated
 depreciation of $49, $302 and $508 (unaudited),
 respectively.....................................     97  1,015      1,338
INTANGIBLES AND OTHER ASSETS......................    --   1,248      1,406
                                                   ------ ------     ------
    Total assets.................................. $1,239 $4,664     $6,647
                                                   ====== ======     ======
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
CURRENT LIABILITIES:
  Accounts payable................................ $  103 $  559     $  579
  Accrued expenses................................    192    583      1,215
  Income taxes payable............................    143    136        --
  Related party debt..............................    --     481      1,400
  Current portion of long-term debt...............    --      16         16
  Other current liabilities.......................    368    772      1,465
                                                   ------ ------     ------
    Total current liabilities.....................    806  2,547      4,675
                                                   ------ ------     ------
NONCURRENT LIABILITIES:
  Deferred tax liabilities........................    164      6        --
  Long-term debt..................................    --      45         33
  Minority interest...............................    --      88        212
  Other noncurrent liabilities....................    --     361        376
                                                   ------ ------     ------
    Total noncurrent liabilities..................    164    500        621
                                                   ------ ------     ------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock, $15, $13 and $13 par value, 8,000
   shares authorized, 1,000, 2,278 and 2,815
   shares issued and outstanding at
   December 31, 1996 and 1997 and September 30,
   1998
   (unaudited), respectively......................     15     32         39
  Additional paid-in capital......................      3  2,360      3,154
  Cumulative foreign currency translation
   adjustments....................................     13    (68)       (84)
  Retained earnings (deficit).....................    238   (707)    (1,758)
                                                   ------ ------     ------
    Total stockholders' equity....................    269  1,617      1,351
                                                   ------ ------     ------
    Total liabilities and stockholders' equity.... $1,239 $4,664     $6,647
                                                   ====== ======     ======

   The accompanying notes are an integral part of these consolidated balance sheets.

                       SPRAY NETWORK AB AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                (000'S OMITTED)

                                                                FOR THE NINE
                                         FOR THE YEARS ENDED    MONTHS ENDED
                                             DECEMBER 31,      SEPTEMBER 30,
                                         --------------------  ---------------
                                          1995   1996   1997    1997    1998
                                         ------ ------ ------  ------  -------
                                                                (UNAUDITED)
REVENUES................................ $2,192 $5,319 $7,818  $4,703  $10,961
DIRECT SALARIES AND COSTS...............  1,734  4,391  7,258   3,735    9,436
                                         ------ ------ ------  ------  -------
  Gross profit..........................    458    928    560     968    1,525
SALES AND MARKETING.....................     97    350    395      70      509
GENERAL AND ADMINISTRATIVE..............    --     256    961   1,041    1,987
AMORTIZATION OF GOODWILL................    --     --      93     --       219
                                         ------ ------ ------  ------  -------
  Income (loss) from operations.........    361    322   (889)   (143)  (1,190)
INTEREST INCOME (EXPENSE), net..........      1    --      84      14      (37)
                                         ------ ------ ------  ------  -------
  Income (loss) before minority interest
   and income taxes.....................    362    322   (805)   (129)  (1,227)
MINORITY INTEREST.......................    --     --      88     --       120
                                         ------ ------ ------  ------  -------
  Income (loss) before provision
   (benefit) income taxes...............    362    322   (717)   (129)  (1,107)
PROVISION (BENEFIT) FOR INCOME TAXES....     66    241    (24)    157      --
                                         ------ ------ ------  ------  -------
  Net income (loss)..................... $  296 $   81 $ (693) $ (286) $(1,107)
                                         ====== ====== ======  ======  =======


 The accompanying notes are an integral part of these consolidated statements.

                       SPRAY NETWORK AB AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     (000's omitted, except share amounts)

                                                  Cumulative
                         Common Stock  Additional   Foreign   Retained      Total
                         -------------  Paid-in    Currency   Earnings  Stockholders'
                         Shares Amount  Capital   Translation (Deficit)    Equity
                         ------ ------ ---------- ----------- --------- -------------
BALANCE, January 1,
 1995................... 1,000   $15     $  --       $--       $   144     $  159
  Transfers of amounts
   not available for
   distribution.........   --    --           3       --            (3)       --
  Foreign currency
   translation
   adjustment...........   --    --         --         21          --          21
  Net income............   --    --         --        --           296        296
                         -----   ---     ------      ----      -------     ------
BALANCE, December 31,
 1995................... 1,000    15          3        21          437        476
  Cash dividends........   --    --         --        --          (280)      (280)
  Foreign currency
   translation
   adjustment...........   --    --         --         (8)         --          (8)
  Net income............   --    --         --        --            81         81
                         -----   ---     ------      ----      -------     ------
BALANCE, December 31,
 1996................... 1,000    15          3        13          238        269
  Cash dividends........   --    --         --        --          (223)      (223)
  Contribution of shares
   in Spray Services AB-
   Group................ 1,162    15      1,952       --           --       1,967
  Issuance of common
   stock................    60     1        194       --           --         195
  Debt converted into
   common stock.........    56     1        181       --           --         182
  Transfers of amounts
   not available for
   distribution.........   --    --          30       --           (29)         1
  Foreign currency
   translation
   adjustment...........   --    --         --        (81)         --         (81)
  Net loss..............   --    --         --        --          (693)      (693)
                         -----   ---     ------      ----      -------     ------
BALANCE, December 31,
 1997................... 2,278    32      2,360       (68)        (707)     1,617
  Issuance of common
   stock................   414     5        --        --           --           5
  Exercise of common
   stock options........   123     2        398       --           --         400
  Debt forgiven by
   shareholder..........   --    --         335       --           --         335
  Transfers of amounts
   not available for
   distribution.........   --    --          61       --           (61)       --
  Foreign currency
   translation
   adjustment...........   --    --         --        (16)         --         (16)
  Other.................                                           117        117
  Net loss (unaudited)..   --    --         --        --        (1,107)    (1,107)
                         -----   ---     ------      ----      -------     ------
BALANCE, September 30,
 1998 (unaudited)....... 2,815   $39     $3,154      $(84)     $(1,758)    $1,351
                         =====   ===     ======      ====      =======     ======

 The accompanying notes are an integral part of these consolidated statements.

                       SPRAY NETWORK AB AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (000's omitted)

                                       For the Years
                                      Ended December      For the Nine Months
                                            31,           Ended September 30,
                                     -------------------  ---------------------
                                     1995   1996   1997     1997        1998
                                     -----  ----  ------  ---------  ----------
                                                               (Unaudited)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
  Net income (loss)................  $ 296  $ 81  $ (693) $    (286) $   (1,107)
  Adjustments to reconcile net
   income (loss) to net cash
   provided by (used in) operating
   activities--
   Deferred income taxes...........     45   118    (158)        49          (6)
   Writeoff of leasehold
    improvements...................    --    --      --         --          279
   Depreciation and amortization...     16    33     407        144         671
   Minority interests..............    --    --       88        --          124
  Changes in operating assets and
   liabilities--
  (Increase) in accounts
   receivable......................   (492)  358    (600)    (2,401)       (743)
  (Increase) decrease in unbilled
   charges.........................    --   (449)   (134)       449        (209)
  (Increase) in prepaid expenses
   and other current assets........    (58)    6    (184)      (758)       (802)
  Increase (decrease) in accounts
   payable.........................    109   (74)    456      1,677          20
  Increase in accrued expenses.....    109    92     391        242         632
  Increase (decrease) in income
   taxes payable...................    --    118      (7)       (75)       (136)
  Increase in noncurrent
   liabilities.....................    --    --      361        396          15
  Increase in other current
   liabilities.....................     68   158     404      1,211         693
                                     -----  ----  ------  ---------  ----------
     Net cash provided by (used in)
      operating activities.........     93   441     331        648        (569)
                                     -----  ----  ------  ---------  ----------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
  Capital expenditures.............    (47)  (95)   (502)      (347)       (990)
  Acquisitions, net of cash
   acquired........................    --    --     (103)      (103)       (436)
                                     -----  ----  ------  ---------  ----------
     Net cash used in investing
      activities...................    (47)  (95)   (605)      (450)     (1,426)
                                     -----  ----  ------  ---------  ----------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
  Cash dividends paid..............    --   (280)   (223)      (223)        --
  Related party debt, net..........    --    --      663        663       1,244
  Long-term debt, net..............    --    --       61         61         (12)
  Exercise of common stock
   options.........................    --    --      --         --          400
  Issuance of common stock.........    --    --      195        195         --
  Other, net.......................    --    --      --        (130)        127
                                     -----  ----  ------  ---------  ----------
     Net cash provided by (used in)
      financing activities.........    --   (280)    696        566       1,759
                                     -----  ----  ------  ---------  ----------
EFFECT OF EXCHANGE RATE CHANGES ON
 CASH AND CASH EQUIVALENTS.........     21    (8)    (81)       (65)        (16)
                                     -----  ----  ------  ---------  ----------
     Net increase (decrease) in
      cash and cash equivalents....     67    58     341        699        (252)
CASH AND CASH EQUIVALENTS,
 beginning of period...............    115   182     240        240         581
                                     -----  ----  ------  ---------  ----------
CASH AND CASH EQUIVALENTS, end of
 period............................  $ 182  $240  $  581  $     939  $      329
                                     =====  ====  ======  =========  ==========
SUPPLEMENTAL DISCLOSURES OF CASH
 FLOW INFORMATION:
  Cash paid during the period for:
   Income taxes....................  $ --   $  2  $   62  $      51  $       74
   Interest........................      6     3      21          9          84
SUPPLEMENTAL DISCLOSURE OF NON-CASH
 FINANCING ACTIVITY:
  Common stock issued for
   acquisition.....................  $ --   $--   $1,967  $   1,967  $      --
  Conversion of debt to common
   stock...........................    --    --      182        182           5
  Debt forgiven by shareholder.....    --    --      --         --          335

 The accompanying notes are an integral part of these consolidated statements.

                       SPRAY NETWORK AB AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (000's omitted, except share and per share data)

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business

   Spray Network AB ("Spray Network"), formerly known as Tetre AB prior to September 1, 1997 (Note 2), is incorporated under the laws of the Kingdom of Sweden. Spray Network, its wholly-owned and majority-owned subsidiaries located in Stockholm, Helsinki, and Hamburg, and a joint venture in Oslo (collectively, the "Company"), are a leading international digital communications solutions provider. The Company creates digital communications solutions to help its clients increase sales, improve communications and create brand identities. The Company's integrated service offerings include strategic consulting, design of information architecture and end-user interfaces and customization and implementation of enabling software technologies. The Company primarily uses Internet-based technologies to create digital communications solutions and is building capabilities in additional technologies, such as wireless and satellite, to create solutions for a variety of media including personal digital assistants and TV set-top boxes.

   In January 1999, the Company's shareholders, Spray Ventures AB (a Kingdom of Sweden corporation) and Communicade, Inc. (a Delaware corporation) entered into an agreement to sell all of the issued and outstanding shares of common stock of Spray Network to Razorfish, Inc. (a New York corporation) ("Razorfish") in exchange for an aggregate of 19,762,068 shares of Razorfish common stock and an aggregate of 50 shares of Razorfish non-voting Class B common stock. The shares of Razorfish common stock issued represent 50% of the shares of Razorfish common stock on a fully-diluted basis, based upon Spray Network having a fair market value of $40,000, as determined by a third-party valuation. Certain insignificant subsidiaries of the Company were not included in the sale of the Company as ownership was retained by the former shareholders.

Principles of Consolidation

   The accompanying consolidated financial statements include the operations of Spray Network and its wholly-owned, majority-owned subsidiaries and controlled subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions, specifically for allowance for doubtful accounts for accounts receivable, the useful lives of fixed assets and intangible assets, that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

   Revenues are recognized as services are rendered on the percentage-of-completion method of accounting based on the ratio of costs incurred to total estimated costs. Revenues derived from fixed-fee contracts are recognized as services are rendered. Unbilled charges represent labor costs incurred and estimated earnings, production and other client reimbursable costs. Advanced billings represent billings of production and other client reimbursable out-of-pocket costs in excess of revenues recognized. Amounts billed to clients in excess of revenues recognized to date are classified as deferred revenues. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

                       SPRAY NETWORK AB AND SUBSIDIARIES

Cash and Cash Equivalents

   The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Property and Equipment

   Property and equipment are stated at cost, net of accumulated depreciation and amortization. Property and equipment are depreciated on a straight-line basis over estimated useful lives of three to ten years. Leasehold improvements are amortized utilizing the straight-line method over the lessor of the estimated useful life of the asset or the remaining term of the related lease.

Intangible Assets

   Goodwill, which represents the excess of the purchase price over the fair value of the net assets acquired, is included in intangible assets and is presently being amortized over a period of five years on a straight-line basis. Management has evaluated the amortization periods in the current period and has determined that no impairment currently exists. These amortization periods will be evaluated by management on a continuing basis, and will be adjusted if the lives of the related intangible assets are impaired.

Accounting for Long-Lived Assets

   The Company accounts for long-lived assets under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement establishes financial accounting and reporting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable tangibles to be disposed of. Management has performed a review of all long-lived assets and has determined that no impairment of the respective carrying value has occurred as of December 31, 1997. Subsequent to year end, and as a result of the decision to change office premises in 1998, management determined that certain leasehold improvements totaling approximately $279 (unaudited) were permanently impaired and as such, recorded a charge for the entire amount.

Investments in Affiliates

   Investments in affiliates, included in other assets in the accompanying consolidated balance sheet, represent purchased interest of less than 20% and are accounted for on the cost method. The Company reviews these investments for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be recoverable.

Income Taxes

   The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their tax bases for operating profit and tax liability carryforward. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets or liabilities of a change in tax rates is recognized in the period that the tax change occurs.

                       SPRAY NETWORK AB AND SUBSIDIARIES

Foreign Currency Translation

   All assets and liabilities of Spray Network and its subsidiaries are translated into U.S. dollars at fiscal year-end exchange rates. Income and expense items are translated at average exchange rates prevailing during the fiscal year. The resulting translation adjustments are recorded as a component of shareholders' equity in the accompanying consolidated financial statements.

Stockholders' Equity

   Certain subsidiaries and investments of the Company have had other fiscal years than that ended December 31. Local tax returns and statutory reports have been prepared under Swedish GAAP and tax practice and submitted to the authorities for each legal year-end. Stockholders' equity as reported in these consolidated financial statements has been presented under U.S. GAAP. For these reasons, the stockholders' equity reported in these consolidated financial statements may not be immediately available for distribution to stockholders under the laws of Sweden.

Fair Value of Financial Instruments

   The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to the short-term maturity of these instruments. The carrying amounts of long-term debt and related party debt, approximate fair value.

Business Concentrations and Credit Risk

   Financial instruments, which subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents and trade accounts receivable. The Company maintains cash and cash equivalents with various financial institutions. The Company performs periodic evaluations of the relative credit standing of these institutions. The Company's clients are primarily concentrated in Sweden. The Company performs ongoing credit evaluations, generally does not require collateral and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends and other information. To date, such losses have been within management's expectations.

For the year ended December 31, 1995, one client accounted for 65% of total revenues.

For the year ended December 31, 1996 two clients accounted for 27% and 11%, respectively, of total revenues.

For the year ended December 31, 1997 two clients accounted for 17% and 12%, respectively, of total revenues.

                       SPRAY NETWORK AB AND SUBSIDIARIES

Comprehensive Income

   During 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income," which established standards for reporting and displaying comprehensive income and its components in a financial statement so that it is displayed with the same prominence as other financial statements. The components of comprehensive income are as follows:

                                                                   For the
                                                  For the        Nine Months
                                                Years Ended         Ended
                                               December 31,     September 30,
                                              ----------------  --------------
                                              1995 1996  1997   1997    1998
                                              ---- ----  -----  -----  -------
                                                                 (Unaudited)
   Net income (loss)......................... $296 $81   $(693) $(286) $(1,107)
   Foreign currency translation adjustment...   21  (8)    (81)   (65)     (16)
                                              ---- ---   -----  -----  -------
     Comprehensive income (loss)............. $317 $73   $(774) $(351) $(1,123)
                                              ==== ===   =====  =====  =======

New Accounting Pronouncements

   In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement establishes standards for the way the public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. This statement is effective for financial statements for periods beginning after December 15, 1997 and need not be applied to interim periods in the initial year of application. Comparative information for earlier years presented is to be restated. The Company does not expect the adoption of this statement to have a material impact on the Company's results of consolidated operations, financial position or cash flows.

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Company does not expect the adoption of this standard to have a material effect on the Company's results of consolidated operations, financial position or cash flows.

Unaudited Interim Consolidated Financial Statements

   The unaudited consolidated financial information included herein as of September 30, 1998 and for the nine months ended September 30, 1997 and 1998, have been prepared in accordance with generally accepted accounting principles for interim financial statements. In the opinion of the Company, these unaudited consolidated financial statements reflect all adjustments necessary, consisting of normal recurring adjustments, for a fair presentation of such data on a basis consistent with that of the audited data presented herein. The consolidated results of operations for interim periods are not necessarily indicative of the results expected for a full year.

2. ACQUISITIONS

   On September 1, 1997, the Company acquired the Spray Services AB-Group from Spray Ventures AB (formerly Spray Interactive Media AB). Payment was made by means of a new share issue of 1,162 shares in the Company (then known as Tetre
AB), which subsequently changed its name to Spray Network AB, which represented 51% of the then outstanding common stock of the Company. These shares were at the time deemed to have a fair market value

                       SPRAY NETWORK AB AND SUBSIDIARIES
of approximately $1,967. In addition, there were transaction costs associated with the acquisition amounting to $86, which have been added to the cost of the investment for a total purchase price of $2,053. The difference between these amounts and the recorded net assets of the acquired entity has been recorded as goodwill and will be amortized over five years, commencing from the acquisition date.

   During 1997, the Company invested in subsidiaries in Germany, Finland and Norway. Goodwill arising from these investments will be amortized over five years, commencing from the acquisition date. For each of these investments the Company's investment is for less than 100% of the shares, and thus the minority interest in equity is shown as a liability. Losses have been incurred for all three foreign subsidiaries. In accordance with U.S. GAAP, no receivable from minority shareholders has been recorded when the losses have resulted in a negative shareholders' equity. The unrecorded receivable from minority shareholders as of December 31, 1997, amounts to $66 and relates to the investment in a Norwegian subsidiary.

   The Spray Services AB-Group acquisition described above was valued based on management's estimate of the fair value of the assets acquired at the date of acquisition. Costs in excess of net assets acquired were recorded as goodwill as follows:

     Net assets acquired................................................. $  733
     Intangible assets...................................................  1,234
     Acquisition costs...................................................     86
                                                                          ------
       Total purchase price.............................................. $2,053
                                                                          ======

Pro Forma Results of Operations

   The following unaudited pro forma consolidated results of operations reflect the results of operations for the years ended December 31, 1997 and 1996, as if the aforementioned Spray Services AB-Group acquisition had occurred on January 1, 1997 and 1996, and after giving effect to purchase accounting adjustments. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the acquisitions actually taken place on January 1, 1997, and may not be indicative of future operating results.

                                                                  Year Ended
                                                                 December 31,
                                                                ---------------
                                                                 1996    1997
                                                                ------  -------
     Pro forma:
       Revenues................................................ $8,036  $ 8,955
       Net loss................................................   (105)  (1,175)

3. RELATED PARTY TRANSACTIONS

Convertible Debt

   In June 1997, the Company entered into a convertible debt agreement with its managing director for approximately $182, bearing interest at 2% and payable on December 31, 1997. Prior to the repayment date, the Company converted the full amount into 56 shares of common stock at a per share value of approximately $3,000.

   In June 1997, the Company entered into several convertible debt agreements with shareholders and officers of the Company. The aggregate total of loans received by the Company was approximately $91. The loans

                       SPRAY NETWORK AB AND SUBSIDIARIES
accrued interest at 2% per annum, were payable by December 31, 1997 and the holders were granted an aggregate total of 138 options to purchase 138 shares of the Company's common stock at a price of $3,277 per share, with an exercise period of April 27, 1998 to June 30, 2001. All of the loans with interest were repaid prior to December 31, 1997, except for a loan with the managing director of the Company for approximately $22, which was converted to a demand note payable bearing interest at 5% per annum and repaid subsequent to December 31, 1997. In connection with the convertible loans, a total of 123 options have been exercised subsequent to December 31, 1997 for total proceeds of approximately $400. The remaining 15 options were cancelled due to the termination of certain employees by the Company.

   In September 1997, the Company entered into a convertible debt agreement with Spray Ventures AB for $131.00, bearing interest at 2% and payable on December 31, 1997. In connection with the loan, Spray Ventures was granted 138 options to purchase 138 shares of the Company's common stock at a price of $3,277 per share with an exercise period of April 27, 1998 to June 30, 2001. The Company subsequently paid this amount.

   The Company imputed interest expense on the aforementioned loans, as these loans were granted to the Company at rates below the market rate available to the Company from third parties. The fair market value of the options issued in connection with the convertible debt agreements was determined to be immaterial and, as such, no charge was taken for such options.

Demand Notes Payable

   In September 1997, the Company entered into two demand note agreements two stockholders for an aggregate amount of approximately $328, bearing interest at 9.5% and payable on demand. These amounts were paid subsequent to December 31, 1997.

   Subsequent to December 31, 1997, the Company received advances totaling approximately $335 (unaudited) from Spray Ventures AB. These advances were subsequently forgiven by Spray Ventures AB and recorded as a capital contribution in the accompanying consolidated statement of stockholders' equity (unaudited) in 1998.

4. PROPERTY AND EQUIPMENT

   Property and equipment consist of the following:

                                                       December
                                                          31,
                                                      ----------- September 30,
                                                      1996  1997      1998
                                                      ---- ------ -------------
                                                                   (Unaudited)
   Computer equipment................................ $146 $  778    $1,307
   Leasehold improvements............................   --    539       539
                                                      ---- ------    ------
     Total property and equipment....................  146  1,317     1,846
   Less--Accumulated depreciation and amortization...   49    302       508
                                                      ---- ------    ------
     Property and equipment, net..................... $ 97 $1,015    $1,338
                                                      ==== ======    ======

   Depreciation and amortization aggregated $317, $33 and $16 for the years ended December 31, 1997, 1996 and 1995, respectively.

                       SPRAY NETWORK AB AND SUBSIDIARIES

5. INTANGIBLE ASSETS

   Intangible assets consist of the following:

                                                      December 31, September 30,
                                                          1997         1998
                                                      ------------ -------------
                                                                    (Unaudited)
   Goodwill..........................................    $1,337       $1,778
     Less--Accumulated amortization..................        89          372
                                                         ------       ------
       Intangible assets, net........................    $1,248       $1,406
                                                         ======       ======

   Amortization aggregated $89 for the year ended December 31, 1997.

6. LONG-TERM DEBT:

   Long-term debt consists of a loan from an outside lender in the original amount of approximately $66. The loan is payable in equal monthly installments and bears interest at 11.05%.

   Maturities of long-term debt outstanding as of the year ended December 31, 1997 are as follows:

       1998................................................................. $16
       1999.................................................................  16
       2000.................................................................  16
       2001.................................................................  13
                                                                             ---
                                                                             $61
                                                                             ===

7. INCOME TAXES

   Income before taxes and the provision for taxes on income consisted of the amounts shown below:

                                                  Years Ended      Nine Months
                                                  December 31,        Ended
                                                ----------------  September 30,
                                                1995  1996 1997       1998
                                                ----- ---- -----  -------------
                                                                   (Unaudited)
Income (loss) before income taxes:
  United States................................ $  -- $ -- $(281)    $  (270)
  International................................   362  322  (436)       (837)
                                                ----- ---- -----     -------
                                                $ 362 $322 $(717)    $(1,107)
                                                ===== ==== =====     =======
Provisions (benefits) for taxes on income:
  Current--
    International.............................. $  18 $124 $ 112     $   106
    U.S. Federal...............................    --   --    --          --
    U.S. state and local.......................    --   --    --          --
  Deferred--
    International..............................    48  117  (136)       (206)
    U.S. Federal...............................    --   --    --          --
    U.S. state and local.......................    --   --    --          --
                                                ----- ---- -----     -------
    Valuation Allowance........................    --   --    --        (100)
                                                ----- ---- -----     -------
                                                $  66 $241 $ (24)    $    --
                                                ===== ==== =====     =======

                       SPRAY NETWORK AB AND SUBSIDIARIES

   A reconciliation of the difference between the statutory Swedish Income Tax Rate and the Company's effective tax rate follows:

                                              Years Ended          Nine Months
                                             December 31,             Ended
                                            -------------------   September 30,
                                            1995   1996   1997        1998
                                            ----   ----   -----   -------------
                                                                   (Unaudited)
Statutory U.S. federal income tax rate....  34.0 % 34.0 %  34.0 %      34.0 %
U.S. state and local taxes on income, net
 of U.S. federal income tax benefit.......   --     --      --          --
Swedish tax rate adjustment...............   --    (6.0)   (6.0)       (6.0)
International subsidiaries' tax rates less
 federal statutory rate...................  (6.0)  40.8
Loss without benefit......................   --     --    (28.0)      (28.0)
Other.....................................   9.8    8.0    (3.3)        --
                                            ----   ----   -----       -----
  Effective Rate..........................  18.2 % 74.8 %  (3.3)%       --  %
                                            ====   ====   =====       =====

   The tax effects of temporary differences that give rise to a significant portion of the deferred income tax asset, net, are as follows:

                                                      December     September
                                                        31,           30,
                                                     -----------  -----------
                                                     1996   1997     1998
                                                     -----  ----  -----------
                                                                  (Unaudited)
   Current deferred income tax assets (liabilities)
    net:
     Net operating losses........................... $ --   $ 15     $ 13
     Depreciation...................................   --     12       78
     Accruals.......................................  (124)   (6)     --
     Other, net.....................................   (40)   26        9
   Noncurrent deferred tax asset (liabilities),
    net.............................................   --    --       --
                                                     -----  ----     ----
                                                      (164)   47      100
   Less: valuation allowance                           --     53      100
                                                     -----  ----     ----
     Total deferred income taxes, net............... $(164) $ (6)    $--
                                                     =====  ====     ====

   Deferred income taxes are provided for the temporary difference between the financial reporting basis and tax basis of the Company's assets and liabilities. Deferred tax assets result principally from recording certain expenses in the financial statements, which are not currently deductible for tax purposes, and differences between the tax and book bases of assets and liabilities recorded in connection with the acquisitions. Deferred tax liabilities result principally from expenses which are currently deductible for tax purposes, but have not yet been expensed in the financial statements.

   The Company has concluded that it is probable that it will be not able to realize its net deferred tax asset in future periods, as such, has recorded a full valuation allowance against such assets.

                       SPRAY NETWORK AB AND SUBSIDIARIES

8. STOCKHOLDERS' EQUITY

Common Shares

   The Company sold 60 shares of its common stock in June 1997, at a price of $3.25 per share, for total proceeds of $195.

   Subsequent to December 31, 1997, the Company issued 414 shares of common stock to its majority stockholder as consideration for the purchase of a subsidiary of the majority shareholder. The value of the shares issued, approximately $5 in the aggregate, was determined based on the fair market value of the acquired subsidiary. This subsidiary was subsequently sold back to the parent in return for approximately $5 in cash, and as such, the Company did not record a gain or loss on these transactions.


                                    F-36--1

                       SPRAY NETWORK AB AND SUBSIDIARIES

9. SEGMENT REPORTING

   The Company has operations outside of Sweden. A summary of the Company's operations by geographical area as of and for the year ended December 31, 1997 is presented below:

                                              SWEDEN  INTERNATIONAL CONSOLIDATED
                                              ------  ------------- ------------
     Revenues................................ $7,204      $ 614        $7,818
     Operating loss..........................   (155)      (734)         (889)
     Net income (loss).......................     40       (733)         (693)
     Identifiable assets.....................  3,664      1,000         4,664

10. COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS

   The Company is committed under operating leases, principally for office space and equipment. Certain leases are subject to rent reviews and require payment of expenses under escalation clauses. Rent expense and equipment rental were $180, $128 and $6, respectively, for the three years ended December 31, 1997. Future minimum base rents under terms of noncancellable operating leases, reduced by rents to be received from existing noncancellable subleases, are as follows:

       Year ending December 31:
         1998............................................................ $  760
         1999............................................................  1,681
         2000............................................................  1,668
         2001............................................................  1,602
         2002............................................................  1,570
         Thereafter......................................................  1,177

CAPITAL LEASE COMMITMENTS

   At December 31, 1997 the Company was committed under capital leases, principally for computer equipment and office equipment. The assets and liabilities under the capital leases are recorded at the lower of the present value of minimum lease payments or the fair market value of the assets. The assets are depreciated over its estimated useful lives. The interest rate on the capital leases is approximately 14.2%.

   Future minimum payments under the lease agreement are as follows:

       Year ending December 31:
         1998..............................................................  $49
         1999..............................................................   25
         2000..............................................................    2
                                                                             ---
           Total minimum lease payments....................................   76
         Less--
           Amounts representing interest...................................    6
           Current portion (included in other current liabilities).........   45
                                                                             ---
             Long-term portion (included in other noncurrent liabilities)..  $35
                                                                             ===

                       SPRAY NETWORK AB AND SUBSIDIARIES

Litigation

   The Company, from time to time, becomes involved in various routine legal proceedings in the ordinary course of its business. The Company believes that the outcome of all pending legal proceedings and unasserted claims in the aggregate will not have a material adverse effect on its consolidated results of operations, consolidated financial position or liquidity.

Subcontractors

   Swedish tax legislation specifically addresses the use of subcontractors. In the event that compensation to subcontractors is deemed to be the equivalent of a salary as opposed to compensation for consultancy services performed, certain adverse tax implications for the disbursing entity may occur. If the consultant or subcontractor is not deemed to meet certain independence criteria, all payments may be considered salary, which automatically generates the need for the payer to report and pay social charges based on this amount. Furthermore, VAT billed by the consultant would not be considered deductible and would also be considered as salary when disbursed. Should the tax authorities contest a subcontractors' compensation, the incremental costs could be approximately 50% of payments made, plus penalty fees. Due to the nature of the Company's business, a large number of consultants/subcontractors is used. For this reason management has consulted with legal experts to determine if the independence criteria for retained consultants/subcontractors have been met. Management believes this to be the case, and there are no known disputes at this point in time.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Spray Ventures AB:

   We have audited the accompanying consolidated balance sheets of Spray Ventures AB (a Kingdom of Sweden corporation) and subsidiaries as of December 31, 1995 and 1996 and August 31, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1995 and 1996 and the eight months ended August 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Spray Ventures AB and subsidiaries as of December 31, 1995 and 1996 and August 31, 1997, and the results of their operations for the years ended December 31, 1995 and 1996 and the eight months ended August 31, 1997, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP
New York, New York
January 18, 1999

                       SPRAY VENTURES AB AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                (000's omitted except share and per share data)

                                                          December
                                                            31,
                                                         ----------  August 31,
                                                         1995 1996      1997
                                                         ---- -----  ----------
                         ASSETS
CURRENT ASSETS:
 Cash and cash equivalents.............................. $ 28 $ 129   $   671
 Accounts receivable, net of allowance for doubtful
  accounts of $0, $0 and
  $39, respectively.....................................   54   297     1,630
 Unbilled charges.......................................  --     75        17
 Prepaid expenses and other current assets..............   28   101     1,084
                                                         ---- -----   -------
  Total current assets..................................  110   602     3,402
PROPERTY AND EQUIPMENT, net of accumulated depreciation
 of $20, $103
 and $242, respectively.................................  184   232       785
OTHER ASSETS............................................  --    --        535
                                                         ---- -----   -------
  Total assets.......................................... $294 $ 834   $ 4,722
                                                         ==== =====   =======
     LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
 Accounts payable....................................... $ 66 $ 161   $ 1,045
 Accrued expenses.......................................    8   100       274
 Income taxes payable...................................  --      5         4
 Short-term debt........................................  --     49       --
 Other current liabilities..............................   32   132       207
                                                         ---- -----   -------
  Total current liabilities.............................  106   447     1,530
                                                         ---- -----   -------
NONCURRENT LIABILITIES:
 Minority interests.....................................  --     33        15
 Convertible loans......................................  --    376     1,585
 Other liabilities......................................   46    22        36
                                                         ---- -----   -------
  Total noncurrent liabilities..........................   46   431     1,636
                                                         ---- -----   -------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY (DEFICIT):
 Common stock, $.70, $.75, $.66 par value, 476,764
  shares authorized,
  10,000, 120,000 and 155,000 shares issued and
  outstanding at December 31, 1995 and 1996 and August
  31, 1997, respectively................................    7    96       101
 Additional paid-in capital.............................   88    88     3,277
 Retained earnings (deficit)............................   44  (231)   (1,828)
 Cumulative foreign currency translation adjustments....    3     3         6
                                                         ---- -----   -------
  Total stockholders' equity (deficit)..................  142   (44)    1,556
                                                         ---- -----   -------
  Total liabilities and stockholders' equity (deficit).. $294 $ 834   $ 4,722
                                                         ==== =====   =======

   The accompanying notes are an integral part of these consolidated balance sheets.

                       SPRAY VENTURES AB AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                (000's omitted)

                                                 For the Years
                                                     Ended
                                                 December 31,    For the Eight
                                                 -------------   Months Ended
                                                 1995   1996    August 31, 1997
                                                 -------------  ---------------
REVENUES........................................ $ 338 $ 2,716      $ 1,585
DIRECT SALARIES AND COSTS.......................   239   2,691        2,644
                                                 ----- -------      -------
  Gross profit (loss)...........................    99      25       (1,059)
SALES AND MARKETING.............................    38      86           53
GENERAL AND ADMINISTRATIVE......................    17     130          450
NON-RECURRING CHARGES...........................   --      --           238
                                                 ----- -------      -------
  Income (loss) from operations.................    44    (191)      (1,800)
GAIN ON DISPOSAL OF SUBSIDIARY..................   --      --           100
INTEREST EXPENSE, net...........................   --      (31)         (44)
                                                 ----- -------      -------
  Income (loss) before minority interest and
   income taxes.................................    44    (222)      (1,744)
MINORITY INTEREST...............................   --       41          147
                                                 ----- -------      -------
  Income (loss) before provision (benefit) from
   income taxes.................................    44    (181)      (1,597)
PROVISION (BENEFIT) FROM INCOME TAXES...........   --        5          --
                                                 ----- -------      -------
  Net income (loss)............................. $  44 $  (186)     $(1,597)
                                                 ===== =======      =======


 The accompanying notes are an integral part of these consolidated statements.

                       SPRAY VENTURES AB AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                      (000's omitted except share amounts)

                                                   Cumulative
                          Common Stock  Additional   Foreign   Retained      Total
                         --------------  Paid-in    Currency   Earnings  Stockholders'
                         Shares  Amount  Capital   Translation (Deficit)    Equity
                         ------- ------ ---------- ----------- --------- -------------
BALANCE, January 1,
 1995...................  10,000  $  7    $  --       $--       $   --      $     7
  Capital contribution..     --    --         88       --           --           88
  Foreign currency
   translation
   adjustment...........     --    --        --          3          --            3
  Net income............     --    --        --        --            44          44
                         -------  ----    ------      ----      -------     -------
BALANCE, December 31,
 1995...................  10,000     7        88         3           44         142
  Stock dividend........ 110,000    89       --        --           (89)        --
  Net loss..............     --    --        --        --          (186)       (186)
                         -------  ----    ------      ----      -------     -------
BALANCE, December 31,
 1996................... 120,000    96        88         3         (231)        (44)
  Issuance of common
   stock................  35,000     5     3,189       --           --        3,194
  Foreign currency
   translation
   adjustment...........     --    --        --          3          --            3
  Net loss..............     --    --        --        --        (1,597)     (1,597)
                         -------  ----    ------      ----      -------     -------
BALANCE, August 31,
 1997................... 155,000  $101    $3,277      $  6      $(1,828)    $ 1,556
                         =======  ====    ======      ====      =======     =======




 The accompanying notes are an integral part of these consolidated statements.

                       SPRAY VENTURES AB AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (000's omitted)

                                                                      For the
                                                         For the       Eight
                                                       Years Ended     Months
                                                       December 31     Ended
                                                       ------------  August 31,
                                                       1995   1996      1997
                                                       -----  -----  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss).................................... $  44  $(186)  $(1,597)
 Adjustments to reconcile net income (loss) to net
  cash provided by (used in) operating activities--
  Allowance for doubtful accounts.....................   --     --         39
  Depreciation and amortization.......................    20     83       139
  Minority interest...................................   --      33       (18)
  Gain on disposal of subsidiaries....................   --     --        100
  Changes in operating assets and liabilities--
   (Increase) in accounts receivable..................   (54)  (243)   (1,372)
   (Increase) in unbilled charges.....................   --     (75)       58
   (Increase) in prepaid expenses and other current
    assets............................................   (28)   (73)     (983)
   Increase in accounts payable.......................    66     95       884
   Increase in accrued expenses.......................     8     92       174
   Increase (decrease) in income taxes payable........   --       5       (1)
   (Decrease) in other liabilities....................   --      22        14
   Increase in other current liabilities..............    32    100        75
                                                       -----  -----   -------
    Net cash provided by (used in) operating
     activities.......................................    88   (147)   (2,488)
                                                       -----  -----   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures.................................  (197)  (131)     (792)
 Acquisitions of subsidiaries, net of cash acquired...   --     --       (535)
                                                       -----  -----   -------
    Net cash used in investing activities.............  (197)  (131)   (1,327)
                                                       -----  -----   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net change in short-term debt........................   --      49      (49)
 Net change in convertible loans......................    46    330     1,209
 Capital contribution.................................    81    --        --
 Proceeds from issuance of common stock...............   --     --      3,194
                                                       -----  -----   -------
    Net cash provided by financing activities.........   127    379     4,354
                                                       -----  -----   -------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH
 EQUIVALENTS..........................................     3    --          3
                                                       -----  -----   -------
    Net increase in cash and cash equivalents.........    21    101       542
CASH AND CASH EQUIVALENTS, beginning of period........     7     28       129
                                                       -----  -----   -------
CASH AND CASH EQUIVALENTS, end of period.............. $  28  $ 129   $   671
                                                       =====  =====   =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
 Cash paid during the period for--
  Income taxes paid................................... $   1  $ --    $   --
  Interest paid.......................................   --      31        44
SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING
 ACTIVITIES:
  Stock dividend...................................... $ --   $  92     $ --

 The accompanying notes are an integral part of these consolidated statements.

                       SPRAY VENTURES AB AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              (000's omitted, except for share and per share data)

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business

   Spray Ventures AB ("Spray Ventures") (f.k.a. "Spray Interactive Media AB"), through its wholly owned and majority-owned subsidiaries (collectively, the "Company") is a leading international digital communications solutions provider. The Company creates digital communications solutions to help its clients increase sales, improve communications and create brand identities. The Company's integrated service offering includes strategic consulting, design of information architecture and end-user interfaces and customization and implementation of enabling software technologies. The Company primarily uses Internet-based technologies to create digital communications solutions and is building capabilities in additional technologies, such as wireless and satellite, to create solutions for a variety of media including personal digital assistants and TV set-top boxes.

Reorganization

   On August 29, 1997, the Company established a wholly-owned subsidiary, Spray Services AB, and transferred all of the operating subsidiaries of the Company under Spray Services AB. The Company transferred the subsidiaries based upon a merger agreement with Spray Network AB (f.k.a. "Tetre AB") entered into on June 13, 1997, whereby the Company sold Spray Services AB to Spray Network AB effective September 1, 1997. In consideration for Spray Services AB, Spray Network AB issued 1,162 new shares of Spray Network AB common stock, representing 51% of the resulting outstanding stock of Spray Network AB, with a fair market value of $1,967,000, based upon an independent valuation. In connection with this transaction, the Company changed its name from Spray Interactive Media AB to Spray Ventures AB.

Principles of Consolidation

   The accompanying consolidated financial statements consist of Spray Ventures and its wholly owned and majority-owned subsidiaries. As of August 31, 1997, certain non-operating subsidiaries of Spray Ventures have been carried at cost. The non-operating subsidiaries do not have a material impact on the consolidated financial statements of Spray Ventures taken as a whole. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions, specifically for allowance for doubtful accounts for accounts receivable, the useful lives of fixed assets and intangible assets, that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

   Revenues are recognized as services are rendered on the percentage-of-completion method of accounting based on the ratio of costs incurred to total estimated costs. Revenues derived from fixed-fee contracts are

                       SPRAY VENTURES AB AND SUBSIDIARIES
recognized as services are rendered. Unbilled charges represent labor costs incurred and estimated earnings, production and other client reimbursable costs. Advanced billings represent billings of production and other client reimbursable out-of-pocket costs in excess of revenues recognized. Amounts billed to clients in excess of revenues recognized to date are classified as deferred revenues. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

Non-Recurring Charges

   The Company incurred certain non-recurring expenses of approximately $238 in connection with the start-up of certain international subsidiaries.

Cash and Cash Equivalents

   The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Property and Equipment

   Property and equipment are stated at cost, net of accumulated depreciation and amortization. Property and equipment are depreciated on a straight-line basis over estimated useful lives of four to eight years. Leasehold improvements and equipment held under capital leases are amortized utilizing the straight-line method over the lessor of the estimated useful life of the asset or the remaining term of the related lease.

Intangible Assets

   Goodwill, which represents the excess of the purchase price over the fair value of the net assets acquired, is included in other assets and is presently being amortized over a period of 5 years on a straight-line basis. Management has evaluated the amortization periods in the current period and has determined that no impairment currently exists. These amortization periods will be evaluated by management on a continuing basis, and will be adjusted if the lives of the related intangible assets are impaired. Goodwill totaled $221 as of August 31, 1997. As the goodwill was recorded on August 29, 1997, no amortization was recorded for the period. There was no goodwill prior to January 1, 1997.

Accounting for Long-Lived Assets

   The Company accounts for long-lived assets under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement establishes financial accounting and reporting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable tangibles to be disposed of. Management has performed a review of all long-lived assets and has determined that no impairment of the respective carrying value has occurred as of August 31, 1997.

Income Taxes

   The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their tax bases for operating profit and tax liability carryforward. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or

                       SPRAY VENTURES AB AND SUBSIDIARIES
settled. The effect on deferred tax assets or liabilities of a change in tax rates is recognized in the period that the tax change occurs.

Foreign Currency Translation

   All assets and liabilities of Spray Ventures and its subsidiaries are translated into U.S. dollars at fiscal year-end exchange rates. Income and expense items are translated at average exchange rates prevailing during the fiscal year. The resulting translation adjustments are recorded as a component of shareholders' equity in the accompanying consolidated financial statements.

Stockholders' Equity

   Certain subsidiaries and investments of the Company have had other fiscal years than the December 31. Local tax returns and statutory report have been prepared under Swedish GAAP and tax practice and submitted to the authorities for each legal year-end. Stockholders' equity as reported in these consolidated financial statements has been presented under U.S. GAAP. For these reasons, the stockholders' equity reported in these consolidated financial statements may not be immediately available for distribution to stockholders, under the laws of Sweden.

Fair Value of Financial Instruments

   The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and short-term debt approximate fair value due to the short-term maturity of these instruments. The carrying amounts of long-term debt and convertible loans approximate fair value.

Business Concentrations and Credit Risk

   Financial instruments, which subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents and trade accounts receivable. The Company maintains cash and cash equivalents with various financial institutions. The Company performs periodic evaluations of the relative credit standing of these institutions. The Company's clients are primarily concentrated in Sweden. The Company performs ongoing credit evaluations, generally does not require collateral, and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends and other information. To date, such losses have been within management's expectations.

   The Company did not have any significant customers during each of the periods presented.

Comprehensive Income

   During 1998, the Company adopted SFAS No. 130 "Reporting Comprehensive Income", which established standards for reporting and displaying comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. The components of comprehensive income are as follows:

                                                   For the Years     For the
                                                       Ended       Eight Months
                                                    December 31,      Ended
                                                   --------------   August 31,
                                                    1995   1996        1997
                                                   ------ -------  ------------
     Net income (loss)............................ $  44  $  (186)   $(1,597)
     Foreign currency translation adjustment......     3      --          87
                                                   -----  -------    -------
       Comprehensive income (loss)................ $  47  $  (186)   $(1,510)
                                                   =====  =======    =======

                       SPRAY VENTURES AB AND SUBSIDIARIES

2. RELATED PARTY TRANSACTIONS

Convertible Debt

   In 1996, the Company entered into several convertible debt agreements with certain stockholders and employees for approximately $330, non-interest bearing and payable on January 1, 1999. In connection, with these agreements, the holders received options to purchase 42,400 shares of common stock. Subsequent to August 31, 1997, 39,100 options were exercised into common stock, in lieu of the Company repaying the related debt. The remaining 3,300 options were cancelled based upon the termination of certain employees. As these loans were non-interest bearing, the Company imputed interest based on a rate of 7%; however, no expense was recorded as the amount was deemed to be immaterial.

   In 1997, the Company entered into several convertible debt and debenture agreements with stockholders, employees and outside investors of the Company. The aggregate total proceeds received by the Company was approximately $1,408. The loans accrued interest at 5% per annum, were payable by January 1, 1999. In connection with the agreements, the holders received options to purchase 44,928 of common stock. Subsequent to August 31, 1997, 19,928 were exercised into common stock, in lieu of the Company repaying the related debt. A total of 8,700 options were cancelled and 19,600 remain outstanding.

3. PROPERTY AND EQUIPMENT

   Property and equipment consist of the following:

                                                            December
                                                               31,
                                                            --------- August 31,
                                                            1995 1996    1997
                                                            ---- ---- ----------
   Computer equipment...................................... $108 $224   $  520
   Leasehold improvements..................................   96  111      507
                                                            ---- ----   ------
     Total property and equipment..........................  204  335    1,027
   Less--Accumulated depreciation and amortization.........   20  103      242
                                                            ---- ----   ------
     Property and equipment, net........................... $184 $232   $  785
                                                            ==== ====   ======

                       SPRAY VENTURES AB AND SUBSIDIARIES

   Depreciation and amortization aggregated $20 and $83, respectively, for the years ended December 31, 1995 and 1996, and $139 for the eight months ended August 31, 1997.

4. INCOME TAXES

   Income before taxes and the provision for taxes on income consisted of the amounts shown below:

                                                     Years Ended
                                                      December     For the Eight
                                                         31,       Months Ended
                                                     ------------   August 31,
                                                     1995   1996       1997
                                                     ------ -----  -------------
   Provisions for taxes on income:
   Current--International........................... $  --  $   5      $--
   Deferred--International .........................    --    --        --
                                                     ------ -----      ----
                                                     $  --  $   5      $--
                                                     ====== =====      ====

                       SPRAY VENTURES AB AND SUBSIDIARIES

   Deferred income taxes are provided for the temporary difference between the financial reporting basis and tax basis of the Company's assets and liabilities. Deferred tax assets resulting principally from recording certain expenses in the financial statements, which are not currently deductible for tax purposes and differences between the tax and book basis of assets and liabilities recorded in connection with the acquisitions. Deferred tax liabilities result principally from expenses which are currently deductible for tax purposes, but have not yet been expensed in the financial statements and net operating loss carryforwards.

   The Company has concluded that it is not probable that it will be able to realize these net deferred tax asset in future periods and has, accordingly, recorded a full valuation allowance.

5. STOCKHOLDERS' EQUITY

Common Shares

   In 1996, the Company declared a stock dividend for all stockholders of record. The Company issued 110,000 shares to its stockholders to effect this transaction.

   In June 1997, the Company issued 35,000 shares of common stock at a price of approximately $91.25 per share for total proceeds of $3,194.

                       SPRAY VENTURES AB AND SUBSIDIARIES

6. COMMITMENTS AND CONTINGENCIES

Operating Lease Commitments

   The Company was committed under operating leases, principally for office space and equipment. Certain leases were subject to rent reviews and require payment of expenses under escalation clauses. Rent expense and equipment rental were $19 and $257, respectively, for the years ended December 31, 1995 and 1996, and $180 for the eight months ended August 31, 1997. The Company has no further obligations regarding such leases, as a result of the sale of Spray Services and Spray Network AB (Note 8):

Capital Lease Commitments

   At August 31, 1997 the Company was committed under capital leases, principally for computer equipment and office equipment. The assets and liabilities under the capital leases are recorded at the lower of the present value of minimum lease payments or the fair market value of the assets. The assets are depreciated over its estimated useful lives. The interest rate on the capital leases ranges from 11.5% to 16.7%.

   Future minimum payments under the lease agreement are as follows:

       Eight months ended August 31:
         1998............................................................... $48
         1999...............................................................  29
         2000...............................................................  10
                                                                             ---
           Total minimum lease payments.....................................  87
                                                                             ---
         Less--
           Amounts representing interest....................................   7
           Current portion..................................................  25
                                                                             ---
             Present value of net minimum lease payments.................... $55
                                                                             ===

Litigation

   The Company, from time to time, becomes involved in various routine legal proceedings in the ordinary course of its business. The Company believes that the outcome of all pending legal proceedings and unasserted claims in the aggregate will not have a material adverse effect on its consolidated results of operations, consolidated financial position or liquidity.

Subcontractors

   Swedish tax legislation specifically addresses the use of subcontractors. In the event that compensation to subcontractors is deemed to be the equivalent of a salary as opposed to compensation for consultancy services performed, certain adverse tax implications for the disbursing entity may occur. If the consultant or subcontractor is not deemed to meet certain independence criteria, all payments may be considered salary, which automatically generates the need for the payer to report and pay social charges based on this amount.

                       SPRAY VENTURES AB AND SUBSIDIARIES

Furthermore, VAT billed by the consultant would not be considered deductible and would also be considered as salary when disbursed. Should the tax authorities contest a subcontractors' compensation, the incremental costs could be approximately 50% of payments made, plus penalty fees. Due to the nature of the Company's business, a large number of consultants/subcontractors is used. For this reason management has consulted with legal experts to determine if the independence criteria for retained consultants/subcontractors have been met. Management believes this to be the case, and there are no known disputes at this point in time.

7. SUBSEQUENT EVENTS

Convertible Loans

   In June 1998, the Company entered into two convertible loan agreements for total proceeds of approximately $1,955. The holders of the debt also received options to purchase a total of 22,126 shares of common stock of which 19,435 have been exercised into common stock, in lieu of the company repaying such debt.

Investment by Communicade Inc.

   In January 1999, Communicade Inc. (a wholly-owned subsidiary of Omnicom Group, Inc.) purchased a 20% ownership interest in the Company from the current shareholders.

Sale of Spray Network AB

   In January 1999, the Company and one of its stockholders, Communicade Inc. entered into an agreement to sell all of the issued and outstanding shares of common stock of Spray Network AB to Razorfish, Inc. (a New York corporation) ("Razorfish") in exchange for an aggregate of 19,762,068 shares of Razorfish common stock and an aggregate of 50 shares of Razorfish nonvoting Class B common stock. The shares of Razorfish common stock issued represent 50% of the fully diluted outstanding common stock after the transaction, collectively having a fair market value of $40,000. Certain insignificant subsidiaries of Spray Network AB were not included in the transaction and as such, ownership was retained by the Company.

                                    [LOGO]

                     Dealer Prospectus Delivery Obligation

   Until        , 1999 (25 days after the commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table sets forth the expenses to be borne by the registrant, other than underwriting discounts, in connection with the issuance and distribution of the Common Stock hereunder:

     Item                                                               Amount
     ----                                                               -------
     SEC registration fee.............................................. $15,985
     NASD filing fee...................................................   6,250
     Nasdaq National Market listing fee................................    *
     Accounting fees and expenses......................................    *
     Legal fees and expenses...........................................    *
     Printing costs....................................................    *
     Miscellaneous.....................................................    *
                                                                        -------
       Total........................................................... $  *
                                                                        =======

--------
* To be filed by amendment.

Item 14. Indemnification of Directors and Officers.

   Reference is made to Section 102(b)(7) of the DGCL, which permits a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (1) for any breach of the director's fiduciary duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (4) for any transaction from which the director derived an improper personal benefit. Razorfish's Certificate of Incorporation contains provisions permitted by Section 102(b)(7) of the DGCL.

   Reference is made to Section 145 of the DGCL which provides that a corporation may indemnify any persons, including directors and officers, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify directors and/or officers in an action or suit by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the director or officer is adjudged to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such director or officer actually and reasonably incurred.

   Razorfish's Certificate of Incorporation filed as Exhibit 3.1 to this Registration Statement provides indemnification of directors and officers of the Registrant to the fullest extent permitted by the DGCL.

Item 15. Recent Sales of Unregistered Securities.

   In February 1997, Razorfish issued an aggregate of 131,826 shares of Common Stock to seven employees pursuant to the terms of a Stock Grant Agreement entered into by the Registrant and each such employee. These shares were issued to each employee in consideration for services rendered to the Registrant by such employee. Exemption from registration for this transaction was claimed pursuant to Rule 701 of the Securities Act.

   On January 22, 1999, the Company issued 3,950,944 shares of Common Stock to
Communicade for an estimated purchase price of $[   ] which will be adjusted on
the closing date of the offering. Exemption from registration for this transaction was claimed pursuant to Section 4(2) of the Securities Act regarding transactions by the issuer not involving a public offering, in that this transaction was made, without general solicitation or advertising, to a sophisticated investor with access to all relevant information necessary to evaluate this investment and who represented to the Registrant that the shares were being acquired for investment.

   On January 5, 1999, the Registrant issued an aggregate of 19,762,068 shares of Common Stock and an aggregate of 50 shares of Class B Common Stock to Spray Ventures and Communicade in exchange for all of the issued and outstanding shares of stock of Spray and warrants exercisable for an additional 138 shares of stock of Spray. Exemption from registration for these transactions are claimed pursuant to Section 4(2) of the Securities Act regarding transactions by the issuer not involving a public offering, in that these transactions were made, without general solicitation or advertising, to sophisticated investors with access to all relevant information necessary to evaluate these investments and who represented to the Registrant that the shares were being acquired for investment.

   Additionally, since February 24, 1997, the Registrant has granted stock options to certain of its employees and consultants pursuant to its 1997 Stock Option and Incentive Plan. Such grants were made in reliance on Rule 701 promulgated under the Securities Act. As of January 21, 1999, the Registrant had granted options to purchase 1,326,217 shares of Common Stock to employees and consultants pursuant to the 1997 Stock Option and Incentive Plan.

Item 16. Exhibits and Financial Statement Schedules.

   Exhibit
     No.                               Description
   -------                             -----------
    1.1    Form of Underwriting Agreement.*
    3.1    Certificate of Incorporation of Razorfish, Inc.*
    3.2    By-laws of the Company.*
    4.1    Stockholders Agreement, dated as of October 1, 1998, among the
            Company, Spray Ventures, Communicade, Jeffrey A. Dachis and Craig
            M. Kanarick.*
    4.2    Specimen Common Stock Certificate of the Company.*
    5.1    Form of Opinion of Morrison & Foerster LLP.*
   10.1    1997 Stock Option and Incentive Plan, as amended.*
   10.2    1999 Stock Incentive Plan.*
   10.3    Employment Agreement, dated September 18, 1996, between the Company and Jeffrey A. Dachis.*
   10.4    Employment Agreement, dated September 18, 1996, between the Company and Craig M. Kanarick.*
   10.5    Employment Agreement, dated April 30, 1998, between the Company and
            Peter Seidler.*
   10.6    Amendment to Employment Agreement, dated November 26, 1998, between the Company and Peter Seidler.*

   Exhibit
     No.                                Description
   -------                              -----------
   10.7    Employment Agreement, dated June 19, 1997, between the Company and
           Jean-Philippe Maheu.*
   10.8    Employment Agreement, dated June 1, 1997, between the Company and
           Evan Orensten.*
   10.9    Employment Agreement, dated as of October 1, 1998, between the
           Company and Per Bystedt.*
           Employment Agreement, dated as of October 1, 1998, between the
   10.10   Company and Jonas Svenson.*
           Employment Agreement, dated as of October 1, 1998, between the
   10.11   Company and Johan Ihrfelt.*
   10.12   Lease Agreement, dated October 28, 1996, between the Company and Man
            Yun Real Estate Corporation.*
   10.13   Lease Agreement, dated April 30, 1997, between the Company and Man
            Yun Real Estate Corporation.*
   10.14   Lease Agreement, dated September 22, 1995, between Curtis Hoy
            Beeston Interactive (CHBi)
            Limited and London Industrial Plc.*
   10.15   Lease Agreement, dated March 10, 1998, between J&R Bechelli and
            Alpha Online, Inc.*
   10.16   Subscription and Exchange Agreement, dated as of October 1, 1998, among the Company, Spray Ventures AB and Communicade.*
   10.17   Stock Purchase Agreement, dated as of October 1, 1998, among
            Communicade, Jeffrey A. Dachis and Craig M. Kanarick.*
   22.1    Subsidiaries of the Company.*
   23.1    Consent of Arthur Andersen LLP.
   23.3    Consent of Morrison & Foerster LLP (set forth in Exhibit 5.1).*
           Power of Attorney (set forth on the signature page to this
   24.1    Registration Statement).
   27.1    Financial Data Schedule.

--------
*  To be filed by amendment.

Item 17. Undertakings.

   The Registrant hereby undertakes the following:

     (1) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (2) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the

  Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (3) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New
York, on January   , 1999.

                                          RAZORFISH, INC.

                                                   /s/ Jeffrey A. Dachis
                                          By: _________________________________
                                                     Jeffrey A. Dachis
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints and hereby authorizes Michael S. Simon and Susan Black, severally, such person's true and lawful attorneys-in-fact, with full power of substitution or resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign on such person's behalf, individually and in each capacity stated below, any and all amendments, including post-effective amendments to this Registration Statement and to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Name and Signatures                       Title                 Date
         -------------------                       -----                 ----

        /s/ Jeffrey A. Dachis            President, Chief Executive
 ____________________________________ Officer, Treasurer and Director
          Jeffrey A. Dachis

        /s/ Craig M. Kanarick          Chief Scientist, Vice Chairman
 ____________________________________   of the Board, Secretary and
          Craig M. Kanarick                       Director

           /s/ Per Bystedt               Executive Vice President,
 ____________________________________    Chairman of the Board and
             Per Bystedt                          Director

          /s/ Jonas Svensson           Vice Chairman of the Board and
 ____________________________________             Director
            Jonas Svensson

           /s/ Susan Black             Chief Financial Officer (Chief
 ____________________________________     Financial and Accounting
             Susan Black                          Officer)

            /s/ John Wren                         Director
 ____________________________________
              John Wren

                    Report of Independent Public Accountants

To Razorfish, Inc:

We have audited in accordance with generally accepted auditing standards, the financial statements of Razorfish, Inc. and subsidiaries included in this registration statement and have issued our report thereon dated January 18, 1999. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commissions rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                             ARTHUR ANDERSEN LLP

New York, New York
January 18, 1999

                    Report of Independent Public Accountants

To Spray Ventures AB:

We have audited in accordance with generally accepted auditing standards, the financial statements of Spray Ventures AB and subsidiaries included in this registration statement and have issued our report thereon dated January 18, 1999. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commissions rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                             ARTHUR ANDERSEN LLP

New York, New York
January 18, 1999

                                                                     Schedule II

                        RAZORFISH, INC. AND SUBSIDIARIES

                 SCHEDULE OF VALUATION AND QUALIFYING ACCOUNTS
                                 (in thousands)

                          Balance at Charged to Charged to
                          Beginning  Costs and    Other               Balance at
                           of Year    Expenses   Accounts  Deductions End of Year
                          ---------- ---------- ---------- ---------- -----------
For the fiscal year
 ended December 31, 1995
  Allowance for doubtful
   accounts.............     $--        $--        $--        $--        $--
                             ====       ====       ====       ====       ====
For the fiscal year
 ended December 31, 1996
  Allowance for doubtful
   accounts.............     $--        $--        $--        $--        $--
                             ====       ====       ====       ====       ====
For the fiscal year
 ended December 31, 1997
  Allowance for doubtful
   accounts.............     $--        $--        $--        $--        $--
                             ====       ====       ====       ====       ====
For the nine months
 ended September 30,
 1998
  Allowance for doubtful
   accounts.............     $--        $ 50       $--        $--        $ 50
                             ====       ====       ====       ====       ====

                                                                     Schedule II

                       SPRAY VENTURES AB AND SUBSIDIARIES

                 SCHEDULE OF VALUATION AND QUALIFYING ACCOUNTS
                                 (in thousands)

                          Balance at Charged to Charged to
                          Beginning  Costs and    Other               Balance at
                           of Year    Expenses   Accounts  Deductions End of Year
                          ---------- ---------- ---------- ---------- -----------
For the fiscal year
 ended December 31, 1995
  Allowance for doubtful
   accounts.............     $--        $--        $--        $--        $--
                             ====       ====       ====       ====       ====
For the fiscal year
 ended December 31, 1996
  Allowance for doubtful
   accounts.............     $--        $--        $--        $--        $--
                             ====       ====       ====       ====       ====
For the eight months
 ended August 31, 1997
  Allowance for doubtful
   accounts.............     $--        $ 39       $--        $--        $ 39
                             ====       ====       ====       ====       ====

                                 EXHIBIT INDEX

 Exhibit
   No.                                 Description
 -------                               -----------
  1.1    Form of Underwriting Agreement.*
  3.1    Certificate of Incorporation of Razorfish, Inc.*
  3.2    By-laws of the Company.*
  4.1    Stockholders Agreement, dated as of October 1, 1998, among the
          Company, Spray Ventures, Communicade, Jeffrey A. Dachis and Craig M.
          Kanarick.*
  4.2    Specimen Common Stock Certificate of the Company.*
  5.1    Form of Opinion of Morrison & Foerster LLP.*
 10.1    1997 Stock Option and Incentive Plan, as amended.*
 10.2    1999 Stock Incentive Plan.*
 10.3    Employment Agreement, dated September 18, 1996, between the Company and Jeffrey A. Dachis.*
 10.4    Employment Agreement, dated September 18, 1996, between the Company and Craig M. Kanarick.*
 10.5    Employment Agreement, dated April 30, 1998, between the Company and
          Peter Seidler.*
 10.6    Amendment to Employment Agreement, dated November 26, 1998, between the Company and Peter Seidler.*
 10.7    Employment Agreement, dated June 19, 1997, between the Company and
         Jean-Philippe Maheu.*
 10.8    Employment Agreement, dated June 1, 1997, between the Company and Evan
         Orensten.*
 10.9    Employment Agreement, dated as of October 1, 1998, between the Company and Per Bystedt.*
         Employment Agreement, dated as of October 1, 1998, between the Company
 10.10   and Jonas Svenson.*
         Employment Agreement, dated as of October 1, 1998, between the Company
 10.11   and Johan Ihrfelt.*
 10.12   Lease Agreement, dated October 28, 1996, between the Company and Man
          Yun Real Estate Corporation.*
 10.13   Lease Agreement, dated April 30, 1997, between the Company and Man Yun
          Real Estate Corporation.*
 10.14   Lease Agreement, dated September 22, 1995, between Curtis Hoy Beeston
          Interactive (CHBi)
          Limited and London Industrial Plc.*
 10.15   Lease Agreement, dated March 10, 1998, between J&R Bechelli and Alpha
          Online, Inc.*


 10.16 Subscription and Exchange Agreement, dated as of October 1, 1998, among the Company, Spray Ventures AB and Communicade.*
 10.17   Stock Purchase Agreement, dated as of October 1, 1998, among
          Communicade, Jeffrey A. Dachis and Craig M. Kanarick.*


 22.1    Subsidiaries of the Company.*
 23.1    Consent of Arthur Andersen LLP.


 23.3    Consent of Morrison & Foerster LLP (set forth in Exhibit 5.1).*
         Power of Attorney (set forth on the signature page to this
 24.1    Registration Statement).
 27.1    Financial Data Schedule.

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*  To be filed by amendment.